Part II- Offering Circular

As submitted to the Securities and Exchange Commission on December 5, 2024

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Preliminary Offering Circular, Dated December 5, 2024

CaliberCos Inc.

8901 E. Mountain View Rd. Ste. 150

Scottsdale, AZ 85258

(480) 295-7600;

www.calibercos.com

UP TO 800,000 SHARES OF

SERIES AA CUMULATIVE REDEEMABLE PREFERRED STOCK

CaliberCos Inc. (which we refer to as “we,” “us,” “our”, “Caliber” or “our company”) is offering up to 800,000 shares of Series AA Cumulative Redeemable Preferred Stock, which we refer to as the Series AA Preferred Stock, at an offering price of $25.00 per share, for a maximum offering amount of $20,000,000.

The Series AA Preferred Stock being offered will rank, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series A Preferred Stock. Each share of Series AA Preferred Stock will have an initial stated value equal to $25.00, subject to appropriate adjustment for certain events. Holders of our Series AA Preferred Stock will be entitled to receive cumulative monthly cash dividends at a per annum rate of 9.5% of the stated value (or $0.198 per share each month based on the initial stated value). Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series AA Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon. Shares of Series AA Preferred Stock will be redeemable by us or by the holders under certain circumstances described elsewhere in this offering circular. The Series AA Preferred Stock will have no voting rights (except for certain matters). At the third anniversary of the issuance date of a share of Series AA Preferred Stock, a holder may elect, with the prior written consent of the Company, which consent may be unreasonably withheld, to convert all or any portion of such then outstanding shares of Series AA Preferred Stock held by it into that number of shares of our Class A Common Stock determined by dividing the then Stated Value of such shares by the closing price of our Class A Common Stock as quoted on the Nasdaq Capital Market (the “NCM”) on the day prior to such date but in no event less than the closing price of our Class A Common Stock as quoted on the NCM on the day prior to the initial Closing Date. See “Description of Securities” beginning on page 93 for additional details.

There is no existing public trading market for the Series AA Preferred Stock, and we do not anticipate that a secondary market for the stock will develop. We do not intend to apply for listing of the Series AA Preferred Stock on any securities exchange or for quotation in any automated dealer quotation system or other over-the-counter market. Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “CWD.”

This offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission (the “SEC” or the “Commission”).

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our securities.

		Per Share		Maximum Offering
Public offering price	$		$
Sales commissions (1)(2)	$		$
Managing dealer fee (1)(2)	$		$
Proceeds to us, before expenses (2)	$		$

(1)

Retail commissions and the managing dealer fee, each of which is payable to the managing dealer, will equal in the aggregate up to 7% of aggregate gross proceeds. However, we expect the managing dealer to authorize other broker-dealers that are members of the Financial Industry Regulatory Authority, or FINRA, which we refer to as participating broker-dealers, to sell our Series AA Preferred Stock. The managing dealer may reallow all or a portion of its retail commissions attributable to a participating broker-dealer. In addition, Caliber will pay the managing dealer an amount of up to 1.0% of aggregate gross proceeds as a non-accountable marketing and due diligence allowance, which the managing dealer may reallow to a participating broker-dealer. The amount of the reallowance to any participating broker-dealer will be determined by the managing dealer in its sole discretion.

(2)	The combined retail commissions, managing dealer fee and additional compensation paid to the managing dealer for this offering will not exceed 8% of the aggregate gross proceeds of this offering.

The managing dealer of this offering is ARKap Markets, LLC. The managing dealer is not required to sell any specific number or dollar amount of shares but will use its “reasonable best efforts” to sell the shares offered. The minimum permitted purchase is generally $5,000 but purchases of less than $5,000 may be made at the discretion of the managing dealer.

This offering is being conducted pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings. This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered Series AA Preferred Stock has been sold, (2) the date which is one year after the offering statement of which this offering circular forms a part is originally qualified by the U.S. Securities and Exchange Commission, or the SEC, subject to an extension of up to an additional one year at the discretion of our company and the managing dealer, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected not to comply with certain reduced public company reporting requirements. In addition, as a “smaller reporting company” within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This offering circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

ARKap Markets, LLC,

as Managing Dealer

The approximate date of commencement of proposed sale to the public is [*], 2024.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular and the documents included herein contain, in addition to historical information, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; statements regarding our financing plans or growth strategies; statements concerning litigation or other matters; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith beliefs as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our estimates of the size of our market opportunities;

•	our ability to effectively manage our growth;

•	our ability to successfully enter new markets, manage our growth expansion and comply with any applicable laws and regulations;

•	the effects of increased competition from our market competitors;

•	significant disruption in, or breach in security of, our information technology systems and resultant interruptions in service and any related impact on our reputation;

•	the attraction and retention of qualified employees and key personnel;

•	the effectiveness of our internal controls;

•	changes in laws and government regulation affecting our business;

•	the impact of adverse economic conditions;

•	the sufficiency of our cash and cash equivalents to meet our liquidity needs and service our indebtedness;

•	outcomes of legal or administrative proceedings; and

•	those risks and uncertainties referenced under the caption “Risk Factors” contained in this offering circular.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. Potential investors should not make an investment decision based solely on our company’s projections, estimates or expectations.

The specific discussions herein about our company include financial projections and future estimates and expectations about our company’s business. The projections, estimates and expectations are presented in this offering circular only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Please read this offering circular carefully. It describes our business, our financial condition and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this offering circular. We have not, and the managing dealer has not, authorized anyone to provide you with any information other than that contained in this offering circular. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the managing dealer is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the managing dealer has not, taken any action that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby or the distribution of this offering circular outside the United States.

This offering circular includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS OFFERING CIRCULAR. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL OR BUY ANY SECURITIES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS OFFERING CIRCULAR IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR.

SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire offering circular, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this offering circular, before making an investment decision.

OUR COMPANY

General

Over the past 15 years, Caliber has grown into a leading diversified alternative asset management firm, managing more than $2.9 billion in assets under management (“AUM”) and assets under development (“AUD”). Caliber’s primary goal is to enhance the wealth of accredited investors seeking to make investments in middle-market assets. We strive to build wealth for our clients by creating, managing, and servicing middle-market investment funds, private syndications, and direct investments. Through our funds, we invest primarily in real estate, private equity, and debt facilities. We market and fundraise to private investors, family offices, and institutions (“Direct Channel”) and to registered investment advisers and independent broker-dealers (“Wholesale Channel”).

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investment opportunities, primarily projects that range in value between $5.0 million and $50.0 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

As an alternative asset manager, we offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services, including development and construction management, acquisition and disposition expertise, and fund formation, which we believe differentiate us from other asset management firms. We earn the following fees from providing these services under our asset management platform (the “Platform”):

•	Fund set-up fees are a one-time fee for the initial formation, administration, and set-up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete.

•	Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to the Caliber Hospitality Trust, the Company earns a fund management fee of 0.7% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust.

•	Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guaranteeing certain loans, representing a performance obligation that the Company satisfies over time.

•	Real estate development revenues are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project for services performed as the principal developer, which include managing and supervising third party developers and general contractors with respect to the development of the properties owned by the funds. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, development fee revenue is recognized over time as the performance obligations are satisfied.

•	Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transaction.

•	Performance allocations are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 15.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as AUD. This category includes projects to be built on undeveloped land and projects to be built and constructed on undeveloped lands, which are not yet owned by our funds. Completing these development activities may ultimately result in income-producing assets, assets we may sell to third parties, or both. As of September 30, 2024, we are involved in the development of 1,796 multifamily units, 697 single family units, 3.7 million square feet of commercial and industrial, and 3.5 million square feet of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects by us or a third party, is $2.1 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that AUD will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

Recent Developments

The accompanying consolidated financial statements included within the offering circular are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

At September 30, 2024, the Company had a portfolio of corporate notes, whose composition and characteristics are similar to those reported in prior periods. At September 30, 2024, the portfolio consists of 211 unsecured notes with an aggregate principal balance of $33.0 million, of which $32.4 million mature within the 12-month period subsequent to November 13, 2024. Each note generally has a 12-month term with an option to extend for an additional 12-months.

Because the Company incurred operating losses and negative cash flow from operations for the nine months ended September 30, 2024, and could experience additional future operating losses and negative cash flow in the near term, combined with the fact that the Company does not have sufficient cash on hand to satisfy the total of the notes that mature within the next 12 months, these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. In response to these conditions, management considered the impact of these near-term maturities on the Company.

Since the note program began, these notes have demonstrated a high rate of extension of their terms. Subsequent to the issuance of its 2023 Form 10-K, the Company has continued its discussions with various lenders in pursuit of extending or refinancing its unsecured loans. Through September 30, 2024, the rate of extension of the current notes is consistent with or greater than reported in prior periods. Management plans to continue seeking and granting extensions on an ongoing basis consistent with prior periods.

Additionally, management evaluated the impact a default of one or many of these notes might have on the Company. As these notes are unsecured, the terms in the agreements do not afford the note holder avenues of recourse in a default that could or would impact the Company adversely in the normal course of business, as the terms lack provisions for rights or claims against the Company’s assets, nor is there a scenario where a default could force liquidation of the Company. Management believes that even in the event of default of one or many of these notes, the Company would be able to negotiate a waiver of the default either through an extension of the maturity or principal repayment schedule.

In addition, management has implemented various plans to address operating losses and near-term maturities or demands for repayment of its notes. Consistent with reported actions taken in prior fiscal periods, management plans to continue to i) negotiate extensions of such loans or refinance such debt, ii) obtain new financing, iii) reduce operating costs, iv) collect all or part of its $13.3 million in receivables, v) collect all or part of its $19.7 million in investments from its managed funds, vi) increase capital raise through continued expansion of fundraising channels, vii) sell or accept investment into its corporate headquarters, viii) place debt on unencumbered assets, and/or ix) generate planned cash from operations.

In the execution of our aforementioned plans, during the nine months ended September 30, 2024, we collected $8.2 million of notes receivable and $2.7 million of accounts receivable. The Company also executed a reduction in force of approximately 10% of its employees in May 2024, with an expected annual compensation and benefits expense savings of $4.0 million. The Company has also executed on cost reduction plans with estimated annual savings of $2.5 million.

After consideration of the implemented and planned actions, in particular continuing to renew maturing unsecured corporate notes, there are no assurances that management’s actions will alleviate substantial doubt about the company’s ability to continue as a going concern beyond one year from the date that the consolidated financial statements are issued.

On November 26, 2024, the Company filed a Certificate of Designations, Preferences and Rights (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware to establish the preferences, voting powers, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Company’s Series A Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”). The Series A Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share cap limitations, as set forth in the Series A Certificate of Designation and as more fully described under “Description of Securities” below. Additionally, on November 26, 2024, the Company issued and sold 100,000 shares of Series A Preferred Stock for gross proceeds of $2,000,000.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

Risks Related to Our Business

•	Our business depends in large part on our ability to raise capital for our funds from investors. If we were unable to raise such capital, we may be unable to grow our asset management revenues. The inability to deploy such capital into investments may materially reduce our revenues and cash flows and adversely affect our financial condition.

•	Changes in prevailing interest rates may reduce our profitability, and we may not be able to adequately anticipate and respond to changes in market interest rates.

•	Inflation can have an adverse impact on our business and on our customers.

•	Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

•	A decline in the pace of growth or size of investment made by our funds may adversely affect our revenues.

•	Our revenue, earnings, net income, and cash flows can all vary materially, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Class A Common Stock to decline.

•	We could lose part or all of our investments, which could have a material adverse effect on our financial condition and results of operations.

•	We have an amount of total liabilities which may be considered significant for a company of our size which could adversely affect our financial condition and our ability to react to changes in our business.

•	We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

•	The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A Common Stock.

•	We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result of investment decisions on behalf of investors in our funds.

•	The actions of any joint venture partners that we may have could reduce the returns on joint venture investments.

•	Our reliance on third parties to operate and to develop certain of our properties may harm our business.

•	Changes in relevant tax laws, regulations, treaties, or an adverse interpretation of these items by tax authorities could adversely impact our effective tax rate and tax liability.

•	Conflicts of interest exist between our Company and related parties.

•	Risk management activities may adversely affect the return on our funds’ investments.

•	Our real estate funds are subject to the risks inherent in the ownership, development, and operation of real estate.

•	Investments by our investment funds may rank junior to investments made by others.

•	Rapid growth of our businesses may be difficult to sustain and may place significant demands on our administrative, operational, and financial resources.

•	We depend on our founders, senior professionals, and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.

•	We may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

•	We may not be successful in competing with companies in the asset management industry and alternative investment industries, some of which may have substantially greater resources than we do.

•	If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe their intellectual property rights, our business could suffer.

•	Security risks and attacks are common, increasing globally, and may result in significant liabilities.

•	Our failure to sufficiently secure our business and services may result in unauthorized access to investor data, a negative impact on our investor attraction and retention, and significant liabilities.

•	We depend on various cloud service providers operated by third parties, and any service outages, delays, or disruptions in these operations could harm our business and operating results.

•	If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A Common Stock may decline.

•	The consolidation of investment funds or operating businesses of our portfolio companies could make it more difficult to understand the operating performance of our Platform and could create operational risks for the Company.

•	Our Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain stockholder litigation matters actions against the Company, which may limit an investor’s ability to seek what they regard as a favorable judicial forum for disputes with the Company or its directors, officers, employees, or stockholders.

•	If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our businesses.

•	Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business. Changes in tax law and other legislative or regulatory changes could adversely affect us.

•	There is no present market for the Series AA Preferred Stock, and we have arbitrarily set the price.

•	We cannot assure you that we will be able to pay dividends.

•	We may issue additional debt and equity securities, which are senior to our Series AA Preferred Stock as to distributions and in liquidation, which could materially adversely affect the value of the Series AA Preferred Stock.

•	You will not have a vote or influence on the management of our company.

•	The dual-class structure of our common stock has the effect of concentrating voting control with our executive officers, which will limit your ability to influence the outcome of important transactions.

•	We may not be able to maintain a listing of our Class A Common Stock on Nasdaq.

•	Our share price has in the past and may in the future fluctuate substantially.

•	Future sales and issuances of our Class A Common Stock or rights to purchase Class A Common Stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our Class A Common Stock to decline.

•	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•	If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations, or prevent fraud.

•	We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Common Stock less attractive to investors.

•	We are a “controlled company” within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

•	If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

•	We have never paid dividends on our common stock, and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our Class A Common Stock will likely depend on whether the price of our Class A Common Stock increases.

•	Our charter documents and Delaware law and the voting control exercised by our founders could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

•	Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Corporate Information

Our principal executive offices are located at 8901 E. Mountain View Rd. Ste. 150, Scottsdale, AZ 85258 and our telephone number is (602) 295-7600. We maintain a website at www.calibercos.com. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

THE OFFERING

Securities being offered:		Up to 800,000 shares of Series AA Preferred Stock at an offering price of $25.00 per share for a maximum offering amount of $20,000,000.

	•	Ranking. The Series AA Preferred Stock will rank, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series A Preferred Stock.

	•	Stated Value. Each share of Series AA Preferred Stock will have an initial stated value of $25.00, which is equal to the offering price per share, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series AA Preferred Stock.

	•	Dividend Rate and Payment Date. Holders of our Series AA Preferred Stock will be entitled to receive cumulative monthly cash dividends at a per annum rate of 9.5% of the stated value (or $0.198 per share each month based on the initial stated value). Dividends on each share will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our board of directors declares and pays such dividends. Dividends on the Series AA Preferred Stock will continue to accumulate whether or not (i) any of our agreements prohibit the current payment of dividends, (ii) we have earnings or funds legally available to pay the dividends, or (iii) our board of directors does not declare the payment of the dividends. In the event the monthly payment of dividends is not made within 30 days of the due date, dividends will accrue from the due date of such monthly payment at the rate of 18% per annum until such default is cured.

	•	Liquidation Preference. Upon liquidation, dissolution or winding up of our company, holders of shares of our Series AA Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon.

	•	Redemption Request at the Option of a Holder. Once per calendar quarter, a holder will have the opportunity to request that we redeem that holder’s Series AA Preferred Stock. Our board of directors may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of our company to effectuate cash redemptions at a given time because we do not have sufficient cash, including because our board believes that our cash on hand should be utilized for other business purposes. Redemptions will be limited to four percent (4%) of the total outstanding Series AA Preferred Stock per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis. We will redeem shares at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

• 10% if the redemption is requested on or before the first anniversary of the original issuance of such shares;

• 8% if the redemption is requested after the first anniversary and on or before the second anniversary of the original issuance of such shares; and

• 6% if the redemption is requested after the second anniversary and on or before the third anniversary of the original issuance of such shares.

•	Optional Redemption by our Company. We will have the right (but not the obligation) to redeem shares of Series AA Preferred Stock at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

•	Mandatory Redemption by our Company. We are required to redeem the outstanding shares of Series AA Preferred Stock on the third (3rd) anniversary of their issuance at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

•	Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also repurchase shares of Series AA Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within sixty (60) days of our receipt of a written request from the holder or the holder’s estate at a repurchase price equal to the stated value, plus accrued and unpaid dividends thereon. A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working at least forty (40) hours per week as of the date on which his or her shares were purchased, has been unable to work forty (40) or more hours per week for at least twenty-four (24) consecutive months.

•	Restrictions on Redemption and Repurchase. We will not be obligated to redeem or repurchase shares of Series AA Preferred Stock if we are restricted by applicable law or our articles of incorporation from making such redemption or repurchase or to the extent any such redemption or repurchase would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we will have no obligation to redeem shares in connection with a redemption request made by a holder if we determine, as of the redemption date, that we do not have sufficient funds available to fund that redemption. In this regard, we will have complete discretion under the certificate of designation for the Series AA Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we are unable to complete redemptions we may have earlier agreed to make, we will complete those redemptions promptly after we become able to do so, with all such deferred redemptions being satisfied on a first come, first served, basis.

•	Voting Rights. The Series AA Preferred Stock will have no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series AA Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series AA Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series AA Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series AA Preferred Stock; or (iii) amend our articles of incorporation in a manner that adversely and materially affects the rights of the Series AA Preferred Stock.

	•	Conversion Right. At the third anniversary of the issuance date of a share of Series AA Preferred Stock, a holder may elect, with the prior written consent of the Company, which consent may be unreasonably withheld, to convert all or any portion of such then outstanding shares of Series AA Preferred Stock held by it into that number of shares of our Class A Common Stock determined by dividing the then Stated Value of such shares by the closing price of our Class A Common Stock as quoted on the Nasdaq Capital Market (the “NCM”) on the day prior to such date but in no event less than the closing price of our Class A Common Stock as quoted on the NCM on the day prior to the initial Closing Date.

Best efforts offering:		The managing dealer is selling the shares of Series AA Preferred Stock offered in this offering circular on a “best efforts” basis and is not required to sell any specific number or dollar amount of shares of Series AA Preferred Stock offered by this offering circular but will use its best efforts to sell such shares.

Securities issued and outstanding before this offering:		15,056,356 shares of Class A Common Stock, 7,416,414 shares of Class B Common Stock and 100,000 shares of Series A Convertible Preferred Stock

Minimum subscription price:		The minimum initial investment is at least $5,000 and any additional purchases must be investments of at least $5,000; provided that purchases of less than $5,000 may be made in the discretion of the managing dealer.

Use of proceeds:		We estimate our net proceeds from this offering will be approximately $18.6 million if the maximum number of shares being offered are sold based upon the public offering price of $25.00 per share and after deducting the sales commissions, managing dealer fees and estimating offering expenses payable by us.

We currently intend that we may use up to $10.0 million of the net proceeds from this offering to retire outstanding promissory notes; to the extent a lesser amount of such notes are retired, the remaining amount will be used for general and working capital purposes. We intend to use the balance of net proceeds, if any, for general and working capital purposes. For a discussion, see “Use of Proceeds.”

Termination of the offering:		This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered Series AA Preferred Stock has been sold, (2) the date which is one year after the offering statement of which this offering circular forms a part is originally qualified by the SEC, subject to an extension of up to an additional one year at the discretion of our company and the managing dealer, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Closings of the offering:		We may undertake one or more closings on a rolling basis.

You may not subscribe to this offering prior to the date of this offering statement, of which this offering circular forms a part is qualified by the SEC. Before such date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreement received after such date, we have the right to review the subscription for completeness, complete anti-money laundering, know your client and similar background checks and accept the subscription if it is complete and passes such checks or reject the subscription if it fails any of such checks. If rejected, we will return all funds to the rejected investor within ten business days.

Following the initial closing of this offering, we expect to have several subsequent closings of this offering until the maximum offering amount is raised or the offering is terminated. We expect to have closings monthly and expect that we will accept all funds subscribed for each month subject to our working capital and other needs consistent with the use of proceeds described in this offering circular. Investors should expect to wait approximately one month and no longer than forty-five days before we accept their subscriptions and they receive the securities for which they have subscribed. An investor’s subscription is binding and irrevocable and investors will not have the right to withdraw their subscription or receive a return of funds prior to the next closing unless we reject the investor’s subscription. You will receive a confirmation of your purchase promptly following the closing in which you participate.

Restrictions on investment amount:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

No market for Series AA Preferred Stock; transferability:	There is no existing public trading market for the Series AA Preferred Stock and we do not anticipate that a secondary market for the stock will develop. We do not intend to apply for listing of the Series AA Preferred Stock on any securities exchange or for quotation in any automated dealer quotation system or other over-the-counter market. Nevertheless, you will be able to freely transfer or pledge your shares subject to the availability of applicable exemptions from the registration requirements of the Securities Act of 1933, as amended.

Current symbol:	Our Class A Common Stock is quoted on the Nasdaq Capital Market under the symbol “CWD.”

Risk factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 13 before deciding to invest in our securities.

SUMMARY OF FINANCIAL DATA

The summary consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes to those statements, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. The summary consolidated financial data as of December 31, 2023 and 2022 and for the years then ended for our company are derived from our audited consolidated financial statements included elsewhere in this offering circular. The consolidated statements of operations data for the nine months ended September 30, 2024 and 2023 and the consolidated balance sheet data as of September 30, 2024, have been derived from our unaudited interim financial statements included elsewhere in this offering circular. The unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and include in management’s opinion, all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in any future period, and our interim results are not necessarily indicative of our expected results for the year ending December 31, 2024.

Consolidated Statements of Operations (Amounts in thousands, except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2024	2023	2023	2022
Revenue	$13,283	$8,720	$14,210	$17,887
Consolidated funds revenue	29,149	58,272	76,727	66,069
Operating costs	15,389	16,205	21,311	14,609
General and administrative	5,460	4,914	6,770	6,679
Marketing and advertising	507	888	1,052	1,179
Depreciation and amortization	439	409	550	58
Consolidated funds expenses	28,596	66,433	89,831	69,880
Consolidated funds - gain on real estate investments	—	—	4,976	21,530
Other income, net	1,015	1,479	374	326
Gain on extinguishment of debt	—	—	—	1,421
Interest income	325	279	350	178
Interest expense	(3,958)	(3,408)	(4,717)	(1,055)
Net (loss) income attributable to noncontrolling interests	(2,188)	(13,165)	(14,891)	11,931
Net (loss) income attributable to CaliberCos Inc.	(8,389)	(10,342)	(12,703)	2,020
Basic net (loss) income per share	$(0.38)	$(0.53)	$(0.63)	$0.11
Weighted average shares outstanding	21,828	19,688	20,087	18,003
Pro forma basic net (loss) income per share (1)	$(0.38)	$(0.53)	$(0.63)	$0.11
Pro forma weighted average shares outstanding (1)	21,828	19,688	20,087	18,003

Consolidated Balance Sheets (Amounts in thousands)

	As of September 30, 2024
	Actual	As Adjusted (1)
Cash	$516	$19,116
Restricted cash	2,534	2,534
Real estate investments, net	21,515	21,515
Due from related parties	12,305	12,305
Investments in unconsolidated entities	12,723	12,723
Operating lease – right of use assets	159	159
Prepaid and other assets	2,808	2,808
Assets of consolidated funds	106,023	106,023
Total assets	158,583	177,183
Notes payable	49,673	49,673
Series AA Cumulative Redeemable Preferred Stock	—	18,600
Accounts payable and accrued expenses	8,638	8,638
Due to related parties	210	210
Operating lease liabilities	100	100
Other liabilities	763	763
Liabilities of consolidated funds	35,918	35,918
Total liabilities	95,302	113,902
Stockholders’ (deficit) equity attributable to CaliberCos Inc.	(3,849)	(3,849)
Stockholders’ equity attributable to noncontrolling interests	67,130	67,130
Total stockholders’ equity	63,281	63,281

(1)

As adjusted consolidated balance sheet data gives the effect to 800,000 shares of Series AA Cumulative Redeemable Preferred Stock in this offering at the assumed offering price of $25.00 per share and after deducting sales commissions and the managing dealer fee. The shares of Series AA Cumulative Redeemable Preferred stock are classified as temporary equity due to redemption feature upon certain events that are outside the Company’s control.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider all the risks described below, together with all of the other information contained or referred to in this offering circular, before making an investment decision with respect to our securities. If any of the following events occur, our financial condition, business, and results of operations (including cash flows) may be materially adversely affected. In that event, the value of your Series AA Preferred Stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our business depends in large part on our ability to raise capital for our funds from investors. If we were unable to raise such capital, we may be unable to grow our asset management revenues. The inability to deploy such capital into investments, may materially reduce our revenues and cash flows and adversely affect our financial condition.

We depend on the capital markets to grow our assets under management, (“AUM”) and we depend on third-party equity and debt financings to acquire properties for our funds. We intend to continue to raise a significant amount of equity and debt to acquire various alternative investments for our funds in the ordinary course of our business. Our debt financing depends on a combination of seller financing, the assumption of existing loans, government agencies, and financial institutions. We depend on equity financing from equity partners, which may include public or private companies, pension funds, family offices, financial institutions, endowments, high net worth individuals, and money managers. Our access to capital funding for our funds is uncertain. Our inability to raise additional capital for our funds on terms reasonably acceptable to us could jeopardize the future growth of our business.

Our ability to raise capital from investors in our funds depends on several factors, including many that are outside our control. Investors may downsize their investment allocations to alternative asset managers, including private funds and hedge funds, to rebalance a disproportionate weighting of their overall investment portfolio among asset classes. Poor performance of our funds could also make it more difficult for us to raise new capital. Our investors and potential investors continually assess our funds’ performance independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds depends on our funds’ performance. The financial markets are affected by many factors, such as U.S. and foreign economic conditions and general trends in business and finance that are beyond our control, which could be adversely affected by changes in the equity or debt marketplaces, unanticipated changes in currency exchange rates, interest rates, inflation rates, the yield curve, financial crises, changes in regulation, war, terrorism, natural disasters and other factors that are difficult to predict. The markets continue to be affected by inflation in the United States, global health pandemics, the imposition of sanctions and the escalation of hostilities between Russia and Ukraine, the Israel-Hamas conflict, and the recession in the United Kingdom. In the event that the U.S. or international financial markets suffer a severe or prolonged downturn or increased volatility, our funds’ investments may lose value and investors may choose to withdraw assets from our funds and use the assets to pay expenses or transfer them to investments that they perceive to be more secure, such as bank deposits and Treasury securities. If economic and market conditions deteriorate, we may be unable to raise sufficient capital to support the investment activities of future funds. If we are unable to successfully raise capital, our revenues and cash flows would be reduced, and our financial condition would be adversely affected.

Changes in prevailing interest rates may reduce our profitability, and we may not be able to adequately anticipate and respond to changes in market interest rates.

The majority of our funds’ assets are subject to risk from changes in interest rates. Our earnings and cash flows depend to a great extent upon the difference between the interest our funds pay on loans and borrowings and the value of fixed-rate debt investments made by our funds. Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability. In addition, rising interest rates, coupled with periods of significant equity and credit market volatility may potentially make it more difficult for us to find attractive opportunities for our funds to exit and realize value from their existing investments.

Interest rates remained at relatively low levels on a historical basis and the U.S. Federal Reserve maintained the federal funds target range at 0.0% to 0.25% for much of 2020 and 2021. The Federal Reserve raised interest rates by an aggregate of 525 basis points from January 1, 2022 through September 18, 2024, but subsequently, on September 19, 2024, the Federal Reserve decreased the federal funds rate by 50 basis points. Additionally, the current geopolitical environment in Europe provides yet another layer of uncertainty around the actions that the Federal Reserve might take. Market interest rates are affected by many factors outside of our control, including governmental monetary policies, domestic and international economic conditions, inflation, deflation, recession, changes in unemployment, the money supply, international disorder, and instability in domestic and foreign financial markets. Rising interest rates create downward pressure on the price of real estate, increase the cost and reduce the availability of debt financing for the transactions our funds pursue and decrease the value of fixed-rate debt investments made by our funds, each of which may have an adverse impact on our business.

Increased costs of borrowing could also cause us to reconsider the purchase of certain real estate assets, the terms of any such purchase or the mix of debt and equity we employ in connection with such purchase. Such issues are expected to be more prevalent in a continued rising interest rate environment. A higher interest rate environment may lead to a significant contraction or weakening in the market for debt financing or have other adverse changes relating to the terms of debt financing (such as, for example, higher equity requirements and/or more restrictive covenants), particularly in the area of acquisition financings for private equity and real estate transactions, which could have a material adverse impact on our business. In a rising interest rate environment, the financing of acquisitions or the operations of our funds’ portfolio companies with debt may also become less attractive due to the cost of capital or limitations on the deductibility of corporate interest expense. If our funds are unable to obtain committed debt financing for potential acquisitions, can only obtain debt financing at an increased interest rate or on unfavorable terms, or the ability to deduct corporate interest expense is substantially limited, our funds may face increased competition from strategic buyers of assets who may have an overall lower cost of capital or the ability to benefit from a higher amount of cost savings following an acquisition, or may have difficulty completing otherwise profitable acquisitions or may generate profits that are lower than would otherwise be the case, each of which could lead to a decrease in our revenues.

In addition, if our funds are unable to obtain committed debt financing for potential acquisitions or can only obtain debt financing at an increased interest rate or on unfavorable terms, this would require us to employ a higher mix of equity to acquire real estate assets. The cost of equity in a rising interest rate environment may also become more expensive, and we may be required to offer a higher rate of return on equity in order to finance such assets. This in turn would adversely affect our profitability from such assets. While to date our funds’ borrowing costs have not substantially increased, as rates continue to increase, our ability to use leverage as a financing tool or to pass along any increased costs of borrowing or financing will become more difficult, all of which could have an adverse effect on our profitability.

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the purchasing power of money. The annual inflation rate in the United States increased to 9.1% in June 2022, the highest rate since November 1981, but decreased to 2.4% in September 2024. As a result, from January 1, 2022 through September 18, 2024, the Federal Reserve increased the federal funds rate by 525 basis points, but subsequently, on September 19, 2024, the Federal Reserve decreased the federal funds rate by 50 basis points. For project execution, inflation has increased the cost of nearly all building materials and labor types, increasing the cost of construction and renovation of our funds’ assets. Furthermore, third parties we do business with, such as developers and contractors, are also affected by inflation and the rising costs of goods and services used in their businesses. A significant and continued increase in interest rates and inflation would be expected to have a negative impact on their ability to do business with us, which would affect our profitability.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. (“Silvergate Capital”), and then on May 1, 2023, First Republic Bank, were each swept into receivership. Although a statement by the Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with any financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. Although we are not a borrower or party to any such instruments with SVB, Signature Bank, First Republic Bank or any other financial institution currently in receivership, if any of our lenders or counterparties to any such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our customers, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to SVB, Signature Bank or First Republic Bank credit agreements and arrangements, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closures of SVB, Signature Bank and First Republic Bank and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis. We hold no deposits or securities with SVB, Signature Bank, First Republic Bank or Silvergate Capital.

A decline in the pace of growth or size of investment made by our funds may adversely affect our revenues.

Revenues we derive from our asset management and related services are driven in part by the pace at which our funds make investments and the size of those investments. A decline in the pace or the size of such investments may reduce our revenues. The pace of our investments could decline due to, among other factors, the market environment for private equity transactions, which has at times been characterized by relatively high prices, and such market changes make the deployment of capital more difficult. In addition, many other factors could cause a decline in the pace of investment, including the inability of our investment professionals to identify attractive investment opportunities, competition for such opportunities among other potential acquirers, decreased availability of capital on attractive terms, and our failure to consummate identified investment opportunities because of business, regulatory or legal complexities or uncertainty and adverse developments in the U.S. or global economy or financial markets. In addition, if our funds are unable to deploy capital at a pace that is sufficient to offset the pace of realizations, our fee revenues could decrease.

Our revenue, earnings, net income, and cash flows can all vary materially, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Class A Common Stock to decline.

We have in the past and may in the future experience fluctuations in our consolidated results, including our consolidated revenues and net income, from quarter to quarter due to increases or decreases in the number of funds included in our consolidated financial statements. Additional factors include the timing of realizations, changes in the amount of distributions or interest paid in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. These additional factors also impact our Platform results. Achieving steady growth in Platform net income and cash flows on a quarterly basis may be difficult, which could in turn lead to large adverse movements or general increased volatility in the price of our Class A Common Stock. We also do not provide any guidance regarding our expected quarterly and annual operating results. The lack of near-term guidance may affect the expectations of public market analysts and could cause increased volatility in our Class A Common Stock price.

We have incurred operating losses and negative operating cash flows for the year ended December 31, 2023, and may incur operating losses and negative cash flows in future periods. In response to these conditions, and the absence of sufficient cash to satisfy the debt obligations referenced below under “- We have an amount of total liabilities which may be considered significant for a company of our size which could adversely affect our financial condition and our ability to react to changes in our business”, management plans to i) negotiate extensions of such loans or refinance such debt, ii) obtain new financing, iii) reduce operating costs, iv) collect receivables and return investments from our funds, and/or v) increase capital raise through continued expansion of fundraising channels.

Our revenue, net income, and cash flows can all vary materially due to performance allocations (income earned with respect to our carried interest is recorded as performance allocations) in any fiscal period. Performance allocations depend on our funds’ performance and opportunities for realizing gains, which may be limited. Our cash flow may fluctuate significantly due to the fact that we receive performance allocations from our carry funds only when portfolio companies make distributions in excess of preferred return hurdles, or when investments are realized and achieve a minimum preferred return. It takes a substantial period of time to identify attractive investment opportunities, to raise all the funds needed to make an investment, to manage the performance of the investment, and then to realize the cash value (or other proceeds) of an investment through a sale, public offering, recapitalization or other exit. Even if an investment proves to be profitable, it may be several years before any profits can be realized in cash (or other proceeds). We cannot predict with certainty exactly when, or if, any performance allocations will or may occur.

In addition, upon the realization of a profitable investment by any of our funds and prior to our receiving any performance allocations in respect of that investment, 100% of the net proceeds from such realization must generally be paid to the investors in that fund until they have achieved a certain return on all realized investments by that fund. A particular realization event may have a significant impact on our results for that particular quarter that may not be replicated in subsequent quarters. We recognize revenue on investments in our investment funds based on our allocable share of realized gains (or losses) reported by such investment funds, and a decline in gains, or an increase in losses, would adversely affect our revenue and possibly cash flow, which could further increase the volatility of our quarterly results. Because our carry funds have preferred return thresholds to investors that need to be met prior to our receiving any performance allocations, substantial declines in the carrying value of the investment portfolios of a fund can significantly delay or eliminate any performance allocations paid to us in respect of that fund since the value of the assets in the fund would need to recover to their aggregate cost basis plus the preferred return over time before we would be entitled to receive any performance allocations from that fund.

The timing and receipt of performance allocations also varies with the life cycle of our funds. During periods in which a relatively large portion of our assets under management are attributable to funds and investments in their “optimized” period, our funds would make larger distributions than in the fundraising or investment periods that precede the optimized period. During periods in which a significant portion of our assets under management is attributable to funds that are not in their optimized periods, we may receive substantially lower performance allocations.

We could lose part or all of our investments, which could have a material adverse effect on our financial condition and results of operations.

There is an inherent risk that we could lose all or part of our investment in certain assets. Our investments are generally illiquid, which may affect our ability to change our asset mix in response to changes in economic and other conditions. The value of our investments can also be diminished by:

•	civil unrest, acts of war and terrorism and acts of God, including earthquakes, hurricanes, and other natural disasters (which may result in uninsured or underinsured losses);

•	the impact of present or future legislation (including environmental regulation, changes in laws concerning foreign ownership of property, changes in tax rates, changes in zoning laws and laws requiring upgrades to accommodate disabled persons) and the cost of compliance with these types of legislation; and

•	liabilities relating to claims, to the extent insurance is not available or is inadequate.

We have an amount of total liabilities which may be considered significant for a company of our size which could adversely affect our financial condition and our ability to react to changes in our business.

The Company had individual corporate notes aggregating $36.4 million at December 31, 2023 for which the maturity dates of the majority of these notes are within the 12-month period subsequent to when the financial statements for the year ended December 31, 2023 were issued. We currently do not have sufficient cash on hand to satisfy such obligations.

We believe this is an amount of total liabilities which may be considered significant for a company of our size and current revenue base. Our substantial total liabilities could have important consequences to us. For example, it could:

•	require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;

•	place us at a competitive disadvantage to our competitors with proportionately less debt for their size;

•	limit our ability to refinance our existing debt or borrow additional funds in the future;

•	limit our flexibility in planning for, or reacting to, changing conditions in our business; and

•	limit our ability to react to competitive pressures or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy.

Any of the foregoing impacts of our substantial total liabilities could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

We require cash to (a) provide capital to facilitate the growth of our existing businesses, (b) co-investment into our funds, if any, (c) service our debt and (d) pay operating expenses and other obligations as they arise. There is no guarantee that in the future we will generate enough working capital to support our business. Our ability to repay our total liabilities, including our ability to make scheduled payments on our debt or to refinance our obligations under our debt agreements, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors we face as described in this section, many of which may be beyond our control. If the global economy and conditions in the financing markets worsen, our fund investment performance could suffer, resulting in, for example, the payment of less or no performance allocations to us. This could materially and adversely affect the amount of cash we have on hand.

If our cash flows and capital resources are insufficient to repay our total liabilities, including the ability to fund our debt service obligations, we may be forced to reduce or delay capital expenditures or planned growth objectives, seek to obtain additional equity capital or restructure our debt. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue additional equity or debt securities or obtain credit facilities. If we issue additional equity securities to raise funds, whether to existing investors or others, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences, or privileges senior to those of existing holders of common stock. We may also be limited as to the amount of funds we can raise pursuant to SEC rules and the continued listing requirements of Nasdaq. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. In addition, the recent worldwide credit crisis could make it more difficult for us to repay our total liabilities, including the ability to refinance our debt on favorable terms, or at all. In the absence of positive operating results and/or sufficient cash resources, we may be required to dispose of material assets to repay our total liabilities, including the ability to meet our debt service obligations. We may not be able to consummate those sales, or, if we do, we will not control the timing of the sales or whether the proceeds that we realize will be adequate to repay our total liabilities, including the ability to meet debt service obligations when due.

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A Common Stock.

An investment in our Class A Common Stock is not an investment in any of our funds. You should not conclude that positive performance of our funds will necessarily result in positive returns on an investment in our Class A Common Stock. The historical performance of our funds is relevant to us primarily insofar as it is indicative of asset management revenues and performance allocations we have earned in the past and may earn in the future and our reputation and ability to raise new funds.

In addition, the historical returns of our funds may not be indicative of any future returns of these or from any future funds we may raise due to several factors including:

•	market conditions during previous periods may have been more favorable for generating positive performance than the market conditions we may experience in the future; and

•	our funds’ returns may have previously benefited from investment opportunities and general market conditions that may not recur, and we may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly.

We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result of investment decisions on behalf of investors in our funds.

We make investment decisions on behalf of investors in our funds that could result in substantial losses. This may subject us to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, or breach of contract. Further, we may be subject to third-party litigation arising from allegations that we improperly exercised control or influence over portfolio investments.

These and other legal liabilities could have a material adverse effect on our businesses, financial condition, our results of operations, or cause reputational harm to us, which could harm our businesses. We depend, to a large extent, on our business relationships and our reputation for integrity and professional services to attract and retain investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities, or the investment industry in general, whether or not valid, may harm our reputation, which may be damaging to our businesses.

Actions of any joint venture partners that we may have could reduce the returns on joint venture investments.

At times we enter joint ventures or partnerships to acquire and develop properties. Such investments may involve risks not otherwise present with other methods of investment, including:

•	that our co-venturer, or partner in an investment could become insolvent or bankrupt;

•	that such co-venturer, or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that such co-venturer, or partner may be in a position to take action contrary to our instructions, requests or our policies or objectives; or

•	that disputes between us and our co-venturer, or partner, may result in litigation or arbitration that would increase expenses.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment.

Our reliance on third parties to operate and to develop certain of our properties may harm our business.

In some instances, we rely on third-party property managers and hotel operators to manage our properties. These third parties are directly responsible for the day-to-day operation of our properties with limited supervision by us, and they often have potentially significant decision-making authority with respect to those properties. These third parties may fail to manage our properties effectively or in accordance with their agreements with us, may be negligent in their performance and may engage in criminal or fraudulent activity. If any of these events occur, we could incur losses or face liabilities from the loss or injury to our property or to persons at our properties. In addition, disputes may arise between us and these third-party managers and operators, and we may incur significant expenses to resolve those disputes or terminate the relevant agreement with these third parties and locate and engage competent and cost-effective service providers to operate and manage the relevant properties.

In addition, we are also parties to hotel management agreements. If any of these events occur, our relationships with any franchisors may be damaged, we may be in breach of our franchise agreement, and we could incur liabilities resulting from loss or injury to our property or to persons at our properties. From time to time, disputes may arise between us and our third-party managers regarding their performance or compliance with the terms of the hotel management agreements, which in turn could adversely affect us. If we are unable to resolve such disputes through discussions and negotiations, we may choose to terminate our management agreement, litigate the dispute or submit the matter to third-party dispute resolution, the expense of which may be material and the outcome of which may harm our business, operating results or prospects.

Changes in relevant tax laws, regulations, treaties, or an adverse interpretation of these items by tax authorities could adversely impact our effective tax rate and tax liability.

Our effective tax rate and tax liability is based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our funds is sometimes open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. Although management believes its application of current laws, regulations and treaties to be correct and sustainable upon examination by the tax authorities, the tax authorities could challenge our interpretation resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. In particular, changes in legislation or regulation relating to opportunity zones could adversely affect our ability to form new opportunity zone funds or to acquire assets for our existing opportunity zone funds, thereby diminishing our ability to generate revenue from those activities.

Conflicts of interest exist between our Company and related parties.

Conflicts of interest exist and may arise in the future as a result of the relationships between our Company and its affiliates and divisions and our officers, directors and owners, on the one hand, and our funds and its investors, on the other hand. We earn fees from our funds, including our carried interest which value is a direct result from the performance of our funds. There may be instances where the interests of our funds and the investors in such funds diverge from those of our Company which could result in conflicts of interest. In resolving these conflicts, our board of directors and executive officers have a fiduciary duty to our stockholders. In addition, as we operate as a fund manager through a wholly owned subsidiary, our Company has a fiduciary duty to investors in the funds we manage. Unless the resolution of a conflict is specifically provided for in the operating agreements of such funds, our board of directors may consider a wide range of factors they determine to be in good faith when resolving a conflict. An independent third party is not required to evaluate the resolution. As a result of the foregoing, there may be instances where any such conflicts are resolved in a manner which favors the interests of our funds and their investors over our stockholders.

Risk management activities may adversely affect the return on our funds’ investments.

When managing our exposure to market risks, we may (on our own behalf or on behalf of our funds) from time to time use forward contracts, options, swaps, caps, collars and floors, or pursue other strategies or use other forms of derivative instruments to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates, currency exchange rates and commodity prices. The success of any hedging or other derivative transactions generally will depend on our ability to correctly predict market changes, the degree of correlation between price movements of a derivative instrument, the position being hedged, the creditworthiness of the counterparty and other factors. As a result, while we may enter into a transaction in order to reduce our exposure to market risks, the transaction may result in poorer overall investment performance than if it had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

While such hedging arrangements may reduce certain risks, such arrangements themselves may entail certain other risks. These arrangements may require the posting of cash collateral at a time when a fund has insufficient cash or illiquid assets such that the posting of the cash is either impossible or requires the sale of assets at prices that do not reflect their underlying value. Moreover, these hedging arrangements may generate significant transaction costs, including potential tax costs, that reduce the returns generated by a fund. Finally, the Commodity Futures Trading Commission (the “CFTC”) may in the future require certain foreign exchange products to be subject to mandatory clearing, which could increase the cost of entering into currency hedges.

Our real estate funds are subject to the risks inherent in the ownership, development, and operation of real estate.

Investments in our real estate funds will be subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets, including the deterioration of real estate fundamentals. These risks include, but are not limited to, those associated with the burdens of ownership of real property, general and local economic conditions, changes in supply of and demand for competing properties in an area (as a result, for instance, of overbuilding), fluctuations in the average occupancy and room rates for hotel properties, operating income, the financial resources of tenants, changes in building, environmental, zoning and other laws, casualty or condemnation losses, energy and supply shortages, various uninsured or uninsurable risks, natural disasters, climate change related risks (including climate-related transition risks and acute and chronic physical risks), changes in government regulations (such as rent control), changes in real property tax rates, changes in income tax rates, changes in interest rates, the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, changes to the taxation of business entities and the deductibility of corporate interest expense, negative developments in the economy that depress travel activity, environmental liabilities, contingent liabilities on disposition of assets, acts of god, terrorist attacks, war and other factors that are beyond our control. In addition, if our real estate funds acquire direct or indirect interests in undeveloped land or underdeveloped real property, which may often be non-income producing, they will be subject to the risks normally associated with such assets and development activities, including risks relating to the availability and timely receipt of zoning and other regulatory or environmental approvals, the cost and timely completion of construction (including risks beyond the control of our fund, such as weather, labor conditions, or material shortages), and the availability of both construction and permanent financing with favorable terms. In addition, our real estate funds may also make investments in residential real estate projects and/or otherwise participate in financing opportunities relating to residential real estate assets or portfolios thereof from time to time, which may be more susceptible to adverse changes in prevailing economic and/or market conditions and present additional risks relative to the ownership and operation of commercial real estate assets.

Investments by our investment funds may rank junior to investments made by others.

In most cases, the companies in which our investment funds invest will have indebtedness or equity securities or may be permitted to incur indebtedness or to issue equity securities that rank senior to our investment. By their terms, such instruments may provide that their holders are entitled to receive payments of dividends, interest or principal on or before the dates on which payments are to be made in respect of our investment. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which an investment is made, holders of securities ranking senior to our investment would typically be entitled to receive payment in full before distributions could be made in respect of our investment. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our investment. To the extent that any assets remain, holders of claims that rank equally with our investment would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, the ability of our investment funds to influence a company’s affairs and to take actions to protect their investments may be substantially less than that of the senior creditors.

Rapid growth of our businesses may be difficult to sustain and may place significant demands on our administrative, operational, and financial resources.

Our assets under management have grown significantly in the past, and we are pursuing further growth in the near future, both organically and through acquisitions. Our rapid growth has placed, and planned growth, if successful, will continue to place, significant demands on our legal, accounting and operational infrastructure, and has increased expenses. The complexity of these demands, and the expense required to address them, is a function not simply of the amount by which our assets under management has grown, but of the growth in the variety and complexity of, as well as the differences in strategy between, our different funds. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting, regulatory, and tax developments.

Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional senior management and operational resources.

We depend on our founders, senior professionals, and other key personnel, and our ability to retain them and attract additional qualified personnel is critical to our success and our growth prospects.

We depend on the diligence, skill, judgment, business contacts and personal reputations of our founders, senior professionals and other key personnel. Our future success will depend upon our ability to attract and retain senior professionals and other personnel. Our executives have built highly regarded reputations in the alternative investment industry. Our executives attract business opportunities and assist both in negotiations with lenders and potential joint venture partners and in the representation of large and institutional clients. If we lost their services, our relationships with lenders, joint ventures, and clients would diminish significantly.

In addition, some of our officers have strong regional reputations, and they aid in attracting business, identifying opportunities, and negotiating for us and on behalf of our clients. As we continue to grow, our success will largely depend on our ability to attract and retain qualified personnel in all areas of business. We may be unable to continue to hire and retain a sufficient number of qualified personnel to support or keep pace with our planned growth.

We may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

We intend, if market conditions warrant, to grow our businesses by increasing assets under management in existing businesses and expanding into new investment strategies, geographic markets and businesses. We may pursue growth through acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business.

Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;

•	the diversion of management’s attention from our core businesses;

•	the assumption of liabilities in any acquired business;

•	the disruption of our ongoing businesses;

•	entry into markets or lines of business in which we may have limited or no experience;

•	increasing demands on our operational and management systems and controls;

•	compliance with additional regulatory requirements;

•	potential increase in investor concentration; and

•	the broadening of our geographic footprint, increasing the risks associated with conducting operations in certain jurisdictions where we currently have no experience.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify all of the specific risks we may face and the potential adverse consequences on us and their investment that may result from any attempted expansion.

We may not be successful in competing with companies in the asset management industry and alternative investment industries, some of which may have substantially greater resources than we do.

The asset management industry and alternative investment industries are intensely competitive. We compete primarily on a regional, industry, and asset class basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services.

We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers, and other parties. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than are available to us. Many of these competitors have similar investment objectives to ours, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment.

If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe their intellectual property rights, our business could suffer.

Our business depends, in part, on our ability to identify and protect proprietary information and other intellectual property such as our client lists and information and business methods. We rely on a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements and copyright and trademark laws to protect our intellectual property rights. However, we may not adequately protect these rights, and their disclosure to, or use by, third parties may harm our competitive position. Our inability to detect unauthorized use of, or to take appropriate or timely steps to enforce, our intellectual property rights may harm our business.

Also, third parties may claim that our business operations infringe on their intellectual property rights. These claims may harm our reputation, cost us money to defend, distract the attention of our management and prevent us from offering some services.

Confidential intellectual property is increasingly stored or carried on mobile devices, such as laptop computers, which increases the risk of inadvertent disclosure where the mobile devices are lost or stolen and the information has not been adequately safeguarded or encrypted. This also makes it easier for someone with access to our systems, or someone who gains unauthorized access, to steal information and use it to our disadvantage. Advances in technology, which permit increasingly large amounts of information to be stored on mobile devices or on third-party “cloud” servers, may exacerbate these risks.

Security risks and attacks are common, increasing globally, and may result in significant liabilities.

Our business and our internal corporate information technology systems have in the past been, and will in the future be, subject to cybersecurity-attacks, credential stuffing, account takeover attacks, denial or degradation of service attacks, phishing attacks, ransomware attacks, malicious software programs, supply chain attacks, and other cybersecurity security risks (collectively, “cybersecurity risks”). Further, we engage service providers to store and otherwise process some of our and our investor’s data, including sensitive and personal information, and these service providers are also targets of cybersecurity risks.

Cybersecurity risks have been increasing in frequency and sophistication globally and may be accompanied by demands for payment in exchange for resolution, restoration of functionality, or return of data. Sources of cybersecurity risks range from individuals to sophisticated organizations, including state-sponsored actors and organizations. These attackers use a wide variety of methods to exploit vulnerabilities and gain access to corporate assets, including networks, information, or credentials. The types and methods of cybersecurity risks are constantly evolving and becoming more complex, and we may not be able to detect, combat, or successfully defend against all cybersecurity risks. Attackers initiating cybersecurity risks may gain access to our corporate assets. Vulnerabilities in our infrastructure or the success of any cybersecurity attacker against us may not be discovered in a timely fashion or at all, and the impact may be exacerbated the longer they remain undetected. While we utilize security measures and architecture designed to protect the integrity of our business and corporate information technology environment, we remain subject to ongoing and evolving cybersecurity risks, and we anticipate that we will need to continue expending resources in an effort to protect against cybersecurity risks. There is a risk that we may not be able to deploy, allocate, or retain sufficient resources to keep pace with the persistent and evolving Cybersecurity threat landscape.

Moreover, several of our employees work remotely, and many of our vendors and other third parties we engage utilize remote workers in various jurisdictions throughout the world, which may increase the risk of and susceptibility to cybersecurity risks. We cannot guarantee that remote work environments and electronic connections to our work environment and information technology systems have the same security profile as those deployed in our physical offices.

Further, our ability to monitor the data security of our vendors is limited, and bad actors may successfully circumvent our vendors’ security measures, resulting in the unauthorized access to, or misuse, disclosure, loss, or destruction of our Company and/or our investor’s data. Any actual or perceived failure by us or our vendors to prevent or defend against cybersecurity risks, actual or perceived vulnerabilities or unauthorized access to corporate data or systems may lead to claims against us and may result in significant data loss, significant costs and liabilities, and could reduce our revenue, harm our reputation, and compromise our competitive position.

Our failure to sufficiently secure our business and services may result in unauthorized access to investor data, a negative impact on our investor attraction and retention, and significant liabilities.

Our business systems and services involve the storage, transmission, and processing of our Company and investors’ sensitive and proprietary information. Our failure to sufficiently secure our business and services may result in unauthorized access to investor data, a negative impact on our investor attraction and retention, and significant liabilities. Even if our security measures are appropriately engineered and implemented to secure our business and services against external risks, we may be subject to inadvertent disclosures because of inappropriate employee actions or system misconfigurations. Unauthorized use of or access to investor data could result in the loss and/or compromise of our or our investors’ sensitive information, which could lead to litigation, regulatory investigations and claims, indemnity obligations, reputational harm, and other liabilities.

Our agreements with third parties, including investors, contain contractual commitments related to our information security practices and data privacy compliance. If we experience an incident that triggers a breach of these contractual commitments, we could be exposed to significant liability or cancellation of service under these agreements. The damages payable to the counterparty could be substantial and create loss of business. There can be no assurance that any limitation of liability provisions in our contracts will be enforceable or adequate or will otherwise protect us from these liabilities or damages with respect to any claim.

Many U.S. and foreign laws and regulations require companies to provide notice of data security breaches or incidents involving certain types of personal data. Security compromises experienced by competitors and others may lead to public disclosures, leading to widespread negative publicity. Such a security compromise in our industry, whether actual or perceived, could harm our reputation; erode investor confidence and negatively affect our ability to attract new investors; cause existing investors to divest, any or all of which could adversely affect our business and operating results. Even the perception of inadequate security may damage our reputation and negatively impact our ability to win new investors and retain existing investors.

Additionally, we could be required to expend significant capital and other resources to investigate and address any actual or suspected data security incident or breach. We cannot be sure that insurers will not deny coverage as to any claim, and some security breaches may be outside the scope of our coverage, including if they are considered force majeure events. Security breaches may result in increased costs for cybersecurity insurance and could have an adverse effect on our business, operating results, and financial condition.

We depend on various cloud service providers operated by third parties, and any service outages, delays, or disruptions in these operations could harm our business and operating results.

In our business we use various cloud service providers (“Cloud Providers”) operated by third parties. As a result, we are vulnerable to service interruptions, delays, and outages attributable to their platforms. Our Cloud Providers may experience events such as natural disasters, fires, power loss, telecommunications failures, or similar events. The systems, infrastructure, and services of our Cloud Providers may also be subject to human or software errors, viruses, cybersecurity risks, fraud, spikes in usage, break-ins, sabotage, acts of vandalism, acts of terrorism, and other misconduct. The occurrence of any of the foregoing events could result in lengthy interruptions or delays in and may impact us via service outages and noncompliance with our contractual obligations or business requirements.

Further, we have experienced in the past, and may experience in the future, periodic interruptions, delays, and outages in service and availability with our Cloud Providers due to a variety of factors, including Internet connectivity failures, infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A Common Stock may decline.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, in the future, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2024. We are in the process of designing, implementing, and testing our internal control over financial reporting required to comply with this obligation, which is time consuming, costly, and complicated. In addition, our independent registered public accounting firm may be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of our initial public offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is not effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A Common Stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or other regulatory authorities, which could require additional financial and management resources.

Risks Related to Our Organizational Structure

The consolidation of investment funds or operating businesses of our portfolio companies could make it more difficult to understand the operating performance of the Company and could create operational risks for the Company.

Under applicable generally accepted accounting principles in the United States of America (“U.S. GAAP”), we may be required to consolidate certain of our funds, limited liability companies, partnerships or operating businesses if we determine that these entities are variable interest entities (“VIEs”) and where we determine that the Company is the primary beneficiary of the VIE. The consolidation of such entities could make it difficult for an investor to differentiate the assets, liabilities, and results of operations of the Company apart from the assets, liabilities, and results of operations of the consolidated VIEs. The assets of the consolidated VIEs are not available to meet our liquidity requirements. As of December 31, 2023 and 2022, total assets of our consolidated VIEs reflected in our consolidated balance sheets were $258.4 million and $254.8 million, respectively, and as of December 31, 2023 and 2022, total liabilities of our consolidated VIEs reflected in our consolidated balance sheets were $169.9 million and $166.0 million, respectively.

Our Bylaws have an exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain stockholder litigation matters actions against the Company, which may limit an investor’s ability to seek what they regard as a favorable judicial forum for disputes with the Company or its directors, officers, employees, or stockholders.

Section 7.06(a) of Article VII of our Bylaws dictates that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery (or, if the Delaware Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the stockholders of the Company; any claim arising under Delaware corporate law, our amended and restated certificate of incorporation or our amended and restated bylaws; and any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Section 7.06 of Article VII of our Bylaws.

However, Section 7.06(a) of Article VII of our Bylaws will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder. We note, however, that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based stockholder class actions, derivative suits and other intra-corporate disputes. With respect to such state law claims, the Company’s management believes limiting state law-based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

The choice of forum provisions contained in the Company’s Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, the enforceability of a similar choice of forum provisions in other issuers’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Company’s Bylaws to be inapplicable or unenforceable in such action. As a result, the Company could incur additional costs associated with resolving such actions in other jurisdictions, which could harm the Company’s business, operating results and financial condition.

If we were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our businesses as conducted and could have a material adverse effect on our businesses.

An entity will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

•	Our exemptions from the registration requirements of an investment company under the Investment Company Act are threefold:

•	Our parent company does not meet the asset test component of the definition of “investment company” under the Investment Company Act as summarized above;

•	Our investment subsidiaries qualify under the exemption afforded by Section 3(c)(5)(C) of the Investment Company Act; and

•	Our intermediate subsidiaries qualify under the exemption afforded by Section 3(c)(6) of the Investment Company Act.

We are engaged primarily in the business of investing in and providing services for real estate and real estate-related assets and not primarily in the business of investing, reinvesting, or trading in securities. We hold ourselves out as a vertically integrated alternative asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are required to register as an investment company for purposes of the Investment Company Act. Furthermore, we have no material assets other than interests in certain wholly owned subsidiaries (within the meaning of the Investment Company Act), which in turn will have either direct interests in real estate assets or limited liability company member or limited partner partnership interests in affiliated funds. We do not believe that, based on current rules and interpretations, the equity interests in our wholly owned subsidiaries or the limited liability company member interests consolidated, or unconsolidated affiliated funds qualify as investment securities under the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. If anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on capital structure, the ability to transact business with affiliates and the ability to compensate senior employees, could make it impractical for us to continue our businesses as currently conducted, impair the agreements and arrangements between and among us, our funds and our senior management, or any combination thereof, and have a material adverse effect on our businesses, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our businesses in a manner that does not subject us to the registration and other requirements of the Investment Company Act.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business. Changes in tax law and other legislative or regulatory changes could adversely affect us.

Our fund management and ancillary businesses are subject to extensive regulation. We are subject to regulation, including periodic examinations, by governmental and self-regulatory organizations in the jurisdictions in which we operate. Many of these regulators are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or investment adviser from registration or membership. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new fund management or financial advisory clients.

In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the U.S. Investment Company Act of 1940, as amended, or the Investment Company Act, and the U.S. Employee Retirement Income Security Act of 1974, as amended, in conducting our fund management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our business could be materially and adversely affected. If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

In addition, we may be adversely affected by new or revised legislation or regulations imposed by governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

Risks Related to this Offering and Ownership of Our Series AA Preferred Stock

There is no present market for the Series AA Preferred Stock, and we have arbitrarily set the price.

We have arbitrarily set the price of the Series AA Preferred Stock with reference to the general status of the securities market and other relevant factors. The offering price for the Series AA Preferred Stock should not be considered an indication of the actual value of such securities and is not based on our net worth or prior earnings. Although our Common Stock is quoted on the Nasdaq Capital Market, our Series AA Preferred Stock will not be eligible for quotation on the over-the-counter market. Accordingly, it will be very difficult for you to liquidate your shares of Series AA Preferred Stock, and we cannot assure you that such securities could be resold by you at the price you paid for them or at any other price.

We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Investors should be aware that there is no assurance that any monies beside their own will be invested in this Offering.

Because there is no minimum amount of subscriptions which we must receive before accepting funds in the offering, you will not be assured that we will have sufficient funds to execute our business plan or satisfy its working capital requirements and will bear the risk that we will be unable to secure the funds necessary to meet our current and anticipated financial obligations.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the $20.0 million maximum is not sold.

If you invest in our Series AA Preferred Stock and less than all of the offered shares of our Series AA Preferred Stock are sold, the risk of losing your entire investment will be increased. We are offering our Series AA Preferred Stock on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered Series AA Preferred Stock will be sold. If less than $20.0 million of Series AA Preferred Stock shares offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this offering other than your own.

We cannot assure you that we will be able to pay dividends.

Our ability to pay dividends on our Series AA Preferred Stock is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay dividends as required by the terms of our Series AA Preferred Stock.

We may not have sufficient cash from our operations to enable us to pay dividends on our Series AA Preferred Stock following the payment of expenses.

Although dividends on the Series AA Preferred Stock will be cumulative (but not compounding), our board of directors must approve the actual payment of the dividends. We will pay monthly dividends on our Series AA Preferred Stock from funds legally available for such purpose when, as and if declared by our board of directors or any authorized committee thereof. Our board of directors can elect at any time or from time to time, and for an indefinite duration, not to pay any or all accumulated dividends. Our board of directors could do so for any reason. We may not have sufficient cash available each quarter to pay dividends. The amount of dividends we can pay depends upon the amount of cash we generate from and use in our operations, which may fluctuate significantly based on, among other things:

•	the level of our revenues and our results of operations;

•	prevailing economic and political conditions;

•	the effect of governmental regulations on the conduct of our business;

•	our ability to service and refinance any future indebtedness; and

•	our ability to raise additional funds through future offerings of securities to satisfy our capital needs.

In addition, if payment of dividends on the Series AA Preferred Stock for any dividend period would cause us to fail to comply with any applicable law, including the requirement under the Delaware General Corporation Law that dividends be paid out of surplus or net profits, we will not declare or pay a dividend for such dividend period. Our ability to pay dividends on the Series AA Preferred Stock may also be restricted or prohibited by the terms of any senior equity securities or indebtedness. The instruments governing the terms or future financings or refinancing of any borrowings may contain covenants that restrict our ability to pay dividends on the Series AA Preferred Stock. In the event that the payment of a dividend on the Series AA Preferred Stock would cause us to fail to comply with any applicable law or would be restricted or prohibited by the terms of any senior equity securities or indebtedness, holders of the Series AA Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable.

We cannot assure you that we will be able to redeem our Series AA Preferred Stock.

Our ability to redeem on our Series AA Preferred Stock is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our operating businesses or from raising additional capital. We cannot guarantee that we will be able to redeem our Series AA Preferred Stock and may only be able to offer investors the ability to convert shares of Series AA Preferred Stock into shares of our Class A Common Stock.

Our management team will have broad discretion over the use of the net proceeds from our sale of the units, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of the shares of Series AA Preferred Stock, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may terminate this Offering at any time during the Offering period.

We reserve the right to terminate this Offering at any time, regardless of the number of shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our company and no funds will be returned to subscribers.

We may issue additional debt and equity securities, which are senior to our Series AA Preferred Stock as to distributions and in liquidation, which could materially adversely affect the value of the Series AA Preferred Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders. Any preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation that is senior to the preference of the Series AA Preferred Stock, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Series AA Preferred Stock. In addition, we can change our leverage strategy from time to time without approval of holders of our Series AA Preferred Stock or Common Stock, which could materially and/or adversely affect the value of our Series AA Preferred Stock.

You will not have a vote or influence on the management of our company.

All decisions with respect to the management of our company will be made exclusively by the officers, directors, managers or employees of our company. You, as an investor in our Series AA Preferred Stock, have very limited voting rights and will have no ability to vote on issues of company management and will not have the right or power to take part in the management of our company and will not be represented on the board of directors of our company. Accordingly, no person should purchase our Series AA Preferred Stock unless he or she is willing to entrust all aspects of management to our company.

Risks Related to the Ownership of Our Class A Common Stock

The dual class structure of our common stock has the effect of concentrating voting control with our executive officers, which will limit your ability to influence the outcome of important transactions.

Our Class B common stock has 10 votes per share and our Class A Common Stock has one vote per share. John C. Loeffler, II, our Chief Executive Officer, and Jennifer Schrader, our President and Chief Operating Officer, own all of our outstanding shares of Class B common stock. Together Mr. Loeffler and Ms. Schrader currently exercise approximately 84.2% voting control over the Company as of December 31, 2023. As a result, if they act together, these stockholders will be able to exercise significant influence over all matters submitted to our stockholders for approval, including the election of directors and approval of significant corporate transactions, such as (i) making changes to our articles of incorporation whether to issue additional common stock and preferred stock, (ii) employment decisions, including compensation arrangements; and (iii) whether to enter into material transactions with related parties. This control may adversely affect the market price of our Class A Common Stock.

We may not be able to maintain a listing of our Class A Common Stock on Nasdaq.

Our Class A Common Stock is listed on Nasdaq, and we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our Class A Common Stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Class A Common Stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our Class A Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Class A Common Stock. The delisting of our Class A Common Stock could significantly impair our ability to raise capital and the value of your investment.

Our share price has in the past and may in the future fluctuate substantially.

The market price of our Class A Common Stock has in the past and could in the future be extremely volatile. From the date of our initial public offering in May 2023 to September 30, 2024, the high and low prices of our common stock as quoted on the Nasdaq Capital Market was $13.00 and $0.52, respectively. The future market price of our common stock may be significantly affected by many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;

•	overall conditions in our industry and the markets in which we operate or in the economy as a whole;

•	changes in laws or regulations applicable to our operations;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	litigation matters;

•	announcement or expectation of additional financing efforts;

•	sales of our Class A Common Stock by us or our stockholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and

•	general economic and market conditions.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A Common Stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Future sales and issuances of our Class A Common Stock or rights to purchase Class A Common Stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our Class A Common Stock to decline.

In the future, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner that we determine. We also expect to issue Class A Common Stock to employees, consultants, and directors pursuant to our equity incentive plans. If we sell common stock, convertible securities or other equity securities in subsequent transactions, or Class A Common Stock is issued pursuant to equity incentive plans, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our Class A Common Stock.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

As a public company, we are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations, or prevent fraud.

As a public company, Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 10-K, beginning with our annual report for the fiscal year ending December 31, 2024. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm may be required to attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Common Stock less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company until 2028, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations.

We are a “controlled company” within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

John C. Loeffler, II, our Chief Executive Officer, and Jennifer Schrader, our President and Chief Operating Officer, through ownership of all our outstanding shares of Class B common stock, control a majority of the voting power of our outstanding common stock. As a result, are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” but may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board of Directors consist of “independent directors”;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although we do not intend to rely on the “controlled company” exemptions to Nasdaq’s corporate governance rules, we could elect to rely on these exemptions in the future. If we elected to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors, our nominating and corporate governance and compensation committees might not consist entirely of independent directors, and you would not have the same protection afforded to shareholders of companies that are subject to Nasdaq’s corporate governance rules.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our Company may change their recommendations regarding our Company, and our stock price could decline.

Our charter documents and Delaware law and the voting control exercised by our founders could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our third amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	authorizing our board of directors to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;

•	prohibiting stockholder action by written consent;

•	limiting the persons who may call special meetings of stockholders; and

•	requiring advance notification of stockholder nominations and proposals.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, the provisions of Section 203 of the Delaware General Corporate Law (“DGCL”) govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors.

These and other provisions in our third amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law, together with the voting control possessed by our founders, could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our third amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

•	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

•	the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $18,600,000 if the maximum number of shares of Series AA Preferred Stock being offered are sold after deducting the estimated sales commissions, managing dealer fees and offering expenses payable by us.

We currently intend that we may use up to $10.0 million of the net proceeds from this offering to retire outstanding promissory notes; to the extent a lesser amount of such notes are retired, the remaining amount will be used for general and working capital purposes. Such promissory notes bear interest at 12%, having due dates between December 2024 and April 2025.

We intend to use the remaining net proceeds from this offering, if any, for general corporate and working capital purposes.

Our managing dealer will receive (a) retail commissions of 5.0% of gross proceeds on the sale of the Series AA Preferred Stock, (b) a managing dealer fee of up to 2.0% of the gross proceeds of the offering, and (c) a fee of up to 1.0% of gross offering proceeds on the sale of the Series AA Preferred Stock as a non-accountable marketing and due diligence allowance, or, collectively, Selling Commissions and Expenses. All Selling Commissions and Expenses will be paid to ARKap Markets, LLC as our managing dealer, who may reallow all or any portion of the selling commissions and reallowance to Selling Group Members. Selling Commissions and Expenses will not exceed 8.0% of the gross proceeds of Series AA Preferred Stock. Total underwriting compensation to be received by or paid to participating FINRA member brokers or dealers, including commissions, managing dealer fee, and non-accountable marketing and due diligence fee will not exceed 8.0% of proceeds raised with the assistance of those participating FINRA member dealers.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds
Shares Sold	200,000	400,000	600,000	800,000
Gross Proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Retail Commissions (%)	$250,000	$500,000	$750,000	$1,000,000
Managing dealer Fee (%)	$100,000	$200,000	$300,000	$400,000
Net Proceeds Before Expenses	$4,650,000	$9,300,000	$13,950,000	$18,600,000

Offering Expenses
Managing dealer Expenses	$50,000	$100,000	$150,000	$200,000
Legal & Accounting	$125,000	$125,000	$125,000	$125,000
Publishing/EDGAR	$5,000	$5,000	$5,000	$5,000
Transfer Agent	$5,000	$5,000	$5,000	$5,000
Total Offering Expenses	$185,000	$235,000	$285,000	$335,000

Amount of Offering Proceeds Available for Use	$4,465,000	$9,065,000	$13,665,000	$18,265,000

Uses
Repayment of Outstanding Promissory Notes(1)	$3,000,000	$7,000,000	$10,000,000	$10,000,000
General Corporate Purposes	$4,465,000	$9,065,000	$13,665,000	$18,265,000
Total Expenditures	$4,465,000	$9,065,000	$13,665,000	$18,265,000

Net Remaining Proceeds	$—	$—	$—	$—

(1)	We currently intend that we may use up to $10.0 million of the net proceeds from this offering to retire outstanding promissory notes; to the extent a lesser amount of such notes are retired, the remaining amount will be used for general and working capital purposes.

As of the date of this offering circular and except as explicitly set forth herein, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Pending use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term interest-bearing investment grade instruments.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The above description of the anticipated use of proceeds is not binding on us and is merely description of our current intentions. We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

HOW TO INVEST

Who May Invest

Investors must comply with the 10% limitation on investment in the offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D.

Determination of Suitability

The Selling Group Members and registered investment advisors recommending the purchase of Series AA Preferred Stock in this offering have the responsibility to make every reasonable effort to determine that your purchase of Series AA Preferred Stock in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Plan of Distribution – Who May Invest ” above;

•	can reasonably benefit from an investment in the Series AA Preferred Stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in the Series AA Preferred Stock; and

•	have apparent understanding of:

•         the fundamental risks of the investment;

•         the risk that you may lose your entire investment;

•         the lack of liquidity of the Series AA Preferred Stock;

•         the restrictions on transferability of the Series AA Preferred Stock; and

•         the tax consequences of your investment

Subscription Agreement

All investors will be required to complete and execute a subscription agreement or order form. The subscription agreement or order form is available from your registered representative or financial adviser. We will hold closings on the first and third Thursday of each month assuming there are funds to close.

Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur two business days following each closing date. Two business days after the closing date, offering proceeds for that closing will be disbursed to us and the Series AA Preferred Stock will be issued to the investors in the offering. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, your rights and responsibilities regarding your Series AA Preferred Stock will be governed by the offering circular.

Book-Entry, Delivery and Form

The Series AA Preferred Stock purchased through a participant in the Depository Trust Company, or DTC, will be evidenced by global certificates deposited with a nominee holder, either DTC or its nominee Cede & Co.

We intend to gain eligibility for the Series AA Preferred Stock to be issued and held through the book-entry systems and procedures of DTC prior to the initial closing of the offering and intend for all Series AA Preferred Stock purchased through DTC participants to be held via DTC’s book-entry systems and to be represented by certificates registered in the name of Cede & Co. (DTC’s nominee).

So long as nominees, as described above, are the registered owners of the certificates representing the Series AA Preferred Stock, such nominees will be considered the sole owners and holders of the Series AA Preferred Stock for all purposes. Owners of beneficial interests in the Series AA Preferred Stock will not be entitled to have the certificates registered in their names.

Accordingly, each person owning a beneficial interest in a Series AA Preferred Stock registered to DTC or its nominee must rely on either the procedures of DTC or its nominee on the one hand, and, if such entity is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Series AA Preferred Stock holder.

As a result:

•	all references in this offering circular to actions by Series AA Preferred Stock holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this offering circular to payments and notices to Series AA Preferred Stock holders will refer to payments and notices to DTC or Cede & Co. for distribution to you in accordance with DTC procedures.

The Depository Trust Company

We have obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. The description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC will act as securities depositary for the VIP Bonds registered in the name of its nominee, Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks, and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of Series AA Preferred Stock under DTC’s system must be made by or through direct participants, which will receive a credit for the Series AA Preferred Stock on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Series AA Preferred Stock are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Series AA Preferred Stock.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, Continental Stock Transfer & Trust Company, as our paying agent, will pay dividends or principal payments to Cede & Co., as nominee of DTC.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and dividends on the Series AA Preferred Stock. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Series AA Preferred Stock on your behalf. We have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the Series AA Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

You can only exercise the rights of a Series AA Preferred Stock holder indirectly through DTC and its direct participants, as applicable. DTC has advised us that it will only take action regarding Series AA Preferred Stock if one or more of the direct participants to whom the Series AA Preferred Stock is credited directs DTC to take such action and only in respect of the portion of the aggregate amount of the Series AA Preferred Stock as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Series AA Preferred Stock, and to take other actions, may be limited because you will not possess a physical certificate that represents your Series AA Preferred Stock.

If the global shares certificate representing Series AA Preferred Stock is held by DTC, conveyance of notices and other communications to the beneficial owners, and vice versa, will occur via DTC. The issuer will communicate directly with DTC. DTC will then communicate to direct participants. The direct participants will communicate with the indirect participants, if any. Then, direct participants and indirect participants will communicate to beneficial owners. Such communications will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Registrar and Paying Agent

We have designated Continental Stock Transfer & Trust Company as paying agent. Continental Stock Transfer & Trust Company will also act as registrar for the Series AA Preferred Stock. As such, Continental Stock Transfer & Trust Company will make payments on the Series AA Preferred Stock to DTC. The Series AA Preferred Stock will be issued in book-entry form only.

Arkadios Capital LLC (“Arkadios”)

Arkadios will serve as the trading agent for the offering. Arkadios is not making a market for, utilizing an ATS to trade, or engaging to distribute this offering. Arkadios will affect DTC trades for selling group members who choose to transact electronically through the DTC system. The Company or ARKap Markets LLC, as the managing dealer, will aggregate trading instructions (subscriptions) which will then be sent to Arkadios for execution. Arkadios will coordinate with Continental Stock Transfer & Trust Company to allocate the requested Series AA Preferred Stock for purchase by the selling group members and distribute accordingly. Arkadios will not take a position in the offering outside of the purposes of affecting trades, unless they themselves are participating in the selling group and have trade requests from their clients. As a trading agent, Arkadios’s role is entirely operational, and it is only compensated based on the volume transacted on the DTC platform; paid as a reallowance of the managing dealer fee.

DETERMINATION OF OFFERING PRICE

There is no trading market for our Series AA Preferred Stock, and we do not expect any trading market to develop for the Series AA Preferred Stock. The Series AA Preferred Stock will be sold at $25.00 per share and it is expected that we will either redeem the Series AA Preferred Stock at a redemption price equal to 100% of such original issue price, plus accrued dividends thereon, or that holders of the Series AA Preferred Stock will exercise their right to request that we redeem or repurchase the Series AA Preferred Stock at a redemption or repurchase price equal to 100% of such original issue price, plus accrued dividends thereon, and less certain redemption fees payable if shares are redeemed in the first three years. Accordingly, the $25.00 price per share of Series AA Preferred Stock is arbitrary and represents the amount of investment made by an investor for purposes of determining the redemption and repurchase price. The principal factors considered in determining the initial public offering price include:

•	the information set forth in this offering circular;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for the future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this offering;

•	the recent market price of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by us.

DIVIDEND POLICY

Dividends on our Series AA Preferred Stock being offered will be cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series AA Preferred Stock will be entitled to receive cumulative monthly cash dividends at a per annum rate of 9.5% of the stated value of the Series AA Preferred Stock (or $0.198 per share each month based on the initial stated value). Dividends on each share of Series AA Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance and regardless of whether our board of directors declares and pays such dividends. Holders of our Series A Preferred Stock as of the applicable record date will be entitled to receive non-cumulative dividends payable annually, at the Company’s option, (i) in cash or (ii) in shares of the Company’s Class A common stock, at a price per share of Class A Common Stock equal to the lower of (A) the average closing price of Class A Common Stock as quoted on the principal trading market, if any, in which the shares of Class A Common Stock then trade (“Principal Market”) for the five trading days immediately preceding the date of issuance, or (B) the closing price of the Class A Common Stock as quoted on the Principal Market on the trading day prior to the date of issuance, but in no event less than $1.00 per share. If our certificate of incorporation, provisions of Delaware law or our borrowing agreements prohibit us from paying dividends, unpaid dividends will accumulate.

Our anticipated source of funds to pay the cumulative dividends for our Series AA Preferred Stock and non-cumulative dividends for our Series A Preferred Stock will be from net operating income, retained earnings and the proceeds of the refinancing of our other indebtedness. We believe that our net operating income will increase as we deploy the funds raised in this offering in a manner consistent with the use of proceeds described in this offering circular. We expect that our retained earnings will increase as we increase net operating income, and we expect to refinance other indebtedness on our properties based upon our increased net operating income and then use the proceeds of such refinancings along with our retained earnings to repay investors.

See also “Risk Factors—Risks Related to this Offering and Ownership of Our Series AA Preferred Stock—We cannot assure you that we will be able to pay dividends.”

We have never declared dividends or paid cash dividends on our Common Stock. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Class A Common Stock is quoted on the Nasdaq Capital Market under the symbol “CWD.” The following table sets forth, for the periods indicated, the high and low closing prices of our Class A Common Stock. These prices reflect inter-dealer prices, without retain mark-up or commission, and may not represent actual transactions.

	Closing Prices
	High	Low
Fiscal Year Ending December 31, 2024
1st Quarter	$1.46	$0.90
2nd Quarter	$1.03	$0.79
3rd Quarter	$0.86	$0.52
4th Quarter (through December 3, 2024)	$0.71	$0.44

Fiscal Year Ended December 31, 2023
2nd Quarter	$7.70	$1.85
3rd Quarter	$2.14	$1.25
4th Quarter	$1.74	$1.29

Holders

As of September 30, 2024, there were approximately 1,519 registered holders of our Class A Common Stock. This number excludes the shares owned by stockholders holding shares under nominee security position listings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the “Cautionary Note Regarding Forward-Looking Statements” explanation included herein.

Overview

Over the past 15 years, Caliber has grown into a leading diversified alternative asset management firm, managing more than $2.9 billion in assets under management (“AUM”) and assets under development (“AUD”). Caliber’s primary goal is to enhance the wealth of accredited investors seeking to make investments in middle-market assets. We strive to build wealth for our clients by creating, managing, and servicing middle-market investment funds, private syndications, and direct investments. Through our funds, we invest primarily in real estate, private equity, and debt facilities. We market and fundraise to direct channels and to wholesale channels.

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investment opportunities, primarily projects that range in value between $5.0 million and $50.0 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

As an alternative asset manager, we offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services including development and construction management, acquisition and disposition expertise, and fund formation, which we believe differentiate us from other asset management firms. We earn the following fees from providing these services under our asset management platform:

•	Fund set-up fees are a one-time fee for the initial formation, administration, and set-up of fund products we distribute and manage. These fees are recognized at the point in time when the performance under the contract is complete.

•	Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to the Caliber Hospitality Trust, the Company earns a fund management fee of 0.70% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust.

•	Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guaranteeing certain loans, representing a performance obligation that the Company satisfies over time.

•	Real estate development revenues are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project for services performed as the principal developer, which include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by the funds. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, development fee revenue is recognized over time as the performance obligations are satisfied.

•	Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transactions.

•	Performance allocations are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 15.0% to 35.0%, of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

Historically, the Company’s operations were organized into three reportable segments: fund management, development, and brokerage. During the year ended December 31, 2023, the Company reevaluated its reportable segments, considering (i) the evolution of the Company after closing its initial public offering and how the Company’s chief operating decision maker (“CODM”), the Company’s Chief Executive Officer, assesses performance and allocates resources, (ii) changes to the budgeting process and in key personnel driven by the Company’s growth initiatives, and (iii) how management reports ongoing company performance to the Board of Directors. With the evolution and growth of the Company, the Company’s CODM assesses performance and resource allocation on an aggregate basis under the Company’s asset management platform, and no longer reviews operating results for development or brokerage activity separately. As such, management concluded that the Company operates through one operating segment.

The Company’s CODM assesses revenue, operating expenses and key operating statistics to evaluate performance and allocate resources on a basis that eliminates the impact of the consolidated investment funds (intercompany eliminations required by U.S. GAAP) and noncontrolling interests. Management concluded that the consolidated investment funds do not meet the requirements in ASC 280, Segment Reporting, of operating segments, as the Company’s CODM does not review the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances will be made to these funds. The investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds.

Caliber was originally founded as Caliber Companies, LLC, an Arizona limited liability company, organized under the laws of Arizona, and commenced operations in January 2009. In November 2014, the Company was reorganized as a Nevada corporation and in June 2018, we reincorporated in the state of Delaware. On our website we make available, free of charge, information about the Company and its’ investments. None of the information on our website is deemed to be part of this report.

Trends Affecting Our Business

Our business is driven by trends which affect the following:

1)	Capital formation: any trend which increases or decreases investors’ knowledge of alternative investments, desire to acquire them, access to acquire them, and knowledge and appreciation of Caliber as a potential provider, will affect our ability to attract and raise new capital. Capital formation also drives investment acquisitions, which contribute to Caliber’s revenues.

2)	Investment acquisition: any trend which increases or decreases the supply of middle-market real estate projects or loans, the accessibility of developments or development incentives, or enhances or detracts from Caliber’s ability to access those projects will affect our ability to generate revenue. Coincidentally, investment acquisitions, or the rights to acquire an investment, drive capital formation – creating a flywheel effect for Caliber.

3)	Project execution: any trend which increases or decreases the costs of execution on a real estate project, including materials pricing, labor pricing, access to materials, delays due to governmental action, and the general labor market, will affect Caliber’s ability to generate revenues.

Our business depends in large part on our ability to raise capital for our funds from investors. Since our inception, we have continued to successfully raise capital into our funds with our total capital raised through September 30, 2024 of approximately $710.5 million. Our success at raising new capital into our funds is impacted by the extent to which new investors see alternative assets as a viable option for capital appreciation and/or income generation. Since our ability to raise new capital into our funds is dependent upon the availability and willingness of investors to direct their investment dollars into our products, our financial performance is sensitive in part to changes in overall economic conditions that affect investment behaviors. The demand from investors is dependent upon the type of asset, the type of return it will generate (current cash flow, long-term capital gains, or both) and the actual return earned by our fund investors relative to other comparable or substitute products. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect an investor’s ability and desire to invest in real estate. For example, a significant interest rate increase could cause a projected rate of return to be insufficient after considering other risk exposures. Additionally, if weakness in the economy emerges and actual or expected default rates increase, investors in our funds may delay or reduce their investments; however, we believe our approach to investing and the capabilities that Caliber manages throughout the deal cycle will continue to offer an attractive value proposition to investors.

In June 2023, the United States of America’s House of Representatives unanimously approved legislation that would increase the number of investors who can participate in private offerings of securities by expanding the accredited investor criteria. The Fair Investment Opportunities for Professional Experts Act would expand the definition of accredited investor to include people with certain licenses, education or professional experience. The Accredited Investor Definition Review Act would give the SEC discretion to determine the certifications, designations or credentials investors must possess to be accredited and directs the SEC to review the accredited investor definition every five years. We believe these government actions will increase the size of our potential investor base significantly, however we cannot yet assess the number of newly accredited investors that would have the ability or interest to invest in a Caliber fund.

While we have had historical successes, there can be no assurance that fundraising for our new and existing funds will experience similar success. If we were unable to raise such capital, we would be unable to deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

We remain confident about our ability to find, identify, and source new investment opportunities that meet the requirements and return profile of our investment funds despite headwinds associated with increased asset valuations, competition and increased overall cost of credit. We continue to identify strategic acquisitions on off-market terms and anticipate that this trend will continue. We are at a point in our investment cycle where some of our funds have begun to exit significant parts of their portfolios while other are approaching a potential harvesting phase. We have complemented these cycles with other newer funds that will maintain management fees while providing continued sources of activity.

In February 2023, we expanded our access to institutional capital by entering into an agreement with Skyway Capital Markets to serve as a managing broker-dealer for our primary investment products. The agreement designates Skyway to assist us to raise capital primarily from third party broker-dealers and registered investment advisors, many of which have an existing business relationship with Skyway. Skyway will assist us in our efforts to hire, train and manage a national wholesaling team, secure selling agreements, and provide appropriate due diligence to advisors distributing our funds. Our current managing broker-dealer will remain engaged with us to supervise and manage our existing private client sales team and to join Skyway as a selling group member.

Acquiring new assets includes being able to negotiate favorable loans on both a short and long-term basis. We strive to forecast and project our returns using assumptions about, among other things, the types of loans that we might expect the market to extend for a particular type of asset. This becomes more complex when the asset also requires construction financing. We may also need to refinance existing loans that are due to mature. Factors that affect these arrangements include the interest rate and economic environment, the estimated fair value of real property, and the profitability of the asset’s historical operations. These capital market conditions may affect the renewal or replacement of our credit agreements, some of which have maturity dates occurring within the next 12 months. Obtaining such financing is not guaranteed and is largely dependent on market conditions and other factors.

The advancement of real estate investment-oriented technology, sometimes referred to as “proptech” offers Caliber the benefit of new and innovative technologies to better execute on capital formation strategies, investment acquisition strategies, and investment management strategies. In recent years, Caliber has added to its technology stack with systems that we believe lead the market in their specific ability to enhance execution on our projects. Several of these technologies seek to incorporate investments in artificial intelligence, which we believe will be a prevailing trend in helping Caliber to enhance its project execution going forward.

Regional conflicts and instability, such as those in Israel and Ukraine, can have significant impacts on global markets and economies and investor perception and tolerance for risk. These conflicts could lead to increased volatility in financial markets, disrupt supply chains, and change investor appetite for investments in alternative assets.

Business Environment

Global markets are experiencing significant volatility driven by concerns over inflation, rising interest rates, slowing economic growth and geopolitical uncertainty. The annual inflation rate in the United States increased to 9.1% in June 2022, the highest rate since November 1981, but decreased to 2.4% in September 2024. As a result, from January 1, 2022 through September 18, 2024, the Federal Reserve increased the federal funds rate by 525 basis points, but subsequently, on September 19, 2024, the Federal Reserve decreased the federal funds rate by 50 basis points. The rising interest rates, coupled with periods of significant equity and credit market volatility may potentially make it more difficult for us to find attractive opportunities for our funds to exit and realize value from their existing investments. Historically, inflation has tended to favor new capital formation for Caliber’s funds, as investors seek opportunities that can hedge against rising costs, such as real estate investments. In addition, the increase in interest rates has put pressure on owners of existing real estate to sell assets as their loans mature. Combined with a shrinking pool of buyers, the commercial and residential real estate markets in our favored geographies are moving away from a seller’s market and closer to a buyer’s market. It remains to be seen if a stressed or distressed market may emerge, similar to Caliber’s early years of operations. In both a buyer’s market and a stressed or distressed market, Caliber expects its business model to outperform, as our direct access to investor capital and our ability to invest in a variety of asset classes allows Caliber to move with the market and take advantage of potentially attractive prices. For project execution, inflation has increased the cost of nearly all building materials and labor types, increasing the cost of construction and renovation of our funds’ assets.

Key Financial Measures and Indicators

Our key financial measures are discussed in the following pages. Additional information regarding these key financial measures and our other significant accounting policies can be found in Note 2 – Summary of Significant Accounting Policies in the notes to our accompanying consolidated financial statements included herein.

Total Revenue

We generate the majority of our revenue in the form of asset management fee revenues and performance allocations. Included within our consolidated results, are the related revenues of certain consolidated VIEs.

Total Expenses

Total expenses include operating costs, general and administrative, marketing and advertising and depreciation and amortization. Included within our consolidated results, are the related expenses of consolidated VIEs.

Other Income (Expenses)

Other income (expenses) include interest expense and interest income.

Results of Operations

Comparison of the Consolidated Results of Operations for the Nine Months Ended September 30, 2024 and 2023

Our consolidated results of operations are impacted by the timing of consolidation, deconsolidation, and operating performance of our consolidated and previously consolidated funds. Periods presented may not be comparable due to the consolidation or deconsolidation certain funds. In particular, the Company deconsolidated Caliber Hospitality, LP, the Caliber Hospitality Trust, and their consolidated subsidiaries, Elliot, and DT Mesa during the nine months ended September 30, 2024. The following table and discussion provide insight into our consolidated results of operations for the nine months ended September 30, 2024 and 2023 (in thousands):

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
Revenues
Asset management revenues	$12,926	$6,246	$6,680	106.9%
Performance allocations	357	2,474	(2,117)	(85.6)%
Consolidated funds – hospitality revenues	23,533	52,008	(28,475)	(54.8)%
Consolidated funds – other revenues	5,616	6,264	(648)	(10.3)%
Total revenues	42,432	66,992	(24,560)	(36.7)%

Expenses
Operating costs	15,389	16,205	(816)	(5.0)%
General and administrative	5,460	4,914	546	11.1%
Marketing and advertising	507	888	(381)	(42.9)%
Depreciation and amortization	439	409	30	7.3%
Consolidated funds – hospitality expenses	23,191	59,676	(36,485)	(61.1)%
Consolidated funds – other expenses	5,405	6,757	(1,352)	(20.0)%
Total expenses	50,391	88,849	(38,458)	(43.3)%

Other income, net	1,015	1,479	(464)	(31.4)%
Interest income	325	279	46	16.5%
Interest expense	(3,958)	(3,408)	550	16.1%
Net loss before income taxes	(10,577)	(23,507)	12,930	(55.0)%
Benefit from income taxes	—	—	—	0.0%
Net loss	(10,577)	(23,507)	12,930	(55.0)%
Net loss attributable to noncontrolling interests	(2,188)	(13,165)	10,977	(83.4)%
Net loss attributable to CaliberCos Inc.	$(8,389)	$(10,342)	$(1,953)	(18.9)%

For the nine months ended September 30, 2024 and 2023, total revenues were $42.4 million and $67.0 million, respectively, representing a period-over-period decrease of 36.7%, which was primarily due to a decrease in consolidated fund revenues as a result of the deconsolidation of Caliber Hospitality, LP and the Caliber Hospitality Trust in March 2024. See the Segment Analysis section below in which revenues are presented on a basis that deconsolidates our consolidated funds. As a result, segment revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP, because these fees are eliminated in consolidation when they are derived from a consolidated fund.

For the nine months ended September 30, 2024 and 2023, total expenses were $50.4 million and $88.8 million, respectively, representing a period-over-period decrease of 43.3%. The increase was primarily due to a decrease in consolidated fund expenses which was primarily due to the deconsolidation of Caliber Hospitality, LP and Caliber Hospitality Trust in March 2024.

Comparison of the Unconsolidated Results of Operations for the Nine Months Ended September 30, 2024 and 2023

The following table and discussion provide insight into our unconsolidated results of operations of the asset management platform for the nine months ended September 30, 2024 and 2023 (in thousands).

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
Revenues
Asset management revenues	$15,976	$10,977	$4,999	45.5%
Performance allocations	378	2,474	(2,096)	(84.7)%
Total revenues	16,354	13,451	2,903	21.6%

Expenses
Operating costs	15,971	15,912	$59	0.4%
General and administrative	5,490	4,659	831	17.8%
Marketing and advertising	508	887	(379)	(42.7)%
Depreciation and amortization	447	197	250	126.9%
Total expenses	22,416	21,655	761	3.5%

Other income (loss), net	1,468	294	$1,174	399.3%
Interest income	514	1,479	(965)	(65.2)%
Interest expense	(3,958)	(3,409)	549	16.1%
Net (loss) income before income taxes	(8,038)	(9,840)	(1,802)	(18.3)%
Provision for income taxes	—	—	—	0.0%
Net (loss) income	$(8,038)	$(9,840)	$(1,802)	(18.3)%

For the nine months ended September 30, 2024 and 2023, total revenues were $16.4 million and $13.5 million, respectively, representing a period-over-period increase of 21.6%. The table below (in thousands) compares the revenues earned for providing services under the Company’s asset management platform as described in the Revenue Recognition section of Note 2 – Summary of Significant Accounting Policies for the nine months ended September 30, 2024 to the revenues earned for the same period in 2023.

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
Fund set-up fees	$1,502	$470	$1,032	219.6%
Fund management fees	7,972	7,136	836	11.7%
Financing fees	616	631	(15)	(2.4)%
Development and construction fees	5,066	2,128	2,938	138.1%
Brokerage fees	820	612	208	34.0%
Total asset management	15,976	10,977	4,999	45.5%
Performance allocations	378	2,474	(2,096)	(84.7)%
Total unconsolidated revenue	$16,354	$13,451	$2,903	21.6%

The increase in fund set-up fees is due to capital raise fees earned related to an existing fund during the three months ended September 30,2024, as well as revenue earned from two new fund offerings during the nine months ended September 30, 2024, for which revenue was not recognized in 2023.

The increase in fund management fees is related to an increase of managed capital and fees earned from the Caliber Hospitality Trust related to the acquisition of one hotel property. Fund management fees were based on 1.0% to 1.5% of the unreturned capital contributions in each fund and a fund management fee of 0.7% of the Caliber Hospitality Trust’s enterprise value.

The decrease in performance allocations is due to the carried interest earned related to the contribution of the hospitality assets to Caliber Hospitality, LP in March 2023.

For the nine months ended September 30, 2024 and 2023, total expenses were $22.4 million and $21.7 million, respectively, representing a period-over-period increase of 3.5%. The increase was primarily due to an increase in general and administrative expenses related to accounting and consulting fees, and software expenses.

Other income, net was $1.5 million for the nine months ended September 30, 2024, as compared to $0.3 million for the nine months ended September 30, 2023. The increase is primarily due to an increase in rental and reimbursement revenue from space leased at the Company’s corporate headquarters.

For the nine months ended September 30, 2024 and 2023, interest expense was $4.0 million and $3.4 million, respectively. The increase was primarily due to the increase in the weighted average corporate notes outstanding during the nine months ended September 30, 2024, as compared to the same period in 2023.

Comparison of the Consolidated Results of Operations for the Years Ended December 31, 2023 and 2022

The following table and discussion provide insight into our consolidated results of operations for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022	$ Change	% Change
Revenues
Asset management revenues	$10,571	$15,344	$(4,773)	(31.1)%
Performance allocations	3,639	2,543	1,096	43.1%
Consolidated funds – hospitality revenues	68,905	59,564	9,341	15.7%
Consolidated funds – other revenues	7,822	6,505	1,317	20.2%
Total revenues	90,937	83,956	6,981	8.3%

Expenses
Operating costs	21,311	14,609	6,702	45.9%
General and administrative	6,770	6,679	91	1.4%
Marketing and advertising	1,052	1,179	(127)	(10.8)%
Depreciation and amortization	550	58	492	848.3%
Consolidated funds – hospitality expenses	80,669	60,667	20,002	33.0%
Consolidated funds – other expenses	9,162	9,213	(51)	(0.6)%
Total expenses	119,514	92,405	27,109	29.3%

Consolidated funds - gain on sale of real estate investments	4,976	21,530	(16,554)	(76.9)%

Other income, net	374	326	48	14.7%
Gain on extinguishment of debt	—	1,421	(1,421)	(100.0)%
Interest income	350	178	172	96.6%
Interest expense	(4,717)	(1,055)	(3,662)	347.1%
Net (loss) income before income taxes	(27,594)	13,951	(41,545)	(297.8)%
Benefit from income taxes	—	—	—	0.0%
Net (loss) income	(27,594)	13,951	(41,545)	(297.8)%
Net (loss) income attributable to noncontrolling interests	(14,891)	11,931	(26,822)	(224.8)%
Net (loss) income attributable to CaliberCos Inc.	$(12,703)	$2,020	$(14,723)	(728.9)%

For the years ended December 31, 2023 and 2022, total revenues were $90.9 million and $84.0 million, respectively, representing a period-over-period increase of 8.3%. This increase was primarily due to an increase in revenues in our consolidated fund hotel assets resulting from increased occupancy rates and higher average daily rates and from revenues from Hilton Tucson East, which became a consolidated entity during the year ended December 31, 2023, offset by a decrease in asset management revenues. Asset management revenues consist of fees earned for fund set-up and formation, asset management, financing, development and construction, and brokerage services. The decrease in asset management revenues was primarily due to fund set-up fees earned for services performed in conjunction with the formation of Caliber Tax Advantaged Opportunity Zone Fund II, LLC during the year ended December 31, 2022.

For the years ended December 31, 2023 and 2022, total expenses were $119.5 million and $92.4 million, respectively, representing a period-over-period increase of 29.3%. The increase was primarily due to an increase in consolidated fund related expenses due to rising labor costs and variable costs associated with increased revenue, such as management and franchise fees and loyalty program costs, and from operating expenses from Hilton Tucson East, which became a consolidated entity during the year ended December 31, 2023. In addition, there was an increase in operating costs from (i) additional payroll associated with increased headcount and cost of human capital driven by the Company’s growth initiatives, as the Company looks to enhance its capabilities across all lines of service, and (ii) an increase in stock compensation expense for restricted stock units that vested upon the closing of the Company’s initial public offering.

For the year ended December 31, 2023, consolidated funds – gain on sale of real estate investments includes the $5.0 million gain recognized on the sale of Northsight Crossing, a commercial property with a cost basis of $21.7 million. For the year ended December 31, 2022, consolidated funds – gain on sale of real estate investments includes the $21.5 million gain recognized on the sale of GC Square Apartments, a multi-family property with a cost basis of $9.1 million.

For the year ended December 31, 2023, other income, net includes rental income of $1.6 million related to space leased to third parties in Caliber’s headquarters office building, offset by a $1.3 million loss of estimated amounts due to investors of the Caliber Residential Advantage Fund, LP (“CRAF”) upon redemption of their investment and payment of any accrued and unpaid preferred return related to the disposal of the last single-family residential home owned by the fund (“Loss on CRAF Investment Redemption”). There was no comparable activity during the year ended December 31, 2022.

For the years ended December 31, 2023 and 2022, interest expense was $4.7 million and $1.1 million, respectively. The increase was primarily due to the increase in corporate notes outstanding during the year ended December 31, 2023, as compared to the same period in 2022. In addition, there was one real estate note outstanding during the year ended December 31, 2023 with no comparable real estate notes outstanding during the same period in 2022.

Comparison of the Unconsolidated Results of Operations for the Year Ended December 31, 2023 and 2022

The following table and discussion provide insight into our unconsolidated results of operations of the asset management platform for the year ended December 31, 2023 and 2022 (in thousands). Unconsolidated revenues and expenses are presented on a basis that deconsolidates our consolidated funds (intercompany eliminations) and eliminates noncontrolling interest. As a result, unconsolidated revenues are different than those presented on a consolidated basis in accordance with U.S. GAAP because fee revenue is eliminated in consolidation when it is derived from a consolidated fund and due to the exclusion of the fund revenue recognized by the consolidated funds. Furthermore, unconsolidated expenses are also different than those presented on a consolidated U.S. GAAP basis due to the exclusion of fund expenses that are paid by the consolidated funds. See the Non-GAAP Measures section below for reconciliations of the unconsolidated results to the most comparable U.S. GAAP measure.

	Year Ended December 31,
	2023	2022	$ Change	% Change
Revenues
Asset management revenues	$16,982	$21,575	$(4,593)	(21.3)%
Performance allocations	3,656	2,543	1,113	43.8%
Total revenues	20,638	24,118	(3,480)	(14.4)%

Expenses
Operating costs	21,808	14,609	$7,199	49.3%
General and administrative	6,807	6,742	65	1.0%
Marketing and advertising	1,053	1,179	(126)	(10.7)%
Depreciation and amortization	551	44	507	1,152.3%
Total expenses	30,219	22,574	7,645	33.9%

Other income (loss), net	649	256	$393	153.5%
Gain on extinguishment of debt	—	1,421	(1,421)	(100.0)%
Interest income	1,863	177	1,686	952.5%
Interest expense	(4,716)	(1,056)	(3,660)	346.6%
Net (loss) income before income taxes	(11,785)	2,342	(14,127)	(603.2)%
Provision for income taxes	—	—	—	0.0%
Net (loss) income	$(11,785)	$2,342	$(14,127)	(603.2)%

For the years ended December 31, 2023 and 2022, total revenues were $20.6 million and $24.1 million, respectively, representing a period-over-period decrease of 14.4%. The table below compares the revenues earned for providing services under the Company’s asset management platform as described in the Revenue Recognition section of Note 2 – Summary of Significant Accounting Policies for the year ended December 31, 2023 to the revenues earned for the year ended December 31, 2022.

	Year Ended December 31,
	2023	2022	$ Change	% Change
Fund set-up fees	$523	$6,160	$(5,637)	(91.5)%
Fund management fees	9,597	8,347	1,250	15.0%
Financing fees	629	1,128	(499)	(44.2)%
Development and construction fees	4,984	3,492	1,492	42.7%
Brokerage fees	1,249	2,448	(1,199)	(49.0)%
Total asset management	16,982	21,575	(4,593)	(21.3)%
Performance allocations	3,656	2,543	1,113	43.8%
Total unconsolidated revenue	$20,638	$24,118	$(3,480)	(14.4)%

The decrease in fund set-up fees relates to services performed in conjunction with the formation of Caliber Tax Advantaged Opportunity Zone Fund II, LLC during the year ended December 31, 2022. In addition, the Company is transitioning from fund formation fees that are recognized as capital is raised into a fund to fund set-up fees that are a one-time fee not conditional on capital raise, resulting in a decrease in fund set-up fees of $0.9 million from the year ended December 31, 2022 to the year ended December 31, 2023.

The increase in development and construction fees is primarily due the execution of development agreements related to eight projects, partially offset by completing construction at three projects during the year ended December 31, 2023.

The decrease in brokerage fees is primarily due to a decrease in brokerage transactions, which were $57.8 million during the year ended December 31, 2023, as compared to $117.5 million in the same period in 2022.

For the year ended December 31, 2023 performance allocations were $3.7 million, which represents the carried interest earned related to the contribution of the hospitality assets to Caliber Hospitality, LP in March 2023, the disposition of one commercial property located in Scottsdale, Arizona, and 80 acres of land located in Johnstown, Colorado. For the year ended December 31, 2022 performance allocations were $2.5 million, which represents the carried interest earned related to the sale of the GC Square Apartments multi-family property in March 2022.

For the years ended December 31, 2023 and 2022, total expenses were $30.2 million and $22.6 million, respectively, representing a period-over-period increase of 33.9%. The increase was primarily due to an increase in operating costs from (i) additional payroll associated with increased headcount and cost of human capital driven by the Company’s growth initiatives, as the Company looks to enhance its capabilities across all lines of service, and (ii) an increase in stock compensation expense for restricted stock units that vested upon the closing of the Company’s initial public offering. The increase in depreciation and amortization was primarily due to the acquisition of the Company’s headquarters office building during the year ended December 31, 2023.

For the year ended December 31, 2023, other income, net includes rental income of $1.6 million related to space leased to third parties in Caliber’s headquarters office building, offset by a $1.3 million loss of estimated amounts due to investors of the Caliber Residential Advantage Fund, LP upon redemption of their investment and payment of any accrued and unpaid preferred return related to the disposal of the last single-family residential home owned by the fund. There was no comparable activity during the year ended December 31, 2022.

For the years ended December 31, 2023 and 2022, interest expense was $4.7 million and $1.1 million, respectively. The increase was primarily due to the increase in corporate notes outstanding during the year ended December 31, 2023, as compared to the same period in 2022. In addition, there was one real estate note outstanding during the year ended December 31, 2023 with no comparable real estate notes outstanding during the same period in 2022.

Investment Valuations

The investments that are held by our funds are generally considered to be illiquid and have no readily ascertainable market value. We value these investments based on our estimate of their fair value as of the date of determination. We estimate the fair value of our fund’s investments based on several inputs built within forecasting models. The models generally rely on discounted cash flow analysis and other techniques and may include independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amounts of cash flows, income and expenses for the property, the appropriateness of discount rates used, overall capitalization rate, and, in some cases, the ability to execute, estimated proceeds and timing of expected sales and financings. Most of our assets utilize the income approach to value the property. Where appropriate, management may obtain additional supporting evidence of values from methods generally utilized in the real estate investment industry, such as appraisal reports and broker price opinion reports.

With respect to the underlying factors that led to the change in fair value in the current year, we identify assets that are undervalued and/or underperforming as part of our acquisition strategy. Such assets generally undergo some form of repositioning soon after our acquisition to help drive increased appreciation and operating performance. Once the repositioning is complete, we focus on increasing the asset’s net operating income, thereby further increasing the value of the asset. By making these below-market acquisitions, adding value through development activities, and increasing free cash flow with proper management all represent a material component to our core business model.

A unique feature of Caliber’s funds is the discretion given to Caliber’s management team to decide when to sell assets and when to hold them. We believe this discretion allows Caliber to avoid selling properties that, while their business plan may have matured, the market will not pay an attractive price in the current environment. Avoiding selling at a time of disruption, such as all of 2020, is critical to preserving the value of our assets, our carried interest, our ongoing revenues, and our clients’ capital. While this is management’s expectation, there can be no assurance these outcomes will occur.

Assets Under Management

AUM refers to the assets we manage or sponsor. We monitor two types of information regarding our AUM:

i.	Managed Capital – we define this as the total capital we fundraise from our customers as investments in our funds. It also includes fundraising into our corporate note program, the proceeds of which were used, in part, to invest in or loan to our funds. We use this information to monitor, among other things, the amount of ‘preferred return’ that would be paid at the time of a distribution and the potential to earn a performance fee over and above the preferred return at the time of the distribution. Our fund management fees are based on a percentage of managed capital or a percentage of assets under management, and monitoring the change and composition of managed capital provides relevant data points for Caliber management to further calculate and predict future earnings.

ii.	Fair Value (“FV”) AUM – we define this as the aggregate fair value of the real estate assets we manage and from which we derive management fees, performance revenues and other fees and expense reimbursements. We estimate the value of these assets quarterly to help make sale and hold decisions and to evaluate whether an existing asset would benefit from refinancing or recapitalization. This also gives us insight into the value of our carried interest at any point in time. We also utilize FV AUM to predict the percentage of our portfolio which may need development services in a given year, fund management services (such as refinance), and brokerage services. As we control the decision to hire for these services, our service income is generally predictable based upon our current portfolio AUM and our expectations for AUM growth in the year forecasted. As of September 30, 2024, we had total FV AUM of approximately $807.0 million.

Although we believe we are utilizing generally accepted methodologies for our calculation of managed capital and FV AUM, it may differ from our competitors, thereby making these metrics non-comparable to our competitors.

Managed Capital

The table below summarizes the activity of the managed capital for the year ended September 30, 2024 (in thousands):

Managed Capital
Balances as of December 31, 2022	$383,189
Originations	74,857
Redemptions	(22,962)
Other (1)	2,541
Balances as of December 31, 2023	$437,625
Originations	19,099
Redemptions	(2,819)
Balances as of March 31, 2024	$453,905
Originations	18,936
Redemptions	(3,041)
Balances as of June 30, 2024	$469,800
Originations	23,372
Redemptions	(7,900)
Balances as of September 30, 2024	$485,272

(1)	Other represents the inclusion of an investment of one of our funds upon the completion of an equity swap during the year ended December 31, 2023.

The following table summarizes managed capital for our investment fund portfolios as of September 30, 2024 and December 31, 2023 (in thousands):

	September 30, 2024	December 31, 2023	December 31, 2022
Real Estate
Hospitality	$47,560	$43,660	$102,071
Caliber Hospitality Trust (1)	96,879	70,747	—
Residential	92,683	74,224	62,819
Commercial	167,989	155,004	128,210
Total Real Estate (2)	405,111	343,635	293,100
Credit (3)	70,541	84,588	74,766
Other (4)	9,620	9,402	15,323
Total	$485,272	$437,625	$383,189

(1)	The Company earns a fund management fee of 0.70% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust.

(2)	Beginning during the year ended December 31, 2023, the Company includes capital raised from investors in CaliberCos Inc. through corporate note issuances that was further invested in our funds in Managed Capital. As of September 30, 2024 and December 31, 2023, the Company had invested $19.7 million and $18.3 million, respectively, in our funds.

(3)	Credit managed capital represents loans made to Caliber’s investment funds by the Company and our diversified funds. As of September 30, 2024 and December 31, 2023, the Company had loaned $0.3 million and $8.5 million to our funds.

(4)	Other managed capital represents undeployed capital held in our diversified funds.

Managed capital for our hospitality investment funds increased by $3.9 million during the nine months ended September 30, 2024, due to a $3.9 million related party note receivable bearing 12.0% interest, issued to Caliber Hospitality Trust.

Managed capital for our hospitality funds increased by $12.3 million during the year ended December 31, 2023, representing: (i) the $6.7 million purchase of Caliber Hospitality Trust’s Class A non-voting preferred stock and (ii) $1.2 million purchase of Caliber Hospitality Trust’s Class B non-voting preferred stock, which was offset by (iii) a $6.0 million decrease when hotel operations ceased at the Four Points by Sheraton hotel, as the Company is converting the property into a multi-family residential asset. The Company also invested $10.4 million into our hospitality funds through corporate notes.

Managed capital for the Caliber Hospitality Trust increased by $26.1 million during the nine months ended September 30, 2024, primarily due to the issuance of $9.6 million of Caliber Hospitality, LP operating partnership units in exchange for the contribution of a hotel from L.T.D. on March 7, 2024 (the first of nine committed hotels from L.T.D.’s portfolio) and $16.6 million of investments in Caliber Hospitality Trusts’ non-voting preferred stock.

Managed capital for our residential investment funds increased by $18.5 million during the nine months ended September 30, 2024, due to: (i) $13.0 million in capital raised into our residential assets offset by $6.8 million of redemptions, and (ii) $12.3 million contributed by our diversified funds.

Managed capital for our residential investment funds increased by $11.4 million during the year ended December 31, 2023: representing (i) $7.1 million in capital raised into our residential assets offset by $4.3 million of redemptions, and (ii) $5.1 million contributed by our diversified funds offset by $2.5 million of redemptions by diversified funds. Additionally, there was an additional $6.0 million due to the planned conversion of the Four Points by Sheraton hotel discussed above.

Managed capital for our commercial investment funds increased $13.0 million during the nine months ended September 30, 2024, due to: (i) $8.8 million in capital raised into our commercial assets, offset by $3.2 million of redemptions, and (ii) $9.9 million contributed by our diversified funds offset by $2.5 million return of capital. The scope of investments included tenant improvements, land development, and acquiring existing operating commercial properties.

Managed capital for our commercial investment funds increased $26.8 million during the year ended December 31, 2023, representing: (i) $10.7 million in capital raised into our commercial assets offset by $9.8 million of redemptions, (ii) $2.5 million due to the inclusion of an investment of one of our funds upon the completion of an equity swap, and (iii) $25.7 million contributed by our diversified funds offset by $2.3 million of redemptions, to support four commercial ground-up builds and acquisitions in Arizona and one commercial ground-up build and acquisition in Colorado. The scope of investments included tenant improvements, land development, and acquiring existing operating commercial properties.

During the nine months ended September 30, 2024, our diversified funds deployed $13.5 million into our various real estate investments, which was offset by $20.0 million of repayments of outstanding notes receivable. The Company deployed $0.1 million directly into real estate investments in the form of notes receivable, which was offset by $7.5 million of repayments of outstanding notes receivable.

During the year ended December 31, 2023, we raised $21.0 million of new capital into Caliber Fixed Income Fund III, LP (“CFIF III”) and deployed it into our various real estate investments, which was offset by $19.4 million of repayments of the notes receivable. We also deployed $24.8 million directly into new investments in the form of notes receivable, which was offset by $16.6 million of repayments of the notes receivable.

As of September 30, 2024, we held $9.6 million of other managed capital, which included a $3.2 million private equity investment in a local start-up business and $6.4 million of undeployed cash and pursuit costs.

As of December 31, 2023, we held $9.4 million of other managed capital, which included a $3.2 million private equity investment in a local start-up business and $5.3 million of undeployed cash and pursuit costs, compared to $15.3 million of other managed capital, which included a $6.2 million private equity investment in a local start-up business and $12.1 million of undeployed cash and pursuit costs held as of December 31, 2022.

FV AUM

Our FV AUM increased primarily due to the L.T.D. hotel contribution into the Caliber Hospitality Trust. The table below details the activities that had an impact on our FV AUM, during the nine months ended September 30, 2024 (in thousands).

Balances as of December 31, 2022	$745,514
Assets acquired (4)	29,384
Construction and net market appreciation	9,129
Assets sold or disposed (1)	(52,710)
Credit (2)	9,822
Other (3)	51
Balances as of December 31, 2023	$741,190
CHT contribution	29,900
Construction and net market appreciation	10,971
Assets sold (1)	(12,771)
Credit (2)	(781)
Other (3)	(1,771)
Balances as of March 31, 2024	$766,738
Assets acquired (4)	14,000
Construction and net market appreciation	27,994
Assets sold or disposed (1)	(22,994)
Credit (2)	(12,835)
Other (3)	310
Balances as of June 30, 2024	$773,213
Assets acquired (4)	20,590
Construction and net market appreciation	11,910
Credit (2)	(431)
Other (3)	1,679
Balances as of September 30, 2024	$806,961

The following table summarizes FV AUM of our investment fund portfolios as of September 30, 2024 and December 31, 2023 (in thousands):

	September 30, 2024	December 31, 2023	December 31, 2022
Real Estate
Hospitality	$68,800	$67,200	$319,300
Caliber Hospitality Trust	240,300	201,600	—
Residential	162,100	138,000	86,900
Commercial	255,600	240,400	255,197
Total Real Estate	726,800	647,200	661,397
Credit (3)	70,541	84,588	74,766
Other (4)	9,620	9,402	9,351
Total	$806,961	$741,190	$745,514

(1)	Assets sold during the nine months ended September 30, 2024 include a commercial asset, lot sales related to two development assets in Colorado, and one home from our residential fund. Assets sold during the year ended December 31, 2023 include lot sales related to a development asset in Colorado, one development asset in Colorado, nine homes from our residential fund, and one commercial asset in Arizona.

(2)	Credit FV AUM represents loans made to Caliber’s investment funds by our diversified credit fund.

(3)	Other FV AUM represents undeployed capital held in our diversified funds.

(4)	Assets acquired during the nine months ended September 30, 2024 include land for one commercial asset in Colorado. Assets acquired during the year ended December 31, 2023 include one development asset in Colorado, our headquarters office building, and two multi-family residential assets in Arizona.

Assets Under Development

We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as AUD. This category includes projects to be built on undeveloped land and projects to be built and constructed on undeveloped lands, which are not yet owned by our funds. Completing these development activities may ultimately result in income-producing assets, assets we may sell to third parties, or both. As of September 30, 2024, we are actively developing 1,796 multifamily units, 697 single family units, 3.7 million square feet of commercial and industrial, and 3.5 million square feet of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects by us or a third party, is $2.1 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that AUD will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

Non-GAAP Measures

We use non-GAAP financial measures to evaluate operating performance, identify trends, formulate financial projections, make strategic decisions, and for other discretionary purposes. We believe that these measures enhance the understanding of ongoing operations and comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they provides investors a view of the performance attributable to CaliberCos Inc. When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Our presentation of non-GAAP measures may not be comparable to similarly identified measures of other companies because not all companies use the same calculations. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

Fee-Related Earnings and Related Components

Fee-Related Earnings is a supplemental non-GAAP performance measure used to assess our ability to generate profits from fee-based revenues, focusing on whether our core revenue streams, are sufficient to cover our core operating expenses. Fee-Related Earnings represents the Company’s net income (loss) before income taxes adjusted to exclude depreciation and amortization, stock-based compensation, interest expense and extraordinary or non-recurring revenue and expenses, including performance allocation revenue and gain (loss) on extinguishment of debt, public registration direct costs related to aborted or delayed offerings and our Reg A+ offering, the share repurchase costs related to the Company’s Buyback Program, litigation settlements, and expenses recorded to earnings relating to investment deals which were abandoned or closed. Fee-Related Earnings is presented on a basis that deconsolidates our consolidated funds (intercompany eliminations) and eliminates noncontrolling interest. Eliminating the impact of consolidated funds and noncontrolling interest provides investors a view of the performance attributable to CaliberCos Inc. and is consistent with performance models and analysis used by management.

Distributable Earnings

Distributable Earnings is a supplemental non-GAAP performance measure equal to Fee-Related Earnings plus performance allocation revenue and less interest expenses and provision for income taxes. We believe that Distributable Earnings can be useful as a supplemental performance measure to our GAAP results assessing the amount of earnings available for distribution.

Platform Adjusted EBITDA

Platform Adjusted EBITDA represents the Company’s Distributable Earnings adjusted for interest expense, the share repurchase costs related to the Company’s Buyback Program, other income (expense), and provision for income taxes on a basis that deconsolidates our consolidated funds (intercompany eliminations) and eliminates noncontrolling interest. Eliminating the impact of consolidated funds and noncontrolling interest provides investors a view of the performance attributable to CaliberCos Inc. and is consistent with performance models and analysis used by management.

Consolidated Adjusted EBITDA

Consolidated Adjusted EBITDA represents the Company’s and the consolidated funds’ earnings before net interest expense, income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, transaction fees, expenses and other public registration direct costs related to aborted or delayed offerings and our Reg A+ offering, the share repurchase costs related to the Company’s Buyback Program, litigation settlements, expenses recorded to earnings relating to investment deals which were abandoned or closed, any other non-cash expenses or losses, as further adjusted for extraordinary or non-recurring items.

The following table presents a reconciliation of net (loss) income attributable to CaliberCos Inc. to Fee-Related Earnings, Distributable Earnings, Platform Adjusted EBITDA, and Consolidated Adjusted EBITDA for the nine months ended September 30, 2024 and 2023 (in thousands):

	Nine Months Ended September 30,
	2024	2023
Net loss attributable to CaliberCos Inc.	$(8,389)	$(10,342)
Net loss attributable to noncontrolling interests	(2,188)	(13,165)
Net loss	(10,577)	(23,507)
Provision for income taxes	—	—
Net loss before income taxes	(10,577)	(23,507)
Depreciation and amortization	447	409
Consolidated funds’ impact on fee-related earnings	1,897	13,653
Stock-based compensation	1,722	3,017
Severance	203	19
Performance allocations	(357)	(2,474)
Other income, net	(1,015)	(1,479)
Interest expense, net	3,444	1,930
Fee-Related Earnings	(4,236)	(8,432)
Performance allocations	357	2,474
Interest expense, net	(3,444)	(1,930)
Distributable Earnings	(7,323)	(7,888)
Interest expense	3,958	3,408
Share buy-back	—	183
Other income, net	1,015	1,479
Consolidated funds’ impact on Caliber Adjusted EBITDA	642	14
Platform Adjusted EBITDA	(1,708)	(2,804)
Consolidated funds' EBITDA Adjustments	7,177	6,475
Consolidated Adjusted EBITDA	$5,469	$3,671

The following tables present a reconciliation of platform revenues, expenses and net income to the most comparable GAAP measure for the nine months ended September 30, 2024 and 2023 (in thousands):

	Nine Months Ended September 30, 2024
	Platform	Impact of Consolidated Funds	Consolidated
Revenues
Asset management	$15,976	$(3,050)	$12,926
Performance allocations	378	(21)	357
Consolidated funds – hospitality revenue	—	23,533	23,533
Consolidated funds – other revenue	—	5,616	5,616
Total revenues	16,354	26,078	42,432

Expenses
Operating costs	15,971	(582)	15,389
General and administrative	5,490	(30)	5,460
Marketing and advertising	508	(1)	507
Depreciation and amortization	447	(8)	439
Consolidated funds – hospitality expenses	—	23,191	23,191
Consolidated funds – other expenses	—	5,405	5,405
Total expenses	22,416	27,975	50,391

Other income, net	1,468	(453)	1,015
Interest income	514	(189)	325
Interest expense	(3,958)	—	(3,958)
Net loss before income taxes	(8,038)	(2,539)	(10,577)
Provision for income taxes	—	—	—
Net loss	(8,038)	(2,539)	(10,577)
Net loss attributable to noncontrolling interests	—	(2,188)	(2,188)
Net loss attributable to CaliberCos Inc.	$(8,038)	$(351)	$(8,389)

	Nine Months Ended September 30, 2023
	Platform	Impact of Consolidated Funds	Consolidated
Revenues
Asset management	$10,977	$(4,731)	$6,246
Performance allocations	2,474	—	2,474
Consolidated funds – hospitality revenue	—	52,008	52,008
Consolidated funds – other revenue	—	6,264	6,264
Total revenues	13,451	53,541	66,992

Expenses
Operating costs	15,912	293	16,205
General and administrative	4,659	255	4,914
Marketing and advertising	887	1	888
Depreciation and amortization	197	212	409
Consolidated funds – hospitality expenses	—	59,676	59,676
Consolidated funds – other expenses	—	6,757	6,757
Total expenses	21,655	67,194	88,849

Other income, net	294	1,185	1,479
Interest income	1,479	(1,200)	279
Interest expense	(3,409)	1	(3,408)
Net loss before income taxes	(9,840)	(13,667)	(23,507)
Provision for income taxes	—	—	—
Net loss	(9,840)	(13,667)	(23,507)
Net loss attributable to noncontrolling interests	—	(13,165)	(13,165)
Net loss attributable to CaliberCos Inc.	$(9,840)	$(502)	$(10,342)

The following table presents a reconciliation of net (loss) income attributable to CaliberCos Inc. to Fee-Related Earnings, Distributable Earnings, Platform Adjusted EBITDA, and Consolidated Adjusted EBITDA for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022
Net (loss) income attributable to CaliberCos Inc.	$(12,703)	$2,020
Net (loss) income attributable to noncontrolling interests	(14,891)	11,931
Net (loss) income	(27,594)	13,951
Provision for income taxes	—	—
Net (loss) income before income taxes	(27,594)	13,951
Depreciation and amortization	551	58
Consolidated funds’ impact on fee-related earnings	14,020	(11,551)
Stock-based compensation	3,726	460
Severance	19	—
Legal costs	—	525
Public registration costs	—	779
Performance allocations	(3,639)	(2,543)
Other income, net	(374)	(326)
Gain on extinguishment of debt	—	(1,421)
Interest expense, net	4,367	877
Fee-Related Earnings	(8,924)	809
Performance allocations	3,639	2,543
Interest expense, net	(4,367)	(877)
Distributable Earnings	(9,652)	2,475
Interest expense	4,717	1,055
Share buy-back	183	313
Other income, net	374	326
Loss on CRAF Investment Redemption	1,339	—
Gain on extinguishment of Payroll Protection Programs loans	—	1,421
Consolidated funds’ impact on Caliber Adjusted EBITDA	1,788	(71)
Platform Adjusted EBITDA	(1,251)	5,519
Consolidated funds' EBITDA Adjustments	11,419	31,220
Consolidated Adjusted EBITDA	$10,168	$36,739

The following tables present a reconciliation of platform revenues, expenses and net income to the most comparable GAAP measure for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31, 2023
	Platform	Impact of Consolidated Funds	Consolidated
Revenues
Asset management	$16,982	$(6,411)	$10,571
Performance allocations	3,656	(17)	3,639
Consolidated funds – hospitality revenue	—	68,905	68,905
Consolidated funds – other revenue	—	7,822	7,822
Total revenues	20,638	70,299	90,937

Expenses
Operating costs	21,808	(497)	21,311
General and administrative	6,807	(37)	6,770
Marketing and advertising	1,053	(1)	1,052
Depreciation and amortization	551	(1)	550
Consolidated funds – hospitality expenses	—	80,669	80,669
Consolidated funds – other expenses	—	9,162	9,162
Total expenses	30,219	89,295	119,514

Consolidated funds – gain on sale of real estate investments	—	4,976	4,976

Other income (loss), net	649	(275)	374
Interest income	1,863	(1,513)	350
Interest expense	(4,716)	(1)	(4,717)
Net loss before income taxes	(11,785)	(15,809)	(27,594)
Provision for income taxes	—	—	—
Net loss	(11,785)	(15,809)	(27,594)
Net loss attributable to noncontrolling interests	—	(14,891)	(14,891)
Net loss attributable to CaliberCos Inc.	$(11,785)	$(918)	$(12,703)

	Years Ended December 31, 2022
	Platform	Impact of Consolidated Funds	Consolidated
Revenues
Asset management	$21,575	$(6,231)	$15,344
Performance allocations	2,543	—	2,543
Consolidated funds – hospitality revenue	—	59,564	59,564
Consolidated funds – other revenue	—	6,505	6,505
Total revenues	24,118	59,838	83,956

Expenses
Operating costs	14,609	—	14,609
General and administrative	6,742	(63)	6,679
Marketing and advertising	1,179	—	1,179
Depreciation and amortization	44	14	58
Consolidated funds – hospitality expenses	—	60,667	60,667
Consolidated funds – other expenses	—	9,213	9,213
Total expenses	22,574	69,831	92,405

Consolidated funds – gain on sale of real estate investments	—	21,530	21,530

Other income, net	256	70	326
Gain on extinguishment of debt	1,421	—	1,421
Interest income	177	1	178
Interest expense	(1,056)	1	(1,055)
Net income before income taxes	2,342	11,609	13,951
Provision for income taxes	—	—	—
Net income	2,342	11,609	13,951
Net income attributable to noncontrolling interests	—	11,931	11,931
Net income (loss) attributable to CaliberCos Inc.	$2,342	$(322)	$2,020

Liquidity and Capital Resources

At September 30, 2024, the Company had a portfolio of corporate notes, whose composition and characteristics are similar to those reported in prior fiscal periods. At September 30, 2024, the portfolio consists of 211 unsecured notes with an aggregate principal balance of $33.0 million, of which $32.4 million mature within the 12-month period subsequent to November 12, 2024. Each note generally has a 12-month term with an option to extend for an additional 12-month term.

On November 26, 2024, the Company filed a Certificate of Designations, Preferences and Rights (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware to establish the preferences, voting powers, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Company’s Series A Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”). The Series A Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share cap limitations, as set forth in the Series A Certificate of Designation and as more fully described under “Description of Securities” below. Additionally, on November 26, 2024, the Company issued and sold 100,000 shares of Series A Preferred Stock for gross proceeds of $2,000,000.

Because the Company incurred operating losses and negative cash flow from operations for the nine months ended September 30, 2024, and could experience additional future operating losses and negative cash flow in the near term, combined with the fact that the Company does not have sufficient cash on hand to satisfy the total of the notes that mature within the next 12 months, these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. In response to these conditions, management considered the impact of these near-term maturities on the Company.

Since the note program began, these notes have demonstrated a high rate of extension of their terms. Subsequent to the issuance of its 2023 10-K, the Company has continued its discussions with various lenders in pursuit of extending or refinancing its unsecured loans. Through September 30, 2024, the rate of extension of the current notes is consistent with or greater than prior reported fiscal periods. Management plans to continue seeking and granting extensions on an ongoing basis consistent with prior reported fiscal periods.

Additionally, management evaluated the impact a default of one or many of these notes might have on the Company. As these notes are unsecured, the terms in the agreements do not afford the note holder avenues of recourse in a default that could or would impact the Company adversely in the normal course of business, as the terms lack provisions for rights or claims against the Company’s assets, nor is there a scenario where a default could force liquidation of the Company. Management believes that even in the event of default of one or many of these notes, the Company would be able to negotiate a waiver of the default either through an extension of the maturity or principal repayment schedule.

In addition, management has implemented various plans to address operating losses and near-term maturities or demands for repayment of its notes. Consistent with reported actions taken in prior fiscal periods, management plans to continue to i) negotiate extensions of such loans or refinance such debt, ii) obtain new financing, iii) reduce operating costs, iv) collect all or part of its $13.3 million in receivables, v) collect all or part of its $19.7 million investments from its managed funds, vi) increase capital raise through continued expansion of fundraising channels, vii) sell or accept investment into its corporate headquarters, viii) place debt on unencumbered assets, and/or ix) generate planned cash from operations.

In the execution of our aforementioned plans, during the nine months ended September 30, 2024, we collected $8.2 million of notes receivable and $2.7 million of accounts receivable. The Company also executed a reduction in force of approximately 10% of its employees in May 2024, with an expected annual saving of compensation and benefits expenses of $4.0 million. The Company has also executed on cost reduction plans with estimated annual savings of $2.5 million.

After consideration of the implemented and planned actions, in particular continuing to renew maturing unsecured corporate notes, there are no assurances that management’s actions will alleviate substantial doubt about the company’s ability to continue as a going concern beyond one year from the date that the consolidated financial statements are issued.

Each of our funds and the related assets that are acquired or own equity interest in those funds are established as separate legal entities with limited liability. Therefore, the cash flows generated by these entities, whether through operations or financing, are unavailable for general corporate purposes, except as payment to the Company for services performed by the Company.

We have historically financed our operations primarily through a combination of operating cash flows, private offerings of our equity securities, and secured and unsecured debt. In addition, due to the consolidation of CFIF III, we recognize a revolving line of credit with a maximum borrowing amount of $4.5 million.

We hold our excess unrestricted cash in bank accounts with several high-quality financial institutions.

Corporate Debt

As of September 30, 2024, we have issued and outstanding unsecured promissory notes of $33.0 million with an average outstanding principal balance of $0.2 million, a weighted average interest rate of 11.41%, and maturity dates ranging from January 2024 to April 2026. The purpose of this financing program is to provide the Company with flexible, short-term capital to be used to grow its assets under management and assist funds in a fast-moving acquisition or investment, as well as general corporate purposes. Additionally, the program provides customers of Caliber’s funds access to a short-term lending opportunity. Management actively manages each relationship to determine if the respective customer would like to redeem upon maturity or extend for an additional period of time. Management has historically been successful at extending these note programs and, as a result, continues to expect similar outcomes. This outstanding debt resulted in $1.0 million and $3.0 million of interest expense for the three and nine months ended September 30, 2024, respectively, and $1.2 million and $2.9 million of interest expense for the three and nine months ended September 30, 2023, respectively. The Company is in compliance with its financial covenants and we expect to remain in compliance for the 12-month period subsequent to the date of this offering.

Cash Flows Analysis

The section below discusses in more detail the Company’s primary sources and uses of cash and primary drivers of cash flows within the Company’s consolidated statements of cash flows (in thousands).

	Nine Months Ended September 30,
	2024	2023	$ Change
Net cash provided by (used in):
Operating activities	$(199)	$(11,142)	$10,943
Investing activities	(14,364)	(43,955)	29,591
Financing activities	1,026	57,580	(56,554)
Net change in cash and cash equivalents	$(13,537)	$2,483	$(16,020)

	Years Ended December 31,
	2023	2022	$ Change
Net cash provided by (used in):
Operating activities	$(18,720)	$(7,429)	$(11,291)
Investing activities	(5,364)	(31,752)	26,388
Financing activities	25,790	38,583	(12,793)
Net change in cash and cash equivalents	$1,706	$(598)	$2,304

The assets of our consolidated funds, on a gross basis, can be substantially larger than the assets of our core business and, accordingly could have a substantial effect on the accompanying statements of cash flows. The table below summarizes our consolidated statements of cash flow by activity attributable to the Company and to our consolidated funds (in thousands).

	Nine Months Ended September 30,
	2024	2023	$ Change
Net cash used in the Company's operating activities	$(6,643)	$(4,098)	$(2,545)
Net cash provided by (used in) the consolidated funds' operating activities	6,444	(7,044)	13,488
Net cash used in the Company's operating activities	(199)	(11,142)	10,943
Net cash provided by (used in) the Company's investing activities	6,628	(19,880)	26,508
Net cash used in the consolidated funds' investing activities	(20,992)	(24,075)	3,083
Net cash used in the Company's investing activities	(14,364)	(43,955)	29,591
Net cash (used in) provided by the Company's financing activities	(4,173)	41,627	(45,800)
Net cash provided by the consolidated funds' financing activities	5,199	15,953	(10,754)
Net cash provided by the Company's financing activities	1,026	57,580	(56,554)
Net change in cash and cash equivalents	$(13,537)	$2,483	$(16,020)

	Years Ended December 31,
	2023	2022	$ Change
Net cash used in the Company's operating activities	$(7,153)	$(5,435)	$(1,718)
Net cash used in the consolidated funds' operating activities	(11,567)	(1,994)	(9,573)
Net cash used in the Company's operating activities	(18,720)	(7,429)	(11,291)
Net cash used in the Company's investing activities	(3,487)	(810)	(2,677)
Net cash used in the consolidated funds' investing activities	(1,877)	(30,942)	29,065
Net cash used in the Company's investing activities	(5,364)	(31,752)	26,388
Net cash provided by the Company's financing activities	24,706	8,452	16,254
Net cash provided by the consolidated funds' financing activities	1,084	30,131	(29,047)
Net cash provided by the Company's financing activities	25,790	38,583	(12,793)
Net change in cash and cash equivalents	$1,706	$(598)	$2,304

Operating Activities

Our net cash flows from operating activities are generally comprised of asset management revenues and performance allocations, less cash used for operating expenses, including interest paid on our debt obligations. Net cash flows used in operating activities of the Company increased during the nine months ended September 30, 2024 as compared to the same period in 2023. The increase primarily related to increased interest payments related to the Company’s corporate notes during the nine months ended September 30, 2024, as compared to the same period in 2023. Net cash flows provided by operating activities of the consolidated funds increased from the nine months ended September 30, 2024, as compared to net cash flows used in operating activities of the consolidated funds during the same period in 2023. The increase was primarily due to increased interest payments related to the consolidated funds notes payable and the deconsolidation of VIEs.

The increase in net cash flows used in operating activities of the Company during the year ended December 31, 2023, as compared to the same period in 2022, was primarily related to increased interest payments related to the Company’s corporate notes. The increase in net cash flows used in operating activities of the consolidated funds during the year ended December 31, 2023, as compared to the net cash flows provided by operating activities during the same period in 2022, was primarily due to increased interest payments related to the consolidated funds notes payable.

Investing Activities

Net cash flows provided by investing activities of the Company increased during the nine months ended September 30, 2024 as compared to the net cash flows used in investing activities of the Company for the same period in 2023. The increase primarily relates to an decrease in the acquisition of real estate assets. The decrease in net cash flows used in investing activities of the consolidated funds during the nine months ended September 30, 2024 as compared to the same period in 2023 is primarily due to the deconsolidation of VIEs, offset by a decrease in the acquisition of and investment in real estate assets and an increase in the net proceeds from notes receivable - related parties.

The increase in net cash flows used in investing activities of the Company for the year ended December 31, 2023, as compared to the same period in 2022, primarily relates to an increase in the acquisition of real estate assets. The decrease in net cash flows used in investing activities of the consolidated funds is primarily due to the decrease in the acquisition of real estate assets and the net impact of the consolidation and deconsolidation of VIEs, offset by a decrease in proceeds from the sale of real estate investments.

Financing Activities

Net cash flows used in financing activities of the Company increased during the nine months ended September 30, 2024 as compared to the net cash flows provided by financing activities of the Company for the same period in 2023. The increase was primarily due to an decrease of $41.6 million of proceeds on notes payable. The decrease in net cash flows provided by financing activities of the consolidated funds during the nine months ended September 30, 2024 as compared to the same period in 2023 is primarily due to a decrease in contributions from noncontrolling interest holders of $6.4 million during the nine months ended September 30, 2024 as compared to the same period in 2023.

The increase in net cash flows provided by financing activities of the Company for the year ended December 31, 2023, as compared to the same period in 2022, was primarily due to an increase of $13.7 million of net proceeds on notes payable and an increase of $2.6 million in proceeds from the issuance of common stock, net of equity issuance costs during the year ended December 31, 2023 as compared to the same period in 2022. The decrease in net cash flows provided by financing activities of the consolidated funds is primarily due to a decrease in the net proceeds from notes payable and notes payable – related parties of our consolidated funds of $12.9 million, an increase in deferred financing costs paid of $2.3 million, and an increase in distributions to noncontrolling interest holders of $5.7 million during the year ended December 31, 2023 as compared to the same period in 2022.

Subsequent Events

On November 14, 2024, we filed our Form 10-Q for the quarterly period ended September 30, 2024. Subsequently, we filed a Certificate of Designations, Preferences and Rights (the “Certificate of Designation”) with the Secretary of State of the State of Delaware on November 26, 2024. The Certificate of Designation establishes the preferences, voting powers, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Company’s Series A Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”).

There were seven hundred fifty thousand (750,000) shares of the Series A Preferred Stock designated by this Certificate of Designation, of which we subsequently sold 100,000 shares for total proceeds of $2.0 million. As of the date of this filing, 650,000 shares of our Series A Preferred Stock designated on November 26, 2024, are available to issue by the Company.

Critical Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.

Accounting Estimates of the Company

We believe the following critical accounting policies affect the Company’s more significant estimates and judgements used in the preparation of our consolidated financial statements.

Revenue Recognition

In accordance with the Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation.

Revenues from contracts with customers includes fixed fee arrangements with related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set-up and fund formation services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The following describes revenue recognition for the fees the Company earns from providing services under its asset management platform:

Fund set-up fees are a one-time fee for the initial formation, administration, and set-up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete and are included in asset management revenues in the accompanying consolidated statements of operations. Fund set-up fees replaced fund formation fees that are earned at a point in time at a fixed rate based on the amount of capital raised into certain managed funds.

Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to the Caliber Hospitality Trust, the Company earns a fund management fee of 0.7% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guaranteeing certain loans, representing a performance obligation that the Company satisfies over time. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Development and construction revenues from contracts with customers include fixed fee arrangements with related party affiliates to provide real estate development services as their principal developer, which include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by the funds. Revenues are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, development fee revenue is recognized over time as the performance obligations are satisfied. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transaction, and are included in asset management revenues in the accompanying consolidated statements of operations.

Performance allocations are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 15.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold. These revenues are included in performance allocations in the accompanying consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements.

Accounting Estimates of Consolidated Funds

We believe the following critical accounting policies affect the consolidated funds’ more significant estimates and judgements used in the preparation of our consolidated financial statements.

Consolidated Fund Revenues

In accordance with ASC 606, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues, rental income and interest income.

Consolidated funds – hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in other liabilities on the accompanying consolidated balance sheets. The deposits are credited to consolidated funds – hospitality revenue when the specific event takes place.

Consolidated funds – other revenue

Consolidated funds – other revenue primarily consists of rental revenue of $0.4 million and $1.3 million for the three and nine months ended September 30, 2024, respectively, and $1.2 million and $3.5 million for the three and nine months ended September 30, 2023, respectively. Rental revenue includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) and commercial properties of our consolidated funds.

Consolidated funds – other revenue primarily consists of rental revenue of $4.0 million and $3.6 million for the years ended December 31, 2023 and 2022, respectively. Rental revenue includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) and commercial properties of our consolidated funds.

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, gain on extinguishment of debt, gain on derivative instruments, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Market Risk

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable-rate borrowings. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, caps, collars, treasury locks, options and forwards in order to mitigate our interest rate risk with respect to various debt instruments. We would not hold or issue these derivative contracts for trading or speculative purposes.

Interest Rate Risk

As of September 30, 2024, our debt included fixed-rate debt with a fair value and carrying value of $53.6 million and $61.0 million, respectively. Changes in market interest rates on our fixed rate debt impact the fair value of the debt, but they have no impact on interest incurred or cash flow. For instance, if interest rates rise 100 basis points, and the fixed rate debt balance remains constant, we expect the fair value of our debt to decrease, the same way the price of a bond declines as interest rates rise.

As of September 30, 2024, our debt included variable-rate debt with a fair value and carrying value of $22.6 million. The sensitivity analysis related to our variable-rate debt assumes an immediate 100 basis point move in interest rates from their September 30, 2024 levels, with all other variables held constant. A 100 basis point increase or decrease in variable interest rates on our variable-rate debt would increase or decrease our interest expense by $0.2 million annually.

Credit Risk

Substantially all of the Company’s revenues are generated from the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, and Texas. The Company mitigates the associated risk by:

•	diversifying our investments in real estate assets across multiple asset types, including hospitality, commercial, single-family, multi-family, and self-storage properties;

•	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

•	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

•	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

BUSINESS

Over the past 15 years, Caliber has grown into a leading diversified alternative asset management firm, managing more than $2.9 billion in assets under management (“AUM”) and assets under development (“AUD”). Caliber’s primary goal is to enhance the wealth of accredited investors seeking to make investments in middle-market assets. We strive to build wealth for our clients by creating, managing, and servicing middle-market investment funds, private syndications, and direct investments. Through our funds, we invest primarily in real estate, private equity, and debt facilities. We market and fundraise to private investors, family offices, and institutions (“Direct Channel”) and to registered investment advisers and independent broker-dealers (“Wholesale Channel”).

We believe that we provide investors attractive risk-adjusted returns by offering a balance of (i) structured offerings and ease of ownership, (ii) a pipeline of investment opportunities, primarily projects that range in value between $5.0 million and $50.0 million, and (iii) an integrated execution and processing platform. Our investment strategy leverages the local market intelligence and real-time data we gain from our operations to evaluate current investments, generate proprietary transaction flow, and implement various asset management strategies.

As an alternative asset manager, we offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented with transaction and advisory services, including development and construction management, acquisition and disposition expertise, and fund formation, which we believe differentiate us from other asset management firms. We earn the following fees from providing these services under our asset management platform:

•	Fund set-up fees are a one-time fee for the initial formation, administration, and set-up of fund products we distribute and manage. These fees are recognized at the point in time when the performance under the contract is complete.

•	Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to the Caliber Hospitality Trust (as defined in Note 3 – VIEs), the Company earns an fund management fee of 0.70% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust.

•	Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guarantying certain loans, representing a performance obligation that the Company satisfies over time.

•	Real estate development revenues are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project for services performed as the principal developer, which include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by the funds. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, development fee revenue is recognized over time as the performance obligations are satisfied.

•	Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transactions.

•	Performance allocations are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 15.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold.

We have a number of development, redevelopment, construction, and entitlement projects that are underway or are in the planning stages, which we define as AUD. This category includes projects to be built on undeveloped land and projects to be built and constructed on undeveloped lands, which are not yet owned by our funds but are under contract to purchase. Completing these development activities may ultimately result in income-producing assets, assets we may sell to third parties, or both. As of September 30, 2024, we are involved in the development of 1,796 multifamily units, 697 single family units, 3.7 million square feet of commercial and industrial, and 3.5 million square feet of office and retail. If all of these projects are brought to completion, the total cost capitalized to these projects, which represents total current estimated costs to complete the development and construction of such projects by us or a third party, is $2.1 billion, which we expect would be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and similar incentives, and secured debt financing. We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that AUD will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. In addition, the mix of residential and commercial assets under development may change prior to final development. The development of these assets will require significant additional financing or other sources of funding, which may not be available.

Investment Process and Risk Management

We maintain a rigorous investment process across all our funds. Each fund has investment policies and procedures that generally contain investment parameters and requirements, such as limitations relating to the types of assets, industries or geographic regions in which the fund will invest. An investment committee reviews and evaluates investment opportunities in a framework that includes a qualitative and quantitative assessment of the key opportunities and risks of investments.

Our investment professionals are responsible for the full life cycle of an investment, from evaluation, through execution, to exit. Investment professionals generally submit investment opportunities for review and approval by our investment committee. The investment committee is comprised of executives and senior leaders of the Company. When evaluating investment opportunities, the investment committee may consider, without limitation and depending on the nature of the investment and its strategy, the quality of the asset in which the fund proposes to invest, likely exit strategies, factors that could reduce the value of the asset at exit, and a range of economic and interest rate environments, macroeconomic trends in the relevant geographic region or industry and the quality of the asset’s business operations. Our investment committee also incorporates, to the extent appropriate, environmental, social and governance (“ESG”) factors into the investment decision-making process.

Existing investments are reviewed and monitored on a regular basis by investment and asset management professionals. In addition, our investment professionals and asset managers work directly with our portfolio companies’ directors, executives and managers to drive operational efficiencies and growth.

Capital Invested In and Alongside Our Investment Funds

To further align our interests with those of investors in our investment funds, we have invested our own capital and that of certain of our personnel in the investment funds that we sponsor and manage. Minimum general partner capital commitments to our investment funds are determined separately with respect to each of our investment funds and, generally, are less than 5% of the limited partner commitments of any particular fund. We determine whether to make general partner capital commitments to our funds in excess of the minimum required commitments based on, among other things, our anticipated liquidity, working capital and other capital needs.

Investors in many of our funds also receive the opportunity to make additional “co-investments” with the investment funds. Our employees, as well as Caliber itself, also have the opportunity to make investments, in or alongside our funds and other vehicles we manage, in some instances without being subject to management fees, carried interest or incentive fees. In certain cases, limited partner investors may pay additional management fees or carried interest in connection with such co-investments.

Competition

The asset management industry is intensely competitive. We compete primarily on a regional, industry and asset class basis.

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for outside investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, business reputation, and the level of fees and expenses charged for services.

We compete for investment opportunities based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price.

We compete with real estate funds, specialized funds, hedge fund sponsors, financial institutions, private equity funds, corporate buyers, and other parties. Many of these competitors are substantially larger and have considerably greater financial, technical, and marketing resources than are available to us. Many of these competitors have similar investment objectives to ours, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment.

The alternative investment industry is highly competitive. Many of our competitors have greater financial resources and a broader market presence than we do. We compete with respect to:

•	Competitive fee structures on our asset management services; and

•	Diversification of our revenue stream across the deal continuum, including asset management revenues which include brokerage fees on buying and selling assets, construction management fees on repositioning assets, fund set up fees for the initial formation, administration, and set-up of fund products we distribute and manage.

Strategy and Competitive Strengths

We manage and administer investment vehicles that allow investors to diversify their holdings into asset classes that would not be readily accessible to them otherwise. We typically distribute cash to fund investors where there is either: (i) sufficient distributable cash derived from the income of our investments (rents, etc.) or (ii) a capital event, such as a sale of an asset or a cash-out refinance. Caliber’s approach is to offer investors, and their wealth managers, products managed by a team aligned with their success. We believe our competitive strengths include:

•	Extensive relationship and sourcing network. We leverage our relationships in order to source deals for our funds. In addition, our management has extensive relationships with major industry participants in each of the markets in which we currently operate. Their local presence and reputation in these markets enables them to cultivate key relationships with major holders of property inventory, in particular, financial institutions, throughout the real estate community.

•	Targeted market opportunities. We primarily focus on business and investment-friendly markets that have a long-term trend of population growth and income improvement, in particular focus on Alaska, Arizona, Colorado, and Texas. We generally avoid engaging in direct competition in over-regulated and saturated markets.

•	Structuring expertise and speed of execution. We believe we have developed a reputation of being able to quickly execute, as well as originate and creatively structure acquisitions, dispositions and financing transactions. We have experience in a variety of investment strategies, including direct property investments, joint ventures, participating loans and investments in performing and non-performing mortgages with the objective of long-term ownership.

•	Vertically integrated platform for operational enhancement. We believe in a hands-on approach to real estate investing and possess local expertise in brokerage, development management, and investment sales, which we believe enable us to invest successfully in select submarkets. Our goal is to optimize the use of in-house services for high margin, low volume tasks while using third-party services for high volume, low margin tasks.

•	Focus on the middle market. We believe our focus on middle market opportunities offers our investors significant alternatives to active, equity investing. This focus has allowed us to offer a diversified range of alternative investment opportunities, particularly for accredited investors.

•	Risk protection and investment discipline. We underwrite our investments based upon an examination of investment economics and an understanding of market dynamics and risk management strategies. We conduct an in-depth sensitivity analysis on each of our fund investments. This analysis applies various economic scenarios that include, where appropriate, changes to rental rates, absorption periods, operating expenses, interest rates, exit values and holding periods.

Our Growth Strategy

We aim to continue building wealth for our investors by expanding our business with the following strategies:

•	Organic growth with our existing high net worth investor base. We estimate that we currently service less than 1.0% of the current high net worth investor base in the United States. Using our established direct sales method, we intend to attract additional high net worth individuals to expand our number of customers and our assets under management.

•	Expansion into additional distribution channels. We intend to expand Caliber’s recent, early success in accessing institutional channels by further expanding our fundraising activities directed to registered investment advisers (RIA), broker-dealers, family offices, and boutique institutions.

•	New funds and strategies. We intend to grow our assets under management (“AUM”) by expanding the number of available funds and strategies. We will look for complementary products and vehicles that utilize our existing vertically integrated infrastructure to allow us to continue to capture attractive risk-adjusted returns. These areas of investment could include private debt, venture capital and private equity. We expect these new funds and strategies will attract new investors, in addition to leveraging our existing investor base.

•	Accretive acquisitions. We plan to evaluate potential accretive acquisition opportunities to further grow our business. These acquisitions could include opportunities to expand our distribution capabilities, product offerings or geographic reach.

Human Capital Management

Caliber’s core principles of accountability, respect, and transparency are at the heart of who we are and how we operate. Our employees are integral to Caliber’s culture of transparency, integrity, professionalism, and excellence. Our employees adhere to these core principles leading to our continued success as an organization. Our professionals have decades of institutional experience in commercial, real estate, capital markets, alternative investments, and mergers and acquisitions. We give our employees the opportunities to develop their skills and encourage them to collaborate to achieve success.

As of September 30, 2024, we had 80 employees. None of our employees are currently covered by a collective bargaining agreement.

Talent Acquisition, Development and Retention

We face intense competition for qualified personnel. We believe the talent of our employees, in association with our rigorous investment process, has supported our growth and investment performance over the past decade. We are focused on hiring, training, and developing the skills and careers of our people. We provide opportunities for growth and development for our employees and support their personal and professional goals in an effort to retain the most talented individuals.

We value diversity and inclusion on our team. The opportunities we provide in conjunction with our reputation is what we believe makes us an attractive employer. We seek to retain and incentivize the performance of our employees through our compensation structure. We enter into non-competition and non-solicitation agreements with certain employees.

Compensation and Benefits

Our compensation strategy is designed to attract qualified talent, retain team members, and stay competitive within the talent market. Caliber continually evaluates our compensation structure to ensure it aligns with the market and continues to be an attractive component of joining our team. Compensation includes incentives for individual performance as well as overall success in meeting the Company’s goals. We believe these additional incentives encourage team members to perform at a high level.

We provide our team members with competitive health and retirement offerings, as well as a variety of quality-of-life benefits, including flexible time-off, an employee assistance program at no cost to the employee, a Company match for retirement plan contribution, tuition reimbursement, and overall support for well-being and family planning resources.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the jurisdictions in which we operate relating to, among other things, anti-money laundering laws, and privacy laws with respect to client information, and some of our funds invest in businesses that operate in highly regulated industries. Each of the regulatory bodies with jurisdiction over us oversee many aspects of financial services, including the authority to grant, and in specific circumstances to revoke, permissions to engage in particular activities. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. The SEC and various self-regulatory organizations, state securities regulators, and international securities regulators have in recent years increased their regulatory activities, including regulation, examination, and enforcement in respect of asset management firms. Additional legislation, increasing regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules may directly affect our mode of operation and profitability.

We intend to continue to conduct our operations so that neither we nor any subsidiaries we own nor ones we may establish will be required to register as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”). The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. If we were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as conducted and could have a material adverse effect on our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding each of the Company’s current directors and executive officers. The executive officers serve at the by appointment of the Board of Directors (the “Board”).

Name	Age	Title
John C. “Chris” Loeffler, II	40	Chief Executive Officer and Chairman of the Board
Jennifer Schrader	42	President and Vice-Chairperson
William J. Gerber	66	Director
Michael Trzupek	53	Director
Daniel P. Hansen	54	Director
Lawrence Taylor	59	Director
Jade Leung	50	Chief Financial Officer
Roy Bade	61	Chief Development Officer
Ignacio Martinez	56	Chief Operating Officer

Each of the Company’s executive officers and directors will hold office until their successors are duly elected and qualified. The background and principal occupations of each officer and director are as follows:

John C. “Chris” Loeffler, II. Mr. Loeffler has served as the Chief Executive Officer and Chairman of Caliber’s Board of Directors since its inception. As Chief Executive Officer, Mr. Loeffler directs and executes the global strategy, oversees investments and fund management, and contributes to private and public capital formation. As a co-founder Mr. Loeffler took an early role in forming the Company’s financial and operational infrastructure and navigating the vertical integration of all real estate and investment services. Prior to forming Caliber, Mr. Loeffler was in the audit and assurance practice for PwC in Phoenix, Arizona, completing public company audits, developing control systems, and completing several acquisition or sale transactions. Mr. Loeffler earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University, San Luis Obispo. Mr. Loeffler also attended Universidad Complutense de Madrid (University of Madrid) in Madrid, Spain. In addition, Mr. Loeffler is a Board Director for Zennihome Holdings, Inc., a technology-forward manufacturer of stackable housing units. We believe that Mr. Loeffler’s extensive knowledge of Caliber’s business and his extensive corporate and leadership experience as a co- founder of Caliber and its Chief Executive Officer qualifies him to serve on our Board of Directors.

Jennifer Schrader. Ms. Schrader has served as the President and Chief Operating Officer and as Vice-Chairperson and director of Caliber since its inception. Since co-founding Caliber in 2009, Ms. Schrader has overseen the acquisition, design, repositioning, and disposition of over $600 million in assets to date. In addition, she leads the Company’s daily operations, inclusive of Caliber’s asset management activities, focusing on the execution of each investment’s business plan over the asset’s full lifecycle. Prior to forming Caliber, Ms. Schrader was the Managing Partner of First United Equites, LLC, a Michigan business focused on acquiring, renovating and selling homes for profit. Ms. Schrader serves as Chair of the Caliber Foundation, which was launched in 2021, and on the Colangelo College of Business Advisory Board for Grand Canyon University in Phoenix, Arizona. Ms. Schrader attended Lawrence Technological University in Michigan where she studied architecture and interior architecture. She holds a Real Estate Broker’s license from the Arizona School of Real Estate and Business. We believe that Ms. Schrader’s extensive knowledge of Caliber’s business and her extensive corporate and leadership experience as a co-founder of Caliber and its President qualifies her to serve on our Board of Directors.

Michael Trzupek. Mr. Trzupek has been a member of the Board of Directors of the Company since May 2023. Mr. Trzupek has been a member of our Advisory Board since May 2019. He is currently the Chief Financial Officer for Imagination Technologies a semiconductor and software design company based in the United Kingdom. From September 2020 to April 2022, Mr. Trzupek served as the Chief Financial Officer of Core Scientific, one of the largest digital asset mining infrastructure providers in North America. From February 2019 to June 2020, Mr. Trzupek served as the Chief Financial Officer of Premera Blue Cross, Washington’s leading health plan. Mr. Trzupek oversees accounting, financial planning and analysis, investment and treasury. Prior to joining Premera Blue Cross, Mr. Trzupek served as Group Vice President for Providence St. Joseph Health System, executing finance functions, strategic planning and budgeting, as well as the evaluation of affiliations, acquisitions and strategic investments. Prior to Providence St. Joseph Health System, he was a Corporate Finance General Manager at Microsoft, focused on business planning for the Company’s hardware products, including Xbox and Surface. Mr. Trzupek began his financial career at Intel. Mr. Trzupek received his Master of Business Administration from the University of Chicago. He is a member of the Board of Directors at the Seattle Aquarium, as well as a former Advisory Board member for eCapital Advisors. We believe that Mr. Trzupek’s extensive knowledge of Caliber’s business as a member of the Advisory Board of Caliber and his extensive corporate and leadership experience qualify him to serve on our Board of Directors.

Daniel P. Hansen. Mr. Hansen has been a member of the Board of Directors of the Company since May 2023. Mr. Hansen has been a member of our Advisory Board since May 2022. Mr. Hansen is currently the Global Head of Hyatt Studios, Hyatt Hotels first extended stay upper-midscale brand in the Americas. He previously served as the Chairman, President and Chief Executive Officer of Summit Hotel Properties, Inc. (NYSE:INN) from that company’s initial public offering until his retirement in 2021. He served on the Board of the American Hotel & Lodging Association (AHLA) and as a trustee of the AHLA Foundation and on advisory councils of multiple hotel brands. Mr. Hansen was recognized by Institutional Investor Magazine as a top small-cap executive in 2017, and in 2018, received the EY Entrepreneur of The Year Award in the Texas region. Prior to joining The Summit Group, Mr. Hansen spent 11 years with Merrill Lynch in various leadership positions culminating as a Vice President and Regional Sales Manager in the Texas Mid-South Region. Mr. Hansen graduated from South Dakota State University with a B.A. in Economics. We believe that Mr. Hansen’s extensive corporate and leadership experience qualify him to serve on our Board of Directors.

Lawrence Taylor. Mr. Taylor has been a member of the Board of Directors of the Company since August 2023. Mr. Taylor is President of Taylor Strategy Group advising companies on finance, strategy, growth initiatives and related activities. His experience spans start-ups, private companies, and publicly traded companies across diverse industries, including casino gaming, hospitality, manufacturing, aviation, commercial real estate, retail, and healthcare. Previously, Mr. Taylor served as Partner and Managing Director at Odyssey Capital Group, Chief Financial Officer at Excorp Medical, Inc., Corporate Director of Investment Relations at Grand Casinos, Inc., and others. He is a Board Leadership Fellow of the National Association of Corporate Directors (NACD), is Directorship Certified by the NACD, and was recognized as a “Director to Watch” in 2020 by the Private Company Director Magazine. Mr. Taylor earned a bachelor’s degree in finance from Louisiana Tech University.

Jade Leung. Mr. Leung has served as Caliber’s Chief Financial Officer and corporate secretary since April 2017. As Chief Financial Officer, Mr. Leung oversees all aspects of accounting and controllership, financial planning and analysis, tax, financial reporting, and treasury functions at Caliber. Before being named Chief Financial Officer, Mr. Leung served as Caliber’s Vice President of Finance and was responsible for managing and streamlining the Company’s accounting and compliance functions across all divisions and functions. In August 2016, he was also named the Chief Compliance Officer for the Company’s Arizona issuer-dealer, Caliber Securities, LLC, which established a new revenue stream for the Caliber group of companies. Prior to joining Caliber, Mr. Leung spent 12 years with PwC where he managed audit and accounting advisory services for some of PwC’s largest Fortune 500 companies in the United States, Canada, and Japan. Notably, Mr. Leung participated in over $1 billion of public market transactions and financing arrangements. Mr. Leung earned an accounting degree from Ryerson University and a Bachelor of Arts degree in Psychology from the University of British Columbia. Jade holds an active CPA license in the states of Arizona and Maine.

Roy Bade. Mr. Bade has served as the Chief Development Officer of Caliber since November 2019. Roy is responsible for managing real estate service lines provided by Caliber’s vertically integrated group of operating businesses. His four areas of responsibility include vertical and horizontal real estate development, construction, acquisitions, and project financing. Mr. Bade joined Caliber in 2014 as Fund Manager and was quickly promoted to Executive Vice President and Fund Manager. He was responsible for maximizing returns on existing properties and managing Caliber’s development and construction activity. For nearly 30 years prior to joining Caliber, Mr. Bade acted as the principal and managing partner of two businesses, Bade Commercial Services Inc and BCS Development Group, LLC, which included the development, construction, and property management of commercial, retail and industrial properties throughout Phoenix, Arizona. During this time, Mr. Bade developed, constructed and owned over 750,000 square feet of property. Mr. Bade graduated from Washington State University with a Bachelor of Science in Business Information Systems, and holds a Commercial General Contractor’s license, and holds an Arizona Real Estate Broker’s license.

William J. Gerber. Mr. Gerber has been a member of the Board of Directors of the Company since May 2023. Mr. Gerber has been a member of our Advisory Board since April 2019. Mr. Gerber has acted as a consultant since October 2015. From October 2006 to October 2015 Mr. Gerber served as Chief Financial Officer of TD Ameritrade Holding Corporation (Nasdaq: AMTD) (“TD Ameritrade”), a provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors, and has extensive financial experience. In May 2007, he was named Executive Vice President of TD Ameritrade. In his role as Chief Financial Officer, he oversaw investor relations, business development, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and competitive intelligence. From May 1999 until October 2006, he served as the Managing Director of Finance at TD Ameritrade, during which time he played a significant role in evaluating merger and acquisition opportunities. Prior to joining TD Ameritrade, he served as Vice President of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PwC, serving as an audit manager primarily focusing on public company clients. Mr. Gerber was named to Institutional Investor Magazine’s All-America Executive Team as one of the top three CFOs in the Brokerage, Asset Managers and Exchanges category (2012 and 2013). He was also named a member of the CNBC CFO Council (2013 and 2014). Since January 2017, he has served on the Board of Directors of Northwestern Mutual Series Fund, a mutual fund company. He has also served on the Board of Directors of the U.S. holding company for the Royal Bank of Canada since July 2016 and Streck, Inc., a privately held company, since March 2015. In addition, he serves on the Boys Town National Board of Trustees. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber holds a CPA license in the state of Michigan. We believe that Mr. Gerber’s extensive knowledge of Caliber’s business as a member of the Advisory Board of Caliber and his extensive corporate and leadership experience qualify him to serve on our Board of Directors.

Ignacio Martinez. Mr. Martinez has served as the Chief Operating Officer of the Company since April 2024. Prior to serving as Chief Operating Officer, Mr. Martinez was the Senior Vice President of Operations since he joined the Company in June 2023. Prior to joining Caliber, Mr. Martinez had served as Senior Vice President of Security, Risk and Compliance for Smartsheet (NYSE: SMAR), an enterprise Software as a Service (SaaS) work management platform since July 2017, where he played a key role in helping to build and scale the business in preparation for its initial public offering. Mr. Martinez holds a degree in business from New Mexico State University.

Material Proceedings

None of our directors or executive officers has been involved in any events enumerated under Item 401(f) of Regulation S-K during the past ten years that are material to an evaluation of the ability or integrity of such persons to be our directors or executive officers.

No material proceedings exist in which any of our directors or executive officers is an adverse party to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Independence

We are listed on the Nasdaq Capital Market (“Nasdaq”) and accordingly, we have applied Nasdaq listing standards in determining the “independence” of the members of our Board of Directors. Based on the Nasdaq listing standards and after reviewing the relationships with members of our Board, our Board of Directors has determined that William J. Gerber, Michael Trzupek, Daniel P. Hansen, and Lawrence Taylor qualify as independent directors.

While the Company is a “controlled company” as defined under the NASDAQ rules and thus is entitled to an exemption from the majority independence rule, the Company has not elected this exemption for its 2024 election of Directors but reserves the right to claim this exemption in the future.

Audit Committee

Our audit committee consists of William J. Gerber, Daniel P. Hansen, and Michael Trzupek. Our Board of Directors has determined that each William J. Gerber, Daniel P. Hansen, and Michael Trzupek satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Trzupek, who our Board of Directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Code of Conduct and Code of Ethics

We have adopted a written code of conduct and code of ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. Current copies of the codes are posted on the Corporate Governance section of our website, which are located at https://ir.caliberco.com/corporate-governance/governance-documents. If we make any substantive amendments to, or grant any waivers from, the code of conduct and code of ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Upon written request to our corporate secretary, we will provide you with a copy of our code of ethics, without cost.

Executive Compensation

Compensation of Named Executive Officers

The summary compensation table below shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2023 and 2022. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Incentive Plan Compensation	All Other Compensation (3)	Total
John C. “Chris” Loeffler, II	2023	$490,000	$42,500	$397,493	$—	$—	$28,025	$958,018
Chief Executive Officer and Chairman of the Board	2022	$343,846	$165,000	$—	$—	$—	$13,785	522,631
Jennifer Schrader	2023	$450,000	$42,500	$397,493	$—	$—	$9,900	899,893
President & Chief Operating Officer and Vice-Chairperson	2022	$334,616	$165,000	$—	$—	$—	$16,419	516,035
Jade Leung	2023	$375,000	$219,175	$311,360	$—	$—	$8,250	913,785
Chief Financial Officer	2022	$301,923	$165,852	$200,001	$—	$—	$12,700	680,476
Roy Bade	2023	$350,000	$315,344	$358,999	$—	$—	$6,750	1,031,093
Chief Development Officer	2022	$311,539	$150,000	$139,999	$—	$—	$10,846	612,384

(1)  The amounts reported in this column reflect cash bonus payments made in the respective year for performance.

(2)  The amounts reported in this column reflect restricted stock units awarded in the respective year for performance.

(3) The amounts reported in this column represent employer 401(k) contributions. Mr. Loeffler’s other compensation includes $18,125 of loan guarantee fees.

Employment Agreements

The Company entered into Executive Employment Agreement, dated January 1, 2019, with each of John C. Loeffler, Jennifer Schrader, Jade Leung and Roy Bade (each an “Executive”, and together the “Executives”). The Executive Employment Agreements (the “Employment Agreements”) provide for certain base salary and termination payments to the Executives as follows:

The Employment Agreements are for an indefinite term until the agreement is terminated. Mr. Loeffler’s annual base salary is $490,000 and his employment agreement provides for compensation of $2,083.33 per month for any and all leadership services rendered in any capacity (“Leadership Compensation”). Ms. Schrader’s annual base salary is $450,000 and her employment agreement provides for Leadership Compensation of $2,083.33 per month. Mr. Leung’s annual base salary is $375,000 and his employment agreement provides for Leadership Compensation of $2,083.33 per month. Mr. Bade’s annual base salary is $350,000 and his employment agreement provides for Leadership Compensation of $2,083.33 per month.

Following the termination of the employment of an Executive under the circumstances described below, the Company will pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits:

•	Death; Disability. In the event that an Executive's employment is terminated by reason of an Executive's death or disability, an Executive or his/her estate, as the case may be, shall be entitled to the following payments: (i) payment of an Executive’s Base Salary plus Leadership Compensation; (ii) any pro rata Bonus earned by an Executive; and (iii) payment of amounts and benefits available under the employee benefit plans.

•	Termination by the Company for Cause. In the event that an Executive's employment is terminated by the Company for cause, an Executive will not be entitled to compensation, pro rata Bonus or other benefits.

•	Termination by the Company Without Cause. In the event that an Executive's employment is terminated by the Company without cause, an Executive will be entitled to receive their Base Salary, any pro rata Bonus and any expenses earned or incurred through the date of termination. An Executive will be entitled to receive a severance payment of their current Base Salary plus Leadership Compensation for twelve (12) or thirty-six (36) months, depending on the Executive

•	Voluntary Resignation by Executive for Good Reason. In the event of an Executive's resignation for Good Reason, an Executive will be entitled to receive their Base Salary plus Leadership Compensation, any pro rata Bonus and any expenses earned or incurred through the date of termination. An Executive will be entitled to receive a severance payment of their current Base Salary plus Leadership Compensation for twelve (12) or thirty-six (36) months, depending on the Executive.

•	Resignation. In the event an Executive resigns from the Company regardless of circumstances or reason, the Executive shall be entitled to receive only the Base Salary plus Leadership Compensation and Bonus earned by him through the effective date of his resignation

In September 2022, Caliber adopted new compensation arrangements for its Named Executive Officers; these arrangements are in the process of being reduced to formal agreements which will replace existing agreements in place with such officers. Other than as set forth below, each of the formal agreements will contain identical terms and conditions. The agreements will (i) provide for at-will employment, (ii) provide an auto allowance equal to $19,500 per year, (iii) provide for severance equal to 12 months of salary upon termination without cause or voluntary resignation for good reason and (iv) require that the Named Executive Officer shall devote substantially all of his/her time and attention to the performance of his/her duties and responsibilities for and on behalf of Caliber except as may be consented to by Caliber.

The Company entered into an Employment Agreement, dated May 25, 2023, with Ignacio Martinez. The Employment Agreement is for an indefinite term until the agreement is terminated. Mr. Martinez’s annual base salary is $325,000. He is eligible to receive an annual bonus based on performance of up to 125% of his base compensation and long-term incentives via the Company’s 2017 Incentive Stock Plan.

The following table sets forth the agreed to compensation arrangements with each of our Named Executive Officers:

Name	Base Salary	Maximum Bonus as a Percentage of Base Salary	Maximum Bonus (1)	Long Term Incentive (2)	Total Compensation Potential
John C. “Chris” Loeffler, II	$490,000	200%	$980,000	$450,000	$1,920,000
Jennifer Schrader	$450,000	150%	$675,000	$450,000	$1,575,000
Jade Leung	$375,000	100%	$375,000	$350,000	$1,100,000
Roy Bade	$350,000	150%	$525,000	$225,000	$1,100,000

(1)  Bonuses are discretionary, will be dependent on both individual and company performance and will be issued following the close of each year. The amounts listed in the Bonus $ are target totals assuming the Named Executive Officer achieves his/her designated goals and expected outcomes in the annual plan.

(2)  The LTI will be payable in the form of RSU's from the 2017 Incentive Stock Plan and are subject to vesting further to the provisions of the Plan. The calculation of total shares to issue for the year will be completed annually as of the first business day each year and the corresponding share price average for the preceding 20 trading days, or as otherwise agreed upon by the Board of Directors.

Other than the employment arrangements described above, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

In general, Caliber's pay philosophy with respect to its Named Executive Officers is to target at or about the market median of peer group companies for a Named Executive Officer's total compensation, with actual compensation varying based on performance and tenure.

Caliber makes such compensation decisions for the Named Executive Officers based on:

•	The Company's strategic and human resources objectives;

•	Competitive data for peer group companies and for a broader group of asset management firms;

•	Corporate and individual performance on key initiatives;

•	Corporate performance compared to our competitors;

•	Economic conditions;

•	Advice of outside executive compensation consultants and that of our Advisory Board; and

•	How the elements of compensation contribute to and interrelate to total compensation.

The peer group of companies was compiled by an unaffiliated compensation consultant's study. The compensation consultant recommends an appropriate peer group of public, similarly sized, asset management companies, considering the Company's and the competitors' strategy, mix of business and size, as measured primarily by annual revenues, market capitalization and total assets. These companies are the major competitors in one or more of the Company's businesses, but none represent the exact business mix of the Company. Caliber strives to target compensation for the Named Executive Officers at the median of the compensation of the named executive officers at the peer group companies.

Potential Payments Upon Termination or Change-In-Control

The Employment Agreements, and the employment arrangements approved in 2022, provide for severance benefits upon a termination of employment under certain circumstances. For a discussion regarding the benefits see “Employment Agreement.”

Outstanding Equity Awards at Fiscal Year End Tables

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
John C. “Chris” Loeffler, II	—	—	—	N/A	N/A
Jennifer Schrader	—	—	—	N/A	N/A
Jade Leung	386,436	—	—	$3.35	1/1/2026
	59,452	—	—	$5.85	12/31/2019
Roy Bade	445,888	—	—	$3.35	1/1/2026

Stock Awards

Name	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
John C. “Chris” Loeffler, II	301,131	$388,459	—	$—
Jennifer Schrader	301,131	$388,459	—	$—
Jade Leung	255,930	$330,150	—	$—
Roy Bade	285,915	$368,830	—	$—

Recovery of Erroneously Awarded Compensation

The Board adopted a clawback policy (the “Clawback Policy”) effective as of May 15, 2023. The Clawback Policy, which is administered by the Compensation Committee of the Board of Directors, applies to current and former executive officers of the Company (each an “Covered Person”). In the event the Company is required to prepare an accounting restatement of its financial results as a result of a material noncompliance by the Company with any financial reporting requirement under the federal securities laws, the Company will have the right to use reasonable efforts to recover from any Covered Person who received incentive compensation (whether cash or equity) from the Company during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. As of December 31, 2023, there have been no Restatements that would require recovery of erroneously awarded compensation under the Clawback Policy.

Director Compensation

The following table sets forth all compensation paid to or earned by each non-employee director of the Company during fiscal year December 31, 2023.

Name	Fees Earned or Paid in Cash (1)	Option Awards	Stock Awards	Total
William J. Gerber	$62,500	$—	$—	$62,500
Michael Trzupek	$62,500	$—	$—	$62,500
Daniel P. Hansen	$62,500	$—	$—	$62,500
Lawrence Taylor	$62,500	$—	$—	$62,500

(1)  The amounts listed in this column represent the retainer paid to each director for their service on the board and any committees on which they served during 2023.

Compensation Arrangements

Our non-employee director compensation is comprised of cash compensation. Further, we reimburse all of our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of the Board.

The Board believes that a significant portion of director compensation should align director interests with the long-term interests of stockholders. The Board makes changes in its director compensation practices only upon the recommendation of the Compensation Committee, and discussion and approval by the Board.

Our Board, following the Compensation Committee’s recommendation, has approved the compensation of our non-employee directors, as described below. The Compensation Committee believes that our non-employee director compensation remains aligned with director compensation practices at our peer companies while considering the ongoing cash constraints of the Company.

For 2023, our non-employee director annual compensation consisted of $62,500 in cash.

Equity Incentive Plans

Incentive Stock Plans

We have adopted a 2017 Incentive Stock Plan (the “2017 Plan”). An aggregate of 5.0 million shares of our Class A common stock is reserved for issuance and available for awards under the 2017 Plan, including incentive stock options granted under the 2017 Plan. In December 2021, the 2017 Plan was amended and restated to increase the number of shares of our common stock reserved for issuance to 10.0 million aggregate shares. The 2017 Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. As of December 31, 2023 and 2022, options representing 2,285,601 and 2,003,088 shares, respectively, have been awarded and are outstanding under the 2017 Plan. As of December 31, 2022 and 2021, restricted stock units representing 2,386,786 and 396,955 shares have been awarded and are outstanding under the 2017 Plan, respectively.

On June 28, 2024, at the annual meeting of stockholders’ of CaliberCos Inc., the CaliberCos Inc. 2024 Equity Incentive Plan (the “2024 Plan”) was approved by the stockholders’, enabling the Board to begin granting equity awards under the 2024 Plan adopted by the Board on May 14, 2024. The 2017 Plan, has remained in place for the issuance of shares of our Class A Common Stock pursuant to equity compensation awards granted and outstanding under the 2017 Plan, of which awards will continue to be governed by the terms of the 2017 Plan. The 2024 Plan reserves 4,000,000 shares of our Class A Common Stock for issuance pursuant to awards granted under the 2024 Plan.

Equity Compensation Plan Information

The following chart reflects the number of securities granted under equity compensation plans approved and not approved by stockholders and the weighted average exercise price for such plans as of December 31, 2023.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	5,089,259	$4.23	4,910,741
Equity compensation plans not approved by security holders	—	$—	—

(1)  Represents the exercise price of outstanding stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our shares as of December 1, 2024 by:

•	each named executive officer;

•	each of our directors;

•	our directors and executive officers as a group; and

•	each person or entity known by us to own beneficially more than 5% of our Class A common stock and Class B common stock (by number or by voting power)

In accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 15,056,356 shares of Class A Common Stock and 7,416,414 shares of Class B Common Stock outstanding at December 1, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable and all shares subject to options and stock awards held by the person that will be exercisable or vest based on service-based vesting conditions within 60 days of December 1, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o CaliberCos Inc. 8901 E. Mountain View Rd., Ste 150, Scottsdale, Arizona 85258.

	Shares Beneficially Owned (1)
	Class A Common Stock		Class B Common Stock		% Total Voting
Name of Beneficial Owner	Shares	%	Shares	%	Power (2) (3)
Named Executive Officers and Directors
Jennifer Schrader (4)	232,086	1.4	3,709,693	50.0%	41.0%
John C. Loeffler, II (5)	252,085	1.5	3,706,721	50.0%	41.0%
Roy Bade (6)	710,308	4.2%	—	—%	*
Jade Leung (7)	799,137	4.7%	—	—%	*
William Gerber (8)	153,982	*	—	—%	*
Michael Trzupek (9)	152,036	*	—	—%	*
Daniel P. Hansen (10)	235,125	1.4	—	—%	*
Lawrence Taylor (13)	134,101	*	—	—%	*
Ignacio Martinez (11)	212,269	1.3	—	—%	*
Directors, Director Nominees and Executive Officers as a Group (9 Persons) (12)	2,881,129	17.1%	7,416,414	100.0%	84.6%
5% Beneficial Owners:
Donnie R. Schrader (14)	3,390,736	20.1%	—	—%	3.7%

*Indicates ownership of less than 1%

(1)	In computing the number of shares of common stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of common stock underlying restricted stock units or options held by that person that are convertible or exercisable, as the case may be, within 60 days of the December 1, 2024 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Does not give effect to (i) the conversion of Class B common stock to Class A common stock, (ii) the conversion of convertible debt securities into Class A common stock, (iii) the conversion of Series A Preferred Stock into Class A common stock or (iv) the vesting of any issued and outstanding stock options or restricted stock units outstanding as of the date hereof and excludes shares of Class A common stock reserved for future grant or issuance under our 2017 Plan. None of the named executive officers and directors or Donnie Schrader beneficially own any convertible debt securities. In addition, no holder of convertible debt would become a beneficial owner of 5% or more of the Company’s Class A common stock should any such holder convert all convertible debt held by such holder within 60 days of December 1, 2024
(3)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(4)	Includes 144,291 fully vested restricted stock units (“RSUs”) and 87,795 RSUs vesting within 60 days of December 1, 2024, which represent a contingent right to receive Class A common stock upon vesting. Class A common stock does not include Class A shares held by Jennifer Schrader’s spouse Donnie Schrader. Ms. Schrader disclaims beneficial ownership of all shares held by Donnie Schrader, except to the extent of her pecuniary interest, if any, therein. See also footnote 13.

(5)	Includes 19,999 shares of Class A common stock, 144,291 fully vested RSUs, and 87,795 RSUs vesting within 60 days of December 1, 2024, which represent a contingent right to receive Class A common stock upon vesting. Class B common stock Includes 1,778,989 shares held in The C LO 2021 Irrevocable Trust under agreement of which Mr. Loeffler is trustee.

(6)	Includes 445,888 fully vested and exercisable stock options, 146,898 fully vested RSUs, 46,860 RSUs vesting within 60 days of December 1, 2024, which represent a contingent right to receive Class A common stock upon vesting, and 70,662 shares of Class A common stock held by Wave Investments LLC of which Mr. Bade is the sole manager.

(7)	Includes 28,500 share of Class A common stock, 445,888 fully vested and exercisable stock options, 255,810 fully vested RSUs, and 68,939 RSUs vesting within 60 days of December 1, 2024, which represent a contingent right to receive Class A common stock upon vesting.

(8)	Includes 13,006 shares of Class A common stock and 140,976 fully vested and exercisable stock options.

(9)	Includes 11,060 shares of Class A common stock and 140,976 fully vested and exercisable stock options.

(10)	Includes 109,012 shares of Class A common stock and 126,113 fully vested and exercisable stock options.

(11)	Includes 56,250 fully vested and exercisable stock options, 97,696 fully vested RSUs, 52,073 RSUs vesting within 60 days of December 1, 2024, which represent a contingent right to receive Class A common stock upon vesting, and 6,250 stock options exercisable within 60 days of December 1, 2024.

(12)	Includes 1,488,442 fully vested stock options and options exercisable within 60 days of December 1, 2024 and 343,462 RSUs vesting within 60 days of December 1, 2024.

(13)	Includes 8,000 shares of Class A common stock and 126,101 fully vested and exercisable stock options.

(14)	Based on information known to the Company and Mr. Schrader’s Form 3 filed May 15, 2023. Does not include Class A common stock or Class B common stock held by Donnie Schrader’s spouse Jennifer Schrader. Mr. Schrader disclaims beneficial ownership of all shares held by Jennifer Schrader, except to the extent of his pecuniary interest, if any, therein.

TRANSACTIONS WITH RELATED PERSONS

Business Segments

Historically, the Company’s operations were organized into three reportable segments, fund management, development, and brokerage. During the three months ended December 31, 2023, the Company reevaluated its reportable segments, considering (i) the evolution of the Company after closing its initial public offering and how the Company’s chief operating decision maker (“CODM”), the Company’s Chief Executive Officer, assesses performance and allocates resources, (ii) changes to the budgeting process and in key personnel driven by the Company’s growth initiatives, and (iii) how management reports ongoing company performance to the Board of Directors. With the evolution and growth of the Company, the Company’s CODM assesses performance and resource allocation on an aggregate basis under the Company’s asset management platform, and no longer reviews operating results for development or brokerage activity separately. As such, management concluded that the Company operates through one operating segment.

The Company’s CODM assesses revenue, operating expenses and key operating statistics to evaluate performance and allocate resources on a basis that eliminates the impact of the consolidated investment funds (intercompany eliminations required by U.S. GAAP) and noncontrolling interests. Management concluded that the consolidated investment funds do not meet the requirements in ASC 280, Segment Reporting, of operating segments, as the Company’s CODM does not review the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances will be made to these funds. The investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds.

The following describes revenue recognition for the fees the Company earns from providing services under its asset management platform:

Fund set-up fees are a one-time fee for the initial formation, administration, and set-up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete and are included in asset management revenues in the accompanying consolidated statements of operations. Fund set-up fees replaced fund formation fees that are earned at a point in time at a fixed rate based on the amount of capital raised into certain managed funds.

Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to the Caliber Hospitality Trust (as defined in Note 3 – VIEs), the Company earns a fund management fee of 0.70% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guarantying certain loans, representing a performance obligation that the Company satisfies over time. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Development and construction revenues from contracts with customers include fixed fee arrangements with related party affiliates to provide real estate development services as their principal developer, which include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by the funds. Revenues are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, development fee revenue is recognized over time as the performance obligations are satisfied. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transaction, and are included in asset management revenues in the accompanying consolidated statements of operations.

Performance allocations are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 15.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold. These revenues are included in performance allocations in the accompanying consolidated statements of operations

The table below shows the components of revenue earned for providing services under the Company’s asset management platform for the nine months ended September 30, 2024 and the years ended December 31, 2023 and 2022 (in thousands).

	Nine Months Ended	Years Ended December 31,
	September 30, 2024	2023	2022
Fund management fees	$6,902	$5,485	$10,394
Financing fees	387	221	721
Development and construction fees	4,817	4,025	2,444
Brokerage fees	820	840	1,785
Total asset management	12,926	10,571	15,344
Performance allocations	357	3,639	2,543
Total Platform revenue	$13,283	$14,210	$17,887

As of September 30, 2024 and as of December 31, 2023 and 2022, amounts due to the Company from related parties for services performed under the Company’s asset management platform was $10.8 million and $7.8 million, respectively, which is included in due from related parties on the accompanying consolidated balance sheets.

Other

In the normal course of business, the Company has various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2024 and as of December 31, 2023 and 2022, other amounts due from related parties was $0.1 million and $1.9 million, respectively, which is included in prepaid and other assets on the accompanying consolidated balance sheets. As of September, 30, 2024 and December 31, 2023 and 2022, there was an immaterial amount of other amounts due to related parties, which is included in due to related parties on the accompanying consolidated balance sheets.

Notes Receivable – Related parties of the Company

The Company entered into unsecured promissory notes with related parties. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty.

The following table summarizes the notes payable – related parties as of September 30, 2024 and as of December 31 2023 and 2022 (in thousands):

Notes Receivable - Related Parties	September 30, 2024	December 31, 2023	December 31, 2022	Interest Rate (1)	Maturity Date (1)
Caliber Hospitality LP (2)	$—	$—	$—	12.00%	September 2025
Olathe Behavioral Health	—	25	—	12.00%	May 2025
DFW Behavioral Health LLC	—	25	—	14.00%	May 2025
Total	$—	$50	$—

(1)	As of September 30, 2024.

(2)	During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which included activity from six hospitality funds.

Notes Payable – Related parties of the Company

The Company entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The following table summarizes the notes payable – related parties as of June 30, 2024 and as of December 31, 2023 and 2022 (in thousands):

Notes Payable - Related Parties	September 30, 2024	December 31, 2023	December 31, 2022	Interest Rate (1)	Maturity Date (1)
Caliber Residential Advantage Fund, LP	$—	$—	$365	7.50%	May 2024
Caliber Tax Advantaged Opportunity Fund II, LLC (2)	—	—	—	12.00%	January 2024
Total	$—	$—	$365

(1)	As of September 30, 2024.

(2)	The Company entered into a $4.0 million unsecured promissory note with a related party and subsequently repaid the note during the year ended December 31, 2023.

During each of the years ended December 31, 2023 and 2022, the Company incurred an immaterial amount of interest expense in connection with the notes payable – related parties. There was no interest payable due to related parties as of September 30, 2024 and as of December 31, 2023 and 2022.

Notes Receivable – Related parties of consolidated funds

The consolidated funds entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes receivable – related parties consisted of the following as of September 30, 2024 and as of December 31, 2023 and 2022 (in thousands):

Notes Receivable - Related Parties	September 30, 2024	December 31, 2023	December 31, 2022	Interest Rate (1)	Maturity Date (1)
SF Alaska, LP	$16,903	$14,976	$11,671	12.00%	May 2025
The Ketch, LLC	8,548	7,198	5,152	12.00%	May 2026
Elliot & 51st Street, LLC (4)	15,116	—	—	13.00%	September 2025
Elliot & 51st Street, LLC (4)	1,420	—	—	12.00%	April 2026
Caliber Hospitality LP (Tucson East) (2)	—	—	3,780	12.00%	May 2024
J-25 Development Group, LLC	133	4,804	3,794	12.00%	May 2026
Caliber Diversified Opportunity Fund II, LP	12	109	449	12.00%	September 2025
Encore, LLC	—	—	1,014	12.00%	December 2024
Ridge II, LLC	1,151	846	845	12.00%	December 2024
Southridge, LLC	—	2,187	—	13.00%	July 2025
Ironwood, LLC	4,548	2,703	1,524	13.00%	September 2025
Circle Lofts, LLC (3)	2,017	1,797	—	12.00%	May 2026
47th Street Phoenix Fund, LLC	92	—	—	12.00%	May 2025
Caliber Hospitality, LP (4)	2,870	—	—	12.00%	June 2025
Caliber Hospitality, LP (4)	3,900	—	—	12.00%	September 2026
Blue Spruce, LLC	224	—	—	13.00%	January 2026
West Ridge, LLC	1,299	—	—	12.00%	March 2026
Total	$58,233	$34,620	$28,229

(1)	As of September 30, 2024.

(2)	In March 2023, the asset was contributed to Caliber Hospitality, LP and the fund was consolidated because the Company was determined to be the primary beneficiary as we have the power to direct the activities and the obligation to absorb their losses through its guarantee of the indebtedness secured by the hospitality assets, which is significant to Caliber Hospitality, LP and the Caliber Hospitality Trust.

(3)	During the year ended December 31, 2023, the Company deconsolidated Circle Lofts, LLC, as the Company was no longer determined to be the primary beneficiary of the fund upon refinancing the loan agreement.

(4)	During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which included activity from six hospitality funds.

During the nine months ended September 30, 2024 and the years ended December 31, 2023 and 2022, the consolidated fund earned $1.7 million, $3.7 million and $2.9 million, respectively, of interest in connection with the notes. Interest that accrues on certain related party notes receivable, in which the consolidated fund and respective borrower mutually agreed, is added to the principal outstanding balance, due at the respective loan maturity date and incurs interest at the respective interest rate. Interest due to the Company was $0.1 million as of September 30, 2024, which was included in prepaid and other assets on the accompanying consolidated balance sheets. No interest was due to the Company as of December 31, 2023 and 2022.

Notes Payable – Related parties of consolidated funds

The consolidated funds entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes payable – related parties consisted of the following as of September 30, 2024 and as of December 31, 2023 and 2022 (in thousands):

Notes Payable - Related Parties	September 30, 2024	December 31, 2023	December 31, 2022	Interest Rate (1)	Maturity Date (1)
Roosevelt III HOLDCO, LLC	$—	$—	$2,748	12.00%	March 2024
CDIF, LLC	—	—	1,725	12.00%	May 2024
Caliber Tax Advantaged Opportunity Zone Fund, LP	—	8,012	2,500	12.00%	June 2025
Caliber Tax Advantaged Opportunity Zone Fund II, LP	—	4,043	—	12.00%	October 2024
Total	$—	$12,055	$6,973

(1)	As of September 30, 2024.

During the nine months ended September 30, 2024 and the years ended December 31, 2023 and 2022, the consolidated funds incurred $0.3 million, $1.2 million and $0.9 million, respectively, of interest expense in connection with the notes payable – related parties. As of September 30, 2024 there was no interest expense payable. As of December 31, 2023 and 2022, there was $0.1 million of interest expense payable. During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust. The Company also deconsolidated Elliot during the nine months ended September 30, 2024.

Buyback Program

In September 2018, the Company agreed to repurchase 3,709,693 shares (“Buyback Program”) owned by one of its non-participating founders for $4.54 per share of common stock in exchange for an amendment to such non-participating founder’s shareholder voting rights and other Company protections. Due to the length of time of the liability, the Company recorded a liability of $13.6 million and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. As of December 31, 2022, remaining number of shares to be repurchased was 3,432,351 and the balance of the liability was $12.4 million, which is included in buyback obligation on the accompanying consolidated balance sheets. During the year ended December 31, 2023, the Company repurchased 41,615 shares of Class A common stock pursuant to the Buyback Program and on May 19, 2023, the Company’s Class A common stock began trading on the NASDAQ Capital Market, at which point the buyback obligation was relieved and no further amounts were due under the Buyback Program.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing, approving and overseeing any transaction between the Company and any related person. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. As a smaller reporting company, we are also required to review and approve any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and a related person has a direct or indirect material interest. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

Under the Company’s Corporate Governance Guidelines, the Board itself and through its committees will review and approve all related party transactions and any contracts or other transactions with current or former directors and executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to officers made or guaranteed by the Company. The Audit Committee generally will take the lead in reviewing related party transactions, and the Compensation Committee and the Nominating and Corporate Governance Committee generally will take the lead in reviewing related party contracts, such as consulting arrangements, termination agreements, and any other contracts or arrangements involving any compensatory or monetary terms. The Company will not enter into any such transaction unless the transaction is determined by the disinterested directors to be fair to the Company or is approved by the disinterested directors or by the stockholders. Any determination by our disinterested directors will be based on a review of the particular transaction, applicable laws and regulations, policies of the Company, and the listing standards of Nasdaq.

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

We are authorized to issue up to 137,500,000 shares of capital stock, of which (i) 100,000,000 shares are Class A common stock with a par value $0.001 per share; (ii) 15,000,000 shares are Class B common stock with a par value $0.001 per share; and (iii) 22,500,000 shares are preferred stock with a par value of $0.001 per share. As of December 1, 2024, there were 15,056,356 shares of Class A common stock, 7,416,414 shares of Class B common stock and no shares of preferred stock issued and outstanding.

Class A common stock

Voting. The holders of the Class A common stock are entitled to one (1) vote for each share of Class A common stock held at all meetings of stockholders (and written actions in lieu of meetings). The Class A common stock is not subject to cumulative voting. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

Dividends. Subject to the preferences applicable to the Preferred Stock, the holders of the Class A common stock are entitled to, on an equal basis with the holders of Class B common stock, receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Class B common stock

Voting. The holders of the Class B common stock are entitled to ten (10) votes for each share of Class B common stock held at all meetings of stockholders (and written actions in lieu of meetings). The Class B common stock is not subject to cumulative voting. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

Dividends. Subject to the preferences applicable to the preferred stock, the holders of the Class B common stock are entitled to, on an equal basis with the holders of Class A common stock, receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

Preferred Stock

Series AA Preferred Stock

On_____, 2024, we filed a certificate of designation with the Delaware Secretary of State to establish our Series AA Preferred Stock. We designated a total of 800,000 shares of Preferred Stock as “Series AA Cumulative Redeemable Preferred Stock.” Our Series AA Preferred Stock has following voting powers, designations, preferences and relative rights, qualifications, limitations, or restrictions:

Ranking. The Series AA Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Series A Preferred Stock and our Common Stock and pari passu with our Series A Preferred Stock. The terms of the Series AA Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series AA Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Stated Value. Each share of Series AA Preferred Stock has an initial stated value of $25.00, which is equal to the offering price per share, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series AA Preferred Stock.

Dividend Rate and Payment Dates. Dividends on the Series AA Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series AA Preferred Stock are entitled to receive cumulative monthly cash dividends at a per annum rate of 9.5% of the stated value (or $0.198 per share each month based on the initial stated value). Dividends on each share begin accruing on, and are cumulative from, the date of issuance and regardless of whether our board of directors declares and pays such dividends. Our board of directors will not authorize, pay or set apart for payment by us any dividend on the Series AA Preferred Stock at any time that:

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization or payment.

Notwithstanding the foregoing, dividends on the Series AA Preferred Stock will accumulate whether or not:

Dividends on shares of our Series AA Preferred Stock will continue to accrue even if

•	the terms and provisions of any of our agreements relating to our indebtedness prohibit such authorization, payment or setting apart for payment;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; and

•	the dividends are authorized.

In the event the monthly payment of dividends is not made within 30 days of the due date, dividends will accrue from the due date of such monthly payment at the rate of 18% until such default is cured.

Liquidation Preference. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series AA Preferred Stock are entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series AA Preferred Stock and Series A Preferred Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon.

Redemption Request at the Option of a Holder. Once per calendar quarter, a holder will have the opportunity to request that we redeem that holder’s Series AA Preferred Stock. Our board of directors may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of our company to effectuate cash redemptions at a given time because we do not have sufficient cash, including because our board believes that our cash on hand should be utilized for other business purposes. Redemptions will be limited to four percent (4%) of the total outstanding Series AA Preferred Stock per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis. We will redeem shares at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

•	10% if the redemption is requested on or before the first anniversary of the original issuance of such shares;

•	8% if the redemption is requested after the first anniversary and on or before the second anniversary of the original issuance of such shares; and

•	6% if the redemption is requested after the second anniversary and on or before the third anniversary of the original issuance of such shares.

Please see the certificate of designation, which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a redemption.

Optional Redemption by our company. We have the right (but not the obligation) to redeem shares of Series AA Preferred Stock at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

Mandatory Redemption by our company. We are required to redeem the outstanding shares of Series AA Preferred Stock on the third (3rd) anniversary of their issuance at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also repurchase shares of Series AA Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within sixty (60) days of our receipt of a written request from the holder or the holder’s estate at a repurchase price equal to the stated value, plus accrued and unpaid dividends thereon. A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working at least forty (40) hours per week as of the date on which his or her shares were purchased, has been unable to work forty (40) or more hours per week for at least twenty-four (24) consecutive months. Please see the certificate of designation, the form of which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a repurchase.

Restrictions on Redemption and Repurchase. We are not obligated to redeem or repurchase shares of Series AA Preferred Stock if we are restricted by applicable law or our articles of incorporation from making such redemption or repurchase or to the extent any such redemption or repurchase would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we have no obligation to redeem shares in connection with a redemption request made by a holder if we determine, as of the redemption date, that we do not have sufficient funds available to fund that redemption. In this regard, we will have complete discretion under the certificate of designation for the Series AA Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we are unable to complete redemptions we may have earlier agreed to make, we will complete those redemptions promptly after we become able to do so, with all such deferred redemptions being satisfied on a first come, first served, basis.

Voting Rights. The Series AA Preferred Stock has no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series AA Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series AA Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series AA Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series AA Preferred Stock; or (iii) amend our articles of incorporation in a manner that adversely and materially affects the rights of the Series AA Preferred Stock.

Conversion Right. At the third anniversary of the issuance date of a share of Series AA Preferred Stock, a holder may elect, with the prior written consent of the Company, which consent may be unreasonably withheld, to convert all or any portion of such then outstanding shares of Series AA Preferred Stock held by it into that number of shares of our Class A Common Stock determined by dividing the then Stated Value of such shares by the closing price of our Class A Common Stock as quoted on the Nasdaq Capital Market (the “NCM”) on the day prior to such date but in no event less than the closing price of our Class A Common Stock as quoted on the NCM on the day prior to the initial Closing Date.

Series A Preferred Stock

On November 26, 2024, we the Series A Certificate of Designation with the Secretary of State of the State of Delaware to establish the preferences, voting powers, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Company’s Series A Preferred Stock. The Series A Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share cap limitations, as set forth in the Series A Certificate of Designation. The following is a summary description of the terms and the general effect of the issuance of the shares of Series A Preferred Stock on the Company’s other classes of registered securities. There are seven hundred fifty thousand (750,000) shares of the Series A Preferred Stock designated.

Stated Value. Each share of Series A Preferred Stock has an initial stated value of $20.00, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock.

Dividends. The holders of the shares of Series A Preferred Stock will be entitled to receive a twelve percent (12%) annual, non-cumulative dividend payable annually, at the Company’s option, (i) in cash or (ii) in shares of the Company’s Class A common stock, at a price per share of Class A Common Stock equal to the lower of (A) the average closing price of Class A Common Stock as quoted on the principal trading market, if any, in which the shares of Class A Common Stock then trade (“Principal Market”) for the five trading days immediately preceding the date of issuance, or (B) the closing price of the Class A Common Stock as quoted on the Principal Market on the trading day prior to the date of issuance, but in no event less than $1.00 per share.

Optional Conversion. At any time and from time to time, a holder of the shares of Series A Preferred Stock may, at its option, convert (i) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “First Tranche Convertible Shares”) at a rate equal to the stated value divided by $0.5114 (the “First Tranche Conversion Rate”), (ii) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Second Tranche Convertible Shares”) at a rate equal to the stated value divided by $0.7671 (the “Second Tranche Conversion Rate”), (iii) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Third Tranche Convertible Shares”) at a rate equal to the stated value divided by $1.0228 (the “Third Tranche Conversion Rate”), and (iv) up to twenty-five percent (25%) of the holder’s total shares of Series A Preferred Stock (the “Fourth Tranche Convertible Shares”) at a rate equal to the stated value divided by $1.2785 (the “Fourth Tranche Conversion Rate”).

Mandatory Conversion. The shares of Series A Preferred Stock will mandatorily convert into shares of Class A Common Stock as follows:

i. On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than $0.5114 for twenty (20) of thirty (30) consecutive trading days, all of the First Tranche Convertible Shares shall convert at the First Tranche Conversion Rate;

ii. On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the $0.7671 for twenty (20) of thirty (30) consecutive trading days, all the Second Tranche Convertible Shares shall convert at the Second Tranche Conversion Rate;

iii. On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than $1.0228 for twenty (20) of thirty (30) consecutive trading days the Third Tranche Convertible Shares shall convert at the Third Tranche Conversion Rate; and

iv. On the first trading day following the first date on which the closing price of the Class A Common Stock on the Principal Market is 200% higher than the $1.2785 for twenty (20) of thirty (30) consecutive trading days the Fourth Tranche Convertible Shares shall convert at the Fourth Tranche Conversion Rate.

Voting Rights. The Series A Preferred Stock will have no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series A Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series A Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series A Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series A Preferred Stock; or (iii) amend our articles of incorporation in a manner that adversely and materially affects the rights of the Series A Preferred Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series A Preferred Stock then outstanding will be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount will be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Stock.

Ranking. The Series A Preferred Stock ranks senior to the Company’s Class A Common Stock and Class B common stock, par value $0.001, with respect to the preferences provided for in the Certificate of Designation as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

Redemption. The Company has the right redeem the outstanding shares of the Series A Preferred Stock at an amount equal to the Liquidation Preference, provided that the holders of Series A Preferred Stock are granted thirty (30) calendar days to first exercise their conversion rights. “Liquidation Preference” means, with respect to each outstanding share of Series A Preferred Stock, the sum of: (i) the amount of all accrued but unpaid dividends on such share; plus (ii) the product of the stated value multiplied by 120%.

Amendments. The Certificate of Designation may be amended by obtaining the affirmative vote of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws and Class B Common Stock

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the outstanding shares of common stock outstanding will be able to elect all of our directors.

The foregoing provisions will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management.

In addition, the control vested in our founders by virtue of their holding of Class B common stock may discourage or impede takeover activities.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain stockholder litigation matters actions against the Company, which may limit an investor’s ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or stockholders.

Section 7.06(a) of Article VII of our Bylaws dictates that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery (or, if the Delaware Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the stockholders of the Company; any claim arising under Delaware corporate law, our amended and restated certificate of incorporation or our amended and restated bylaws; and any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Section 7.06 of Article VII of our Bylaws.

However, Section 7.06(a) of Article VII of our Bylaws will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based stockholder class actions, derivative suits and other intra-corporate disputes. With respect to such state law claims, the Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

The choice of forum provisions contained in the Company’s Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, the enforceability of similar choice of forum provisions in other issuers’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Company’s Bylaws to be inapplicable or unenforceable in such action. As a result, the Company could incur additional costs associated with resolving such actions in other jurisdictions, which could harm the Company’s business, operating results and financial condition.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company, telephone 800-509-5586, is the transfer agent for our Class A common stock and will act as the transfer agent for the Series AA Preferred Stock.

Trading Symbol and Market

Our shares of Class A common stock are listed on the Nasdaq Capital Market under the symbol “CWD”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Series AA Preferred Stock by a “non-U.S. holder” (as described below). This summary is limited to “non-U.S. holders” that hold our Series AA Preferred Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment for U.S. federal income tax purposes).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, does not discuss alternative minimum tax and Medicare contribution tax consequences and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion also does not address all of the consequences relevant to holders subject to special U.S. federal income tax rules, such as:

•	a non-U.S. holder that is a financial institution, insurance company, regulated investment company, tax-exempt organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company; a non-U.S. holder holding Series AA Preferred Stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security; a non-U.S. holder whose functional currency is not the U.S. dollar; a non-U.S. holder that holds or receives Series AA Preferred Stock pursuant to the exercise of any employee stock option or otherwise as compensation; or a non-U.S. holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding capital stock. A “non-U.S. holder” is a beneficial owner of a share of our Series AA Preferred Stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate,

•	a foreign corporation or any foreign organization taxable as a corporation for U.S. federal income tax purposes, or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Series AA Preferred Stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Series AA Preferred Stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this offering circular may affect the tax consequences described herein (possibly with retroactive effect). Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Series AA Preferred Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Distributions

We do not currently expect to pay any cash distributions on our Series AA Preferred Stock. If we make distributions of cash or property (other than certain pro rata distributions of Series AA Preferred Stock) with respect to our Series AA Preferred Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distributions generally will be treated as dividends and will be subject to U.S. federal withholding tax at a 30% rate, or such reduced rate as may be specified by an applicable income tax treaty, subject to the discussion of FATCA and backup withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the applicable treaty. To the extent such distributions exceed our current and accumulated earnings and profits, they will constitute a tax-free return of capital, which will first reduce your adjusted tax basis in our Series AA Preferred Stock, but not below zero, and thereafter will be treated as a gain from the sale or other disposition of our Series AA Preferred Stock, as described below under “Gain on Disposition of Our Series AA Preferred Stock.”

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a rate of 30% on the effectively connected dividend income, or such reduced rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Our Series AA Preferred Stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Series AA Preferred Stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or such reduced rate as may be specified by an applicable income tax treaty); or

•	we are or have been a “United States real property holding corporation” (as described below), at any time during the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder owned our Series AA Preferred Stock, and, in the case where our Series AA Preferred Stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs, the non-U.S. holder has owned, directly or constructively, more than 5% of our Series AA Preferred Stock at any time during the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for our Series AA Preferred Stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation. However, there can be no assurance in this regard and non-U.S. holders are urged to consult their tax advisors regarding the application of these rules.

Information Reporting Requirements and Backup Withholding

Information returns are required to be filed with the IRS in connection with distributions on our Series AA Preferred Stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Taxes

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our Series AA Preferred Stock which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Series AA Preferred Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Series AA Preferred Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Series AA Preferred Stock.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that the Series AA Preferred Stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable tax treaty provides otherwise.

PLAN OF DISTRIBUTION

General

We are offering up to a maximum of 800,000 shares of our Series AA Preferred Stock. The offering is made through ARKap Markets, LLC, our managing dealer, on a “best efforts” basis, which means that the managing dealer is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any specific number or dollar amount of the shares.

The shares will be sold at a public offering price of $25.00 per share. The minimum initial investment is at least $5,000 and any additional purchases must be investments of at least $5,000; provided that purchases of less than $5,000 may be made in the discretion of the managing dealer.

This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered Series AA Preferred Stock has been sold, (2) the date which is one year after the offering statement of which this offering circular forms a part is originally qualified by the SEC, subject to an extension of up to an additional one year at the discretion of our company and the managing dealer, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

ARKap Markets, LLC is a securities broker-dealer registered with the SEC and a member firm of FINRA. Its principal business address is 2827 Peachtree Rd Suite 510, Atlanta, GA 30305. The managing dealer will manage, direct and supervise its associated persons who will be wholesalers in connection with the offering. We expect the managing dealer to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Series AA Preferred Stock in this offering. An affiliate of ARKap Markets, LLC, Arkadios Capital LLC, will serve as the trading agent for the offering.

Compensation of Managing Dealer and Participating Broker-Dealers

We have agreed to pay to the managing dealer a retail commission of 5.0% of the gross offering proceeds and a managing dealer fee of 2.0% of the gross offering proceeds. However, we expect the managing dealer to authorize other broker-dealers that are members of the Financial Industry Regulatory Authority, or FINRA, which we refer to as participating broker-dealers, to sell our Series AA Preferred Stock. The managing dealer may reallow all or a portion of its retail commissions attributable to a participating broker-dealer. In addition, Caliber will pay the managing dealer an amount of up to 1.0% of aggregate gross proceeds as a non-accountable marketing and due diligence allowance, which the managing dealer may reallow to a participating broker-dealer. The amount of the reallowance to any participating broker-dealer will be determined by the managing dealer in its sole discretion.

Notwithstanding the foregoing, the combined retail commissions, managing dealer fee and additional compensation paid to the managing dealer for this offering will not exceed 8% of the aggregate gross proceeds of this offering.

We will not pay any selling commissions, but will pay managing dealer fees, in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their broker-dealers to reduce the amount of selling commissions payable with respect to the purchase of their shares down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice, or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing commissions payable in connection with such sales. Neither the managing dealer nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in the shares offered hereby.

No commissions or additional compensation will be payable on shares issued in satisfaction of our redemption payment obligations.

The table below sets forth the nature and estimated amount of all items viewed as compensation by FINRA, assuming we sell all the shares offered hereby.

	Per Share	Maximum Offering
Public offering price	$25.00	$20,000,000
Retail commissions (1) (2)	$1.25	$1,000,000
Managing dealer fee (1) (2)	$50	$400,000
Proceeds to us, before expenses (2)	$23.25	$18,600,000

(1)	Retail commissions and the managing dealer fee, each of which is payable to the managing dealer, will equal in the aggregate up to 7% of aggregate gross proceeds. However, we expect the managing dealer to authorize other broker-dealers that are members of the Financial Industry Regulatory Authority, or FINRA, which we refer to as participating broker-dealers, to sell our Series AA Preferred Stock. The managing dealer may reallow all or a portion of its retail commissions attributable to a participating broker-dealer. In addition, Caliber will pay the managing dealer an amount of up to 1.0% of aggregate gross proceeds as a non-accountable marketing and due diligence allowance, which the managing dealer may reallow to a participating broker-dealer. The amount of the reallowance to any participating broker-dealer will be determined by the managing dealer in its sole discretion.

(2)	The combined retail commissions, managing dealer fee and additional compensation paid to the managing dealer for this offering will not exceed 8% of the aggregate gross proceeds of this offering.

We will be responsible for all expenses related to the issuance and distribution of the Series AA Preferred Stock in this offering, including all expenses incident to marketing the offering and submitting filings with federal and state regulatory authorities, legal and accounting fees, and all costs of reproduction and distribution of this offering circular and any amendment or supplement thereto. We estimate that our total offering expenses, excluding the retail commissions and managing dealer fees but including the managing dealer non-accountable due diligence and marketing fees, will be approximately $335,000. For further discussion, see the section entitled “Use of Proceeds.”

To the extent permitted by law and our articles of incorporation, we will indemnify the participating broker-dealers and the managing dealer against certain civil liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the managing dealer agreement. Nevertheless, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

Purchase of Securities by Our Officers and Directors

Our officers and directors and affiliates of our officers and directors are permitted to purchase shares in this offering. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

Subscription Agreement

All investors will be required to complete and execute a subscription agreement. The subscription agreement is available from your registered representative or financial adviser. We will hold closings on the first and third Thursday of each month assuming there are funds to close.

Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur two business days following each closing date. Two business days after the closing date, offering proceeds for that closing will be disbursed to us and the Series AA Preferred Stock will be issued to the investors in the offering. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, your rights and responsibilities regarding your Series AA Preferred Stock will be governed by the offering circular.

Book-Entry, Delivery and Form

The Series AA Preferred Stock purchased through a participant in the Depository Trust Company, or DTC, will be evidenced by global certificates deposited with a nominee holder, either DTC or its nominee Cede & Co.

We intend to gain eligibility for the Series AA Preferred Stock to be issued and held through the book-entry systems and procedures of DTC prior to the initial closing of the offering and intend for all Series AA Preferred Stock purchased through DTC participants to be held via DTC’s book-entry systems and to be represented by certificates registered in the name of Cede & Co. (DTC’s nominee).

So long as nominees, as described above, are the registered owners of the certificates representing the Series AA Preferred Stock, such nominees will be considered the sole owners and holders of the Series AA Preferred Stock for all purposes. Owners of beneficial interests in the Series AA Preferred Stock will not be entitled to have the certificates registered in their names.

Accordingly, each person owning a beneficial interest in a Series AA Preferred Stock registered to DTC or its nominee must rely on either the procedures of DTC or its nominee on the one hand, and, if such entity is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Series AA Preferred Stock holder.

As a result:

•	all references in this offering circular to actions by Series AA Preferred Stock holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this offering circular to payments and notices to Series AA Preferred Stock holders will refer to payments and notices to DTC or Cede & Co. for distribution to you in accordance with DTC procedures.

The Depository Trust Company

We have obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. The description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC will act as securities depositary for the VIP Bonds registered in the name of its nominee, Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks, and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of Series AA Preferred Stock under DTC’s system must be made by or through direct participants, which will receive a credit for the Series AA Preferred Stock on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Series AA Preferred Stock are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Series AA Preferred Stock.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, Continental Stock Transfer & Trust Company, as our paying agent, will pay dividends or principal payments to Cede & Co., as nominee of DTC.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and dividends on the Series AA Preferred Stock. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Series AA Preferred Stock on your behalf. We have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the Series AA Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

You can only exercise the rights of a Series AA Preferred Stock holder indirectly through DTC and its direct participants, as applicable. DTC has advised us that it will only take action regarding Series AA Preferred Stock if one or more of the direct participants to whom the Series AA Preferred Stock is credited directs DTC to take such action and only in respect of the portion of the aggregate amount of the Series AA Preferred Stock as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Series AA Preferred Stock, and to take other actions, may be limited because you will not possess a physical certificate that represents your Series AA Preferred Stock.

If the global shares certificate representing Series AA Preferred Stock is held by DTC, conveyance of notices and other communications to the beneficial owners, and vice versa, will occur via DTC. The issuer will communicate directly with DTC. DTC will then communicate to direct participants. The direct participants will communicate with the indirect participants, if any. Then, direct participants and indirect participants will communicate to beneficial owners. Such communications will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Registrar and Paying Agent

We have designated Continental Stock Transfer & Trust Company as paying agent. Continental Stock Transfer & Trust Company will also act as registrar for the Series AA Preferred Stock. As such, Continental Stock Transfer & Trust Company will make payments on the Series AA Preferred Stock to DTC. The Series AA Preferred Stock will be issued in book-entry form only.

Investment Amount Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an accredited investor:

•	A person who had individual income in excess of $200,000 in each of the two most recent years or joint income with their spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year

•	A person whose individual net worth, or joint net worth with their spouse or spousal equivalent, exceeds $1,000,000

•	A director or executive officer of our company

•	A person holding one of the following licenses in good standing: General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65)

•	An entity all of whose beneficial equity owners meet one of the conditions in the first two bullets above

•	An entity that has total assets in excess of $5,000,000, was not formed for the specific purpose of acquiring the securities offered and is one or more of the following (A) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (B) a corporation, (C) a Massachusetts or similar business trust, (D) a partnership, or (E) a limited liability company

•	A trust with total assets exceeding $5,000,000, which was not formed for the specific purpose of acquiring the securities offered and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in the securities offered

•	A bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity

•	A broker or dealer registered pursuant to section 15 of the Exchange Act

•	An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state

•	An investment adviser relying on the exemption from registering with the SEC under section 203(l) or (m) of the Investment Advisers Act of 1940, or the Investment Advisers Act

•	An insurance company as defined in section 2(a)(13) of the Securities Act

•	An investment company registered under the Investment Company Act of 1940, or the Investment Company Act, or a business development company as defined in section 2(a)(48) of the Investment Company Act

•	A Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958

•	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act

•	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000

•	An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 and (A) the investment decision is made by a plan fiduciary, as defined therein, in Section 3(21), which is either a bank, savings and loan association, insurance company, or registered investment adviser; or (B) the employee benefit plan has total assets in excess of $5,000,000; or (C) the plan is a self-directed plan with investment decisions made solely by persons who are “accredited investors” as defined therein

•	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act

•	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act: (A) with assets under management in excess of $5,000,000, (B) that is not formed for the specific purpose of acquiring the securities offered, and (C) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment

•	A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements in the bullet above and whose prospective investment in the issuer is directed by such family office pursuant to clause (C) of that bullet

•	An entity, of a type not listed in the bullets above for entities, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000.

For purposes of calculating net worth a person’s primary residence is not included as an asset; indebtedness that is secured by a primary residence, up to the estimated fair market value of the primary residence at the time of the purchase of securities, is not included as a liability (except that if the amount of such indebtedness outstanding at the time of the purchase of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess is included as a liability); and indebtedness that is secured by a primary residence in excess of the estimated fair market value of the primary residence at the time of the purchase of securities is included as a liability.

In determining income, an investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deduction claimed for depletion, contribution to an IRA or Keogh plan, alimony payments, and any amount by which income for long-term capital gains has been reduced in arriving at adjusted gross income.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the managing dealer that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of Series AA Preferred Stock covered by this offering circular will be passed upon by Manatt, Phelps & Phillips, LLP, Costa Mesa, California.

EXPERTS

The financial statements of CaliberCos Inc. and subsidiaries as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 included in this Offering Circular have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the units offered in this offering. This offering circular does not contain all of the information set forth in the offering statement. For further information with respect to the units offered in this offering and our company, we refer you to the offering statement and to the attached exhibits. With respect to each such document filed as an exhibit to the offering statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our offering statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our SEC filings, including the offering statement and the exhibits filed with the offering statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Additionally, we will make these filings available, free of charge, on our website at www.mhproperties.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

	September 30, 2024	December 31, 2023
Assets
Cash	$516	$940
Restricted cash	2,534	2,569
Real estate investments, net	21,515	21,492
Notes receivable - related parties	—	50
Due from related parties	12,305	9,709
Investments in unconsolidated entities	12,723	3,338
Operating lease - right of use assets	159	193
Prepaid and other assets	2,808	2,781
Assets of consolidated funds
Cash	1,053	2,865
Restricted cash	—	11,266
Real estate investments, net	46,084	185,636
Accounts receivable, net	184	1,978
Notes receivable - related parties	58,233	34,620
Operating lease - right of use assets	—	10,318
Prepaid and other assets	469	11,677
Total assets	$158,583	$299,432

Liabilities and Stockholders’ Equity
Notes payable	$49,673	$53,799
Accounts payable and accrued expenses	8,638	8,886
Due to related parties	210	257
Operating lease liabilities	100	119
Other liabilities	763	420
Liabilities of consolidated funds
Notes payable, net	33,752	129,684
Notes payable - related parties	—	12,055
Accounts payable and accrued expenses	1,444	11,736
Due to related parties	35	101
Operating lease liabilities	—	13,957
Other liabilities	687	2,400
Total liabilities	95,302	233,414

Commitments and Contingencies

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

	September 30, 2024	December 31, 2023
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 14,967,702 and 13,872,671 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	$15	$14
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 7,416,414 shares issued and outstanding as September 30, 2024 and December 31, 2023	7	7
Paid-in capital	41,348	39,432
Accumulated deficit	(45,219)	(36,830)
Stockholders’ (deficit) equity attributable to CaliberCos Inc.	(3,849)	2,623
Stockholders’ equity attributable to noncontrolling interests	67,130	63,395
Total stockholders’ equity	63,281	66,018
Total liabilities and stockholders’ equity	$158,583	$299,432

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Asset management revenues	$6,530	$2,316	$12,926	$6,246
Performance allocations	175	36	357	2,474
Consolidated funds – hospitality revenues	2,494	12,526	23,533	52,008
Consolidated funds – other revenues	2,103	2,147	5,616	6,264
Total revenues	11,302	17,025	42,432	66,992

Expenses
Operating costs	4,592	4,881	15,389	16,205
General and administrative	1,441	1,672	5,460	4,914
Marketing and advertising	174	210	507	888
Depreciation and amortization	149	140	439	409
Consolidated funds – hospitality expenses	3,097	18,644	23,191	59,676
Consolidated funds – other expenses	975	2,883	5,405	6,757
Total expenses	10,428	28,430	50,391	88,849

Other income, net	425	414	1,015	1,479
Interest income	51	85	325	279
Interest expense	(1,349)	(1,316)	(3,958)	(3,408)
Net income (loss) before income taxes	1	(12,222)	(10,577)	(23,507)
Benefit from income taxes	—	—	—	—
Net income (loss)	1	(12,222)	(10,577)	(23,507)
Net loss attributable to noncontrolling interests	(145)	(8,813)	(2,188)	(13,165)
Net income (loss) attributable to CaliberCos Inc.	$146	$(3,409)	$(8,389)	$(10,342)
Basic net income (loss) per share attributable to common stockholders	$0.01	$(0.16)	$(0.38)	$(0.53)
Diluted net income (loss) per share attributable to common stockholders	$0.01	$(0.16)	$(0.38)	$(0.53)
Weighted average common shares outstanding:
Basic	22,128	21,238	21,828	19,688
Diluted	24,867	21,238	21,828	19,688

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(AMOUNTS IN THOUSANDS)

	Common Stock							Total
	Class A		Class B		Paid in	Accumulated	Noncontrolling	Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Interests	Equity
Balances as of December 31, 2023	13,873	$14	7,416	$7	$39,432	$(36,830)	$63,395	$66,018
Issuance of common stock	25	—	—	—	37	—	—	37
Equity based compensation	413	—	—	—	400	—	—	400
Contributions from noncontrolling interest holders	—	—	—	—	—	—	6,388	6,388
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	(670)	(670)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	(1,604)	(1,604)
Deconsolidation of VIEs	—	—	—	—	—	—	21,183	21,183
Net loss	—	—	—	—	—	(3,805)	(1,457)	(5,262)
Balances as of March 31, 2024	14,311	$14	7,416	$7	$39,869	$(40,635)	$87,235	$86,490
Issuance of common stock, net of issuance costs	163	—	—	—	146	—	—	146
Equity based compensation	155	1	—	—	584	—	—	585
Contributions from noncontrolling interest holders	—	—	—	—	—	—	5,478	5,478
Distributions to noncontrolling interest holders	—	—	—	—	—	—	(2,969)	(2,969)
Deconsolidation of VIEs	—	—	—	—	—	—	10,790	10,790
Net loss	—	—	—	—	—	(4,730)	(586)	(5,316)
Balances as of June 30, 2024	14,629	$15	7,416	$7	$40,599	$(45,365)	$99,948	$95,204
Issuance of common stock, net of issuance costs	17	—	—	—	12	—	—	12
Equity based compensation expense	322	—	—	—	737	—	—	737
Contributions from noncontrolling interest holders	—	—	—	—	—	—	3,059	3,059
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	(1,350)	(1,350)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	(1,128)	(1,128)
Deconsolidation of VIEs	—	—	—	—	—	—	(33,254)	(33,254)
Net (loss) income	—	—	—	—	—	146	(145)	1
Balances as of September 30, 2024	14,968	$15	7,416	$7	$41,348	$(45,219)	$67,130	$63,281

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(AMOUNTS IN THOUSANDS)

	Preferred Stock		Common Stock								Total
			Class A		Class B		Paid in	Treasury	Accumulated	Noncontrolling	Stockholders’
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Stock	Deficit	Interests	Equity
Balances as of December 31, 2022	1,651	$—	10,791	$11	7,416	$7	$33,108	$(13,626)	$(22,709)	$80,398	$77,189
Repurchases of common stock	—	—	(42)	—	—	—	—	—	—	—	—
Equity based compensation expense	—	—	—	—	—	—	702	—	—	—	702
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	7,629	7,629
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(295)	(295)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(1,752)	(1,752)
Consolidation of VIEs	—	—	—	—	—	—	—	—	—	(20,805)	(20,805)
Deconsolidation of VIEs	—	—	—	—	—	—	—	—	—	9,539	9,539
Retirement of treasury stock	—	—	—	—	—	—	—	1,418	(1,418)	—	—
Net (loss) income	—	—	—	—	—	—	—	—	(1,207)	1,502	295
Balances as of March 31, 2023	1,651	$—	10,749	$11	7,416	$7	$33,810	$(12,208)	$(25,334)	$76,216	$72,502
Issuance of common stock	—	—	1,200	1	—	—	3,247	—	—	—	3,248
Conversions of common stock	(1,651)	—	1,651	2	—	—	—	—	—	—	2
Equity based compensation expense	—	—	221	—	—	—	1,922	—	—	—	1,922
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	6,787	6,787
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(995)	(995)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(1,482)	(1,482)
Other	—	—	—	—	—	—	—	12,208	—	—	12,208
Net loss	—	—	—	—	—	—	—	—	(5,726)	(5,854)	(11,580)
Balances as of June 30, 2023	—	$—	13,821	$14	7,416	$7	$38,979	$—	$(31,060)	$74,672	$82,612
Issuance of common stock	—	—	—	—	—	—	(649)	—	—	—	(649)
Equity based compensation expense	—	—	27	—	—	—	393	—	—	—	393
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	6,870	6,870
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(480)	(480)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(1,768)	(1,768)
Net loss	—	—	—	—	—	—	—	—	(3,409)	(8,813)	(12,222)
Balances as of September 30, 2023	—	$—	13,848	$14	7,416	$7	$38,723	$—	$(34,469)	$70,481	$74,756

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Nine Months Ended September 30,
	2024	2023
Cash Flows From Operating Activities
Net income (loss)	$(10,577)	$(23,507)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	439	392
Non-cash lease expense and gain on lease extinguishment	15	(285)
Non-cash performance allocations	—	(2,382)
Equity-based compensation	1,723	3,017
Loss on disposal of furniture, fixtures and equipment	5	—
Gain on investments in unconsolidated entities	(231)	—
Impairment	(10)	—
Amortization of above-market/below market leases and straight-line rent, net	181	178
Amortization of deferred financing costs	47	25
Changes in operating assets and liabilities:
Due from related parties	923	1,364
Prepaid expenses, right-of-use assets and other assets	25	3,307
Accounts payable and accrued expenses	121	464
Due to related parties	(47)	(84)
Lease liabilities and other liabilities	120	248
Adjustments to reconcile net income (loss) to net cash from operating activities of consolidated funds:
Depreciation	4,841	7,926
Non-cash lease expense	(9)	(80)
Loss on extinguishment of debt	—	2
Gain on derivative instruments	(311)	(114)
(Gain) loss on disposal of furniture, fixtures and equipment	(9)	687
Amortization of advanced key money	(12)	(56)
Amortization of above-market/below market leases and straight-line rent, net	(164)	(333)
Amortization of deferred financing costs	334	1,147
Changes in operating assets and liabilities of consolidated funds:
Accounts receivable, net	(1,277)	533
Due from related parties	(197)	(12)
Prepaid expenses, right-of use assets and other assets	1,929	(4,939)
Accounts payable and accrued expenses	996	849
Due to related parties	984	327
Lease liabilities and other liabilities	(38)	184
Net cash used in the Company's operating activities	(199)	(11,142)

Cash Flows From Investing Activities
Investments in real estate assets	(686)	(224)
Acquisition of real estate assets	—	(19,472)
Investments in unconsolidated entities	(267)	(134)
Funding of notes receivable - related parties	(184)	(980)
Payment received on notes receivable - related parties	7,765	930

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Nine Months Ended September 30,
	2024	2023
Cash Flows From Investing Activities of consolidated funds
Consolidation of VIEs	$—	$12,927
Deconsolidation of VIEs	(17,641)	(12,418)
Investments in real estate assets	(5,015)	(12,040)
Acquisition of real estate assets	—	(6,643)
Funding of notes receivable - related parties	(17,529)	(11,986)
Payment received on notes receivable - related parties	19,193	6,085
Net cash used in the Company's investing activities	(14,364)	(43,955)
Cash Flows From Financing Activities
Payment of deferred financing costs	(31)	(253)
Proceeds from notes payable	1,399	43,010
Repayments of notes payable	(5,541)	(3,181)
Proceeds from notes payable - related parties	—	4,000
Repayments of notes payable - related parties	—	(4,365)
Proceeds from the issuance of common stock, net of issuance costs	—	2,599
Payments of treasury stock - buyback obligation	—	(183)
Cash Flows From Financing Activities of consolidated funds
Payment of deferred financing costs	(1,342)	(2,522)
Proceeds from notes payable	16,567	61,681
Repayments of notes payable	(17,230)	(58,734)
Proceeds from notes payable - related parties	511	5,647
Repayments of notes payable - related parties	(511)	(4,633)
Contributions from noncontrolling interest holders	14,925	21,286
Redemptions of noncontrolling interests	(2,020)	(1,770)
Distributions to noncontrolling interest holders	(5,701)	(5,002)
Net cash provided by the Company's financing activities	1,026	57,580
Net Change in Cash and Restricted Cash	(13,537)	2,483
Cash and Restricted Cash at Beginning of Period	17,640	15,934
Cash and Restricted Cash at End of Period	$4,103	$18,417

Reconciliation of Cash and Restricted Cash
Cash at beginning of period	$3,805	$7,657
Restricted cash at beginning of period	13,835	8,277
Cash and restricted cash at beginning of period	17,640	15,934

Cash at end of period	1,569	5,531
Restricted cash at end of period	2,534	12,886
Cash and restricted cash at end of period	$4,103	$18,417

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 – Organization and Liquidity

Organization

CaliberCos Inc., a Delaware corporation, and its wholly-owned subsidiaries (the “Company”), is an alternative asset manager of private syndication and direct investment real estate funds and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. The Company provides various support services, under its asset management platform segment (“Platform”) to the investments it manages, including asset management services, fund set-up services, lending support, construction and development management, and real estate brokerage. As of September 30, 2024, we had operations in Alaska, Arizona, Colorado, Kansas, Texas, and Virginia.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party or primary beneficiary for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying consolidated financial statements (“Consolidated Funds”, and collectively with the Company, the “Consolidated Company”, “Caliber”, “we”, “our”, and “us”). For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

Liquidity and Going Concern

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

At September 30, 2024, the Company had a portfolio of corporate notes, whose composition and characteristics are similar to those reported in prior periods. At September 30, 2024, the portfolio consists of 211 unsecured notes with an aggregate principal balance of $33.0 million, of which $32.4 million mature within the 12-month period subsequent to December 5, 2024. Each note generally has a 12-month term with an option to extend for an additional 12-months.

Because the Company incurred operating losses and negative cash flow from operations for the nine months ended September 30, 2024, and could experience additional future operating losses and negative cash flow in the near term, combined with the fact that the Company does not have sufficient cash on hand to satisfy the total of the notes that mature within the next 12 months, these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern. In response to these conditions, management considered the impact of these near-term maturities on the Company.

Since the note program began, these notes have demonstrated a high rate of extension of their terms. Subsequent to the issuance of its 2023 Form 10-K, the Company has continued its discussions with various lenders in pursuit of extending or refinancing its unsecured loans. Through September 30, 2024, the rate of extension of the current notes is consistent with or greater than reported in prior periods. Management plans to continue seeking and granting extensions on an ongoing basis consistent with prior periods.

Additionally, management evaluated the impact a default of one or many of these notes might have on the Company. As these notes are unsecured, the terms in the agreements do not afford the note holder avenues of recourse in a default that could or would impact the Company adversely in the normal course of business, as the terms lack provisions for rights or claims against the Company’s assets, nor is there a scenario where a default could force liquidation of the Company. Management believes that even in the event of default of one or many of these notes, the Company would be able to negotiate a waiver of the default either through an extension of the maturity or principal repayment schedule.

In addition, management has implemented various plans to address operating losses and near-term maturities or demands for repayment of its notes. Consistent with reported actions taken in prior fiscal periods, management plans to continue to i) negotiate extensions of such loans or refinance such debt, ii) obtain new financing, iii) reduce operating costs, iv) collect all or part of its $13.3 million in receivables, v) collect all or part of its $19.7 million in investments from its managed funds, vi) increase capital raise through continued expansion of fundraising channels, vii) sell or accept investment into its corporate headquarters, viii) place debt on unencumbered assets, and/or ix) generate planned cash from operations.

In the execution of our aforementioned plans, during the nine months ended September 30, 2024, we collected $8.2 million of notes receivable and $2.7 million of accounts receivable. The Company also executed a reduction in force of approximately 10% of its employees in May 2024, with an expected annual compensation and benefits expense savings of $4.0 million. The Company has also executed on cost reduction plans with estimated annual savings of $2.5 million.

After consideration of the implemented and planned actions, in particular continuing to renew maturing unsecured corporate notes, there are no assurances that management’s actions will alleviate substantial doubt about the company’s ability to continue as a going concern beyond one year from the date that the consolidated financial statements are issued.

Note 2 – Summary of Significant Accounting Policies

Accounting Policies of the Company

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include our accounts, our consolidated subsidiaries, and legal entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities

We determine if an entity is a variable interest entity (“VIE”) based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgment. We consolidate any VIEs for which we are the primary beneficiary, and we disclose our maximum exposure to loss related to the consolidated VIEs. See Note 3 – VIEs for more detail.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as voting interest entities (“VOEs”). For VOEs, we consolidate an entity if we have a controlling financial interest. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Interim Unaudited Financial Data

Our consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year. These consolidated financial statements, including notes, are unaudited, exclude some of the disclosures required for annual consolidated financial statements, and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2023.

Reclassification

The asset management fees and transaction and advisory fees, previously presented in their own line items for prior periods presented, have been combined into one line item, asset management revenues in the accompanying consolidated statements of operations, to be consistent with the current year presentation. The reclassification does not affect prior period’s total revenues or net income (loss).

Use of Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ significantly from those estimates.

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of cash held in escrow accounts by contractual agreement with lenders as part of financial loan covenant requirements.

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company’s share of equity in the equity method investment’s earnings and distributions. Our share of the earnings or loss from equity method investments is included in other income (expenses), net on the accompanying consolidated statements of operations.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Consolidating an investment generally would have no impact on our net income or stockholders’ deficit attributable to CaliberCos Inc. in any accounting period, but a different treatment would impact individual income statement and balance sheet line items, as consolidation would effectively “gross up” our statement of operations and balance sheet.

As of September 30, 2024 and December 31, 2023, the carrying amount of our investments in unconsolidated entities was $12.7 million and $3.3 million, respectively. During the nine months ended September 30, 2024, the Company deconsolidated the Caliber Hospitality Trust, Inc. (the “Caliber Hospitality Trust”) and Caliber Hospitality, LP, which included activity from six hospitality funds, Elliot & 51st St LLC (“Elliot”) and DT Mesa Holdco II, LLC (“DT Mesa”). At which time, the Company’s investment in the Caliber Hospitality Trust, Caliber Hospitality, LP, Elliot, and DT Mesa, were no longer eliminated and are included in investments in unconsolidated entities in the accompanying consolidated balance sheet as of September 30, 2024. See Note 3 – VIEs.

In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. As the manager of the venture, we are entitled to 15.0% – 35.0% of the residual cash flow produced by the venture after the payment of any priority returns. Under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value. For the three and nine months ended September 30, 2024 and 2023, the Company had no impairment losses related to its investments in unconsolidated entities.

Depreciation and Amortization Expense

Depreciation expense includes costs and costs associated with building and building improvements, which are depreciated over the estimated useful life of the respective asset, generally 15 to 40 years. Depreciation expense also includes costs associated with the purchase of furniture and equipment and office leasehold improvements which are recorded at cost. Furniture and equipment costs are depreciated using the straight-line method over the estimated useful life of the asset, generally three to seven years beginning in the first full month the asset is placed in service. Intangible lease assets are amortized using the straight-line method over the shorter of the respective estimated useful life or the lease term.

For the three and nine months ended September 30, 2024, depreciation expense for the Company was $0.1 million and $0.4 million, respectively. For the three and nine months ended September 30, 2023, depreciation expense for the Company was $0.1 million and $0.4 million, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined not to be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the nine months ended September 30, 2024 and 2023, the Company had no impairment losses related to its real estate and other long-lived assets.

Concentration of Credit Risk

Substantially all of the Company’s revenues are generated from activities completed through its Platform, including the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, Kansas, Texas, and Virginia. The Company mitigates the associated risk by:

•	diversifying our investments in real estate assets across multiple asset types, including hospitality, commercial, single-family, multi-family, and self-storage properties;

•	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

•	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

•	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist of equity interests held by limited partners in consolidated real estate partnerships. We attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

Revenue Recognition

In accordance with the Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation.

Revenues from contracts with customers includes fixed fee arrangements with related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set-up and fund formation services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The following describes the Company’s revenue recognition policy related to the fees the Company earns from providing services under its Platform:

Fund set-up fees are a one-time fee for the initial formation, administration, and set-up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete and are included in asset management revenues in the accompanying consolidated statements of operations. Fund set-up fees replaced fund formation fees that are earned at a point in time at a fixed rate based on the amount of capital raised into certain managed funds.

Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to the Caliber Hospitality Trust, the Company earns a fund management fee of 0.7% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guaranteeing certain loans, representing a performance obligation that the Company satisfies over time. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Development and construction revenues from contracts with customers include fixed fee arrangements with related party affiliates to provide real estate development services as their principal developer, which include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by the funds. Revenues are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project. Prior to the commencement of construction, development fee revenue is recognized at a point in time when the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, development fee revenue is recognized ratably over time as the performance obligation(s) is satisfied. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transaction, and are included in asset management revenues in the accompanying consolidated statements of operations.

Performance allocations are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 15.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold. These revenues are included in performance allocations in the accompanying consolidated statements of operations.

Leases

Lessor

At the inception of a new lease arrangement, including new leases that arise from amendments, the Company assesses the terms and conditions to determine the proper lease classification. When the terms of a lease effectively transfer control of the underlying asset, the lease is classified as a sales-type lease. When a lease does not effectively transfer control of the underlying asset to the lessee, but the Company obtains a guarantee for the value of the asset from a third party, the Company classifies the lease as a direct financing lease. All other leases are classified as operating leases. The Company did not have any sales-type or direct financing leases as of September 30, 2024 and December 31, 2023. For operating leases with minimum scheduled rent increases, the consolidated funds recognize rental revenue on a straight-line basis, including the effect of any free rent periods, over the lease term when collectability of lease payments is probable. Variable lease payments are recognized as rental revenue in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company identified two separate lease components as follows: i) land lease component, and ii) single property lease component comprised of building, land improvements and tenant improvements. The Company’s leases also contain provisions for tenants to reimburse the consolidated funds for maintenance and other property operating expenses, which are considered to be non-lease components. The Company elected the practical expedient to combine lease and non-lease components and the non-lease components will be included with the single property lease component as the predominant component.

Lessee

To account for leases for which the Company is the lessee, contracts must be analyzed upon inception to determine if the arrangement is, or contains, a lease. A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Lease classification tests and measurement procedures are performed at the lease commencement date.

The lease liability is initially measured as the present value of the lease payments over the lease term, discounted using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the lessee’s incremental borrowing rate is used. The incremental borrowing rate is determined based on the estimated rate of interest that the lessee would pay to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The lease term is the noncancelable period of the lease and includes any renewal and termination options the Company is reasonably certain to exercise. The lease liability balance is amortized using the effective interest method. The lease liability is remeasured when the contract is modified, upon the resolution of a contingency such that variable payments become fixed or if the assessment of exercising an extension, termination or purchase option changes.

The right-of-use (“ROU”) asset balance is initially measured as the lease liability amount, adjusted for any lease payments made prior to the commencement date, initial direct costs, estimated costs to dismantle, remove, or restore the underlying asset and incentives received.

The Company’s impairment assessment for ROU assets is consistent with the impairment analysis for the Company's other long-lived assets and is reviewed quarterly.

Segments

Historically, the Company’s operations were organized into three reportable segments, fund management, development, and brokerage. During the year ended December 31, 2023, the Company reevaluated its reportable segments, considering (i) the evolution of the Company after closing its initial public offering and how the Company’s chief operating decision maker (“CODM”), the Company’s Chief Executive Officer, assesses performance and allocates resources, (ii) changes to the budgeting process and in key personnel driven by the Company’s growth initiatives, and (iii) how management reports ongoing company performance to the Board of Directors. With the evolution and growth of the Company, the Company’s CODM assesses performance and resource allocation on an aggregate basis under the Company’s asset management platform, and no longer reviews operating results for development or brokerage activity separately. As such, management concluded that the Company operates through one operating segment, the Platform segment.

The Company’s CODM assesses revenue, operating expenses and key operating statistics to evaluate performance and allocate resources on a basis that eliminates the impact of the consolidated investment funds (intercompany eliminations required by U.S. GAAP) and noncontrolling interests. Management concluded that the consolidated investment funds do not meet the requirements in ASC 280, Segment Reporting, of operating segments, as the Company’s CODM does not review the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances will be made to these funds. The investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds.

Accounting Policies of Consolidated Funds

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our consolidated fund acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. Our consolidated funds allocate the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Our consolidated funds determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition. Our consolidated funds determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

Cost Capitalization and Depreciation

Our consolidated funds capitalize costs, including certain indirect costs, incurred in connection with their development and construction activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. Interest, property taxes and insurance are also capitalized during periods in which redevelopment, development and construction projects are in progress. Capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, commence at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. Our consolidated funds cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. Cost of ordinary repairs, maintenance and resident turnover are charged to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our building and building improvements are generally 15 to 40 years. The estimated useful lives of our furniture, fixtures and equipment are generally three to seven years beginning in the first full month the asset is placed in service.

For the three and nine months ended September 30, 2024, depreciation expense was $1.2 million and $4.5 million, respectively. For the three and nine months ended September 30, 2023, depreciation expense was $2.8 million and $7.9 million, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, our consolidated funds recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the nine months ended September 30, 2024 and 2023, our consolidated funds did not record an impairment loss related to its real estate and other long-lived assets.

Cash

Cash includes cash in bank accounts. The consolidated funds deposit cash with several high-quality financial institutions. These deposits are guaranteed by the FDIC up to an insurance limit of $250,000. At times, cash balances may exceed FDIC limits. Although the consolidated funds bear risk on amounts in excess of those insured by the FDIC, they have not experienced and do not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the consolidated funds are funded from the reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the consolidated funds for payment of property taxes, insurance, and interest.

Consolidated Fund Revenues

In accordance with ASC 606, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues, rental income and interest income.

Consolidated funds – hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in other liabilities on the accompanying consolidated balance sheets. The deposits are credited to consolidated funds – hospitality revenue when the specific event takes place.

Consolidated funds – other revenue

Consolidated funds – other revenue includes rental revenue of $0.4 million and $1.3 million for the three and nine months ended September 30, 2024, respectively, and $1.2 million and $3.5 million, for the three and nine months ended September 30, 2023, respectively. Rental revenue includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) and commercial properties of our consolidated funds.

Upon adoption of ASC 842, Leases (“ASC 842”), effective January 1, 2022, at the inception of a new lease arrangement, including new leases that arise from amendments, the Company assesses the terms and conditions to determine the proper lease classification. When the terms of a lease effectively transfer control of the underlying asset, the lease is classified as a sales-type lease. When a lease does not effectively transfer control of the underlying asset to the lessee, but the Company obtains a guarantee for the value of the asset from a third party, the Company classifies the lease as a direct financing lease. All other leases are classified as operating leases. The consolidated funds did not have any sales-type or direct financing leases as of September 30, 2024. For operating leases with minimum scheduled rent increases, the consolidated funds recognize rental revenue on a straight-line basis, including the effect of any free rent periods, over the lease term when collectability of lease payments is probable. Variable lease payments are recognized as rental revenue in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company identified two separate lease components as follows: i) land lease component, and ii) single property lease component comprised of building, land improvements and tenant improvements. The Company’s leases also contain provisions for tenants to reimburse the consolidated funds for maintenance and other property operating expenses, which are considered to be non-lease components. The Company elected the practical expedient to combine lease and non-lease components and the non-lease components will be included with the single property lease component as the predominant component.

In addition, consolidated funds - other revenue includes interest income of $1.7 million and $4.3 million for the three and nine months ended September 30, 2024, respectively, and $0.9 million and $2.7 million for the three and nine months ended September 30, 2023, respectively, which is generated by a consolidated fund’s lending activity. Interest income is recognized on the accrual basis of accounting in accordance with the lending agreements over the term of the respective loan agreement.

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, gain on extinguishment of debt, gain on derivative instruments, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Accounts Receivable

Accounts receivable primarily consists of amounts due from guests or groups for hotel rooms and services provided by the hotel properties. Accounts receivable also include due, but unpaid, rental payments. Our consolidated funds continually review receivables and determine collectability by taking into consideration the history of past write-offs, collections, current credit conditions, tenant payment history, the financial condition of the tenants, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. If the collectability of a receivable is uncertain, our consolidated funds will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in consolidated funds – hospitality expenses and consolidated funds – other expenses on the accompanying consolidated statements of operations. Our consolidated funds had no allowance for doubtful accounts as of September 30, 2024 and December 31, 2023.

Derivative Instruments

The consolidated funds record all derivative instruments on the consolidated balance sheets at fair value. The accounting for changes in the fair value of the derivative and the effect on the financial statements depends on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. If the consolidated fund elects not to apply hedge accounting treatment, any changes in the fair value of the derivative instruments is recognized immediately in consolidated funds - hospitality expenses in the consolidated statements of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in fair value of the derivative is recorded in other comprehensive income (loss).

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Fair Value Measurements

Fair value measurements and disclosures consist of a three-level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

•	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data)

Recent Accounting Pronouncements

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses and subsequent amendments (collectively, “Topic 326”), effective January 1, 2023. Topic 326 was intended to improve financial reporting by requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income and required that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that was deducted from the amortized cost basis. The amendments in Topic 326 required the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminated the “incurred loss” methodology under current U.S. GAAP. Loans and receivables between entities under common control are not within the scope of this guidance. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

The Company adopted the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), effective January 1, 2024, which simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and also simplifies the diluted earnings per share calculation in certain areas. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In November 2023, FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which serves to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on both an annual and interim basis. The guidance does not change the definition of a segment, the method for determining segments, or the criteria for aggregating operating segments into reportable segments and is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of the adoption of ASU 2023-07 on our consolidated financial statements; however, adoption will not impact our consolidated balance sheets and statements of operations.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740, Income Taxes). ASU 2023-09, which serves to enhance income tax disclosures by requiring a tabular rate reconciliation and additional information on income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of the adoption of ASU 2023-09 on our consolidated financial statements.

Note 3 – VIEs

During the nine months ended September 30, 2023, the Company (i) deconsolidated five hospitality funds that were contributed to Caliber Hospitality, LP, whose sole general partner is the Caliber Hospitality Trust and (ii) consolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which included activity from the five previously consolidated hospitality funds and one previously unconsolidated fund because the Company was determined to be the primary beneficiary as it had the power to direct the activities and the obligation to absorb their losses through its guarantee of the indebtedness secured by the hospitality assets, which was significant to the Caliber Hospitality Trust and Caliber Hospitality, LP.

In addition, the Company consolidated West Frontier Holdco, LLC (“West Frontier”) during the nine months ended September 30, 2023, as the Company was determined to be the primary beneficiary as the Company has the power to direct the activities of West Frontier and the obligation to absorb their losses through its guarantee of their indebtedness, which is significant to the fund. No additional VIEs were consolidated during the nine months ended September 30, 2024. The consolidation of the Caliber Hospitality Trust, Caliber Hospitality, LP, and West Frontier consisted of the following, excluding intercompany eliminations at the time of consolidation (in thousands):

Assets
Real estate investments, net	$87,897
Cash	3,667
Restricted cash	9,260
Accounts receivable, net	4,348
Notes receivable - related parties	10,411
Due from related parties	40
Investments in unconsolidated entities	84,076
Operating lease - right of use assets	8,775
Prepaid and other assets	5,953
Total assets	$214,427

Liabilities
Notes payable, net	$80,278
Notes payable - related parties	34,786
Accounts payable and accrued expenses	7,858
Due to related parties	10,302
Operating lease liabilities	12,441
Other liabilities	2,158
Total liabilities	147,823

Stockholders’ equity	66,604
Total liabilities and stockholders’ equity	$214,427

On March 7, 2024, L.T.D. Hospitality Group LLC (“L.T.D.”) contributed the first of nine committed hotels from L.T.D.’s portfolio to Caliber Hospitality, LP in exchange for $4.9 million in cash, net of closing costs, $9.6 million in operating partnership units, and a new $14.1 million loan facility. Upon this reconsideration event, the Company reconsidered its consolidation conclusion, given the change in economics, and concluded that it was no longer the primary beneficiary, as its potential obligation to absorb the losses, through its guarantee of the indebtedness secured by the hospitality assets, were no longer significant to Caliber Hospitality, LP or the Caliber Hospitality Trust. As such, during the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP, the Caliber Hospitality Trust, and their consolidated subsidiaries. In addition, the Company deconsolidated Elliot, a VIE that is developing a multi-family property, and DT Mesa, a VIE that is redeveloping commercial properties, as the Company was no longer determined to be the primary beneficiary upon refinancing the loan agreements. The Company aggregates and reports the results of operations of these VIEs in consolidated fund revenues and consolidated fund expenses within the accompanying consolidated statements of operations through the date of deconsolidation.

Management has determined that the equity holders in our consolidated entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIE and the liabilities of each respective individual consolidated VIE are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. When the VIE is consolidated, we eliminate any Platform revenues that are generated from that VIE or investments made by the Platform into the VIE and we reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated funds on a gross basis, and the interests in the VIEs are included in non-controlling interest in the consolidated financial statements. The Company has provided financial support to certain of its consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

See Note 11 – Commitments and Contingencies for additional information related to the commitments and contingencies of these VIEs.

Note 4 – Real Estate Investments

Real Estate Investments of the Company

Asset Acquisitions

There were no asset acquisitions by the Company during the nine months ended September 30, 2024. During the nine months ended September 30, 2023, the Company acquired its headquarters office building for an aggregate purchase price of $19.5 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP.

The allocation of the purchase price among the assets acquired at their relative fair value as of the acquisition date, consisted of the following for the nine months ended September 30, 2023 (in thousands):

Nine Months Ended September 30, 2023
Real estate investments, at cost
Land and land improvements	$9,131
Building and building improvements	9,332
Furniture, fixtures and equipment	959
Intangible lease assets	398
Intangible lease liabilities	(348)
Total purchase price of assets acquired	$19,472

Real Estate Investments of the Consolidated Funds

Asset Acquisitions by Consolidated Funds

There were no asset acquisitions by the consolidated funds during the nine months ended September 30, 2024. During the nine months ended September 30, 2023, the consolidated funds acquired one multi-family residential property for an aggregate purchase price of $6.6 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP.

The allocation of the purchase price among the assets acquired at their relative fair value as of the acquisition date, consisted of the following for the nine months ended September 30, 2023 (in thousands):

Nine Months Ended September 30, 2023
Real estate investments, at cost
Land and land improvements	$599
Building and building improvements	6,044
Total purchase price of assets acquired	$6,643

Note 5 – Prepaid and Other Assets

Prepaid and Other Assets of the Company

Prepaid and other assets consisted of the following as of September 30, 2024 and December 31, 2023 (in thousands):

	September 30, 2024	December 31, 2023
Pursuit costs (1)	$1,136	$1,081
Prepaid expenses	648	981
Accounts receivable, net	403	205
Deposits	63	63
Other assets	558	451
Total prepaid and other assets	$2,808	$2,781

(1)	Pursuit costs represent expenses incurred related to new fund formation, primarily for professional, legal, consulting, accounting and tax services. As the funds raise equity investments and operating cash flow, as applicable, these costs are reimbursed by the respective funds to the Company. The Company assesses collectability and expenses any amounts in which collectability is not reasonably assured.

Prepaid and Other Assets of the Consolidated Funds

Prepaid and other assets of the consolidated funds consisted of the following as of September 30, 2024 and December 31, 2023 (in thousands):

	September 30, 2024	December 31, 2023
Derivative assets	$—	$1,216
Prepaid expenses	103	1,735
Deposits	57	669
Pursuit costs (1)	—	1,102
Deferred franchise fees, net	63	278
Intangibles, net	—	184
Inventory	41	142
Other assets (2)	205	6,351
Total prepaid and other assets	$469	$11,677

(1)	Pursuit costs represent expenses incurred related to new fund formation, primarily for professional, legal, consulting, accounting and tax services. As the funds raise equity investments and operating cash flow, as applicable, these costs are reimbursed by the respective funds to the Company. The Company assesses collectability and expenses any amounts in which collectability is not reasonably assured.
(2)	Other assets as of December 31, 2023, primarily represents incremental costs, including professional, legal, consulting, accounting and tax services, directly attributable to Caliber Hospitality Trust that are deferred and will be charged against the gross proceeds of the planned public offering.

Note 6 – Notes Payable

Notes Payable of the Company

Notes payable consisted of the following as of September 30, 2024 and December 31, 2023 (in thousands):

Notes Payable	September 30, 2024	December 31, 2023	Weighted Average Interest Rate (1)	Maturity Date (1)
Corporate notes	$31,768	$36,442	11.41%	January 2024 - April 2026
Convertible corporate notes	1,274	1,324	8.25%	April 2024 - May 2025
Real estate and other loans	16,835	16,252	7.43%	August 2024 - November 2029
Total notes payable	49,877	54,018
Deferred financing costs, net	(204)	(219)
Total notes payable, net	$49,673	$53,799

(1)	As of September 30, 2024.

Real Estate Loans

The terms of the loan agreements described below include, among other things, certain financial covenants, as defined in the respective loan agreements, including key financial ratios and liquidity requirements.

Gateway II HoldCo, LLC

On January 31, 2023, Caliber assumed a loan which is secured by the Company’s headquarters office building (see Note 4 – Real Estate Investments). The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 4.30% in effect through the maturity date in November 2029. The terms of the loan do not allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date. The terms of the loan agreement include covenant clauses, which require certain key financial ratios and liquidity be met. As of September 30, 2024 and December 31, 2023, the outstanding principal balance of the loan was $16.0 million and $16.2 million, respectively. As of September 30, 2024, the debt service coverage ratio required by the loan agreement was not satisfied, which per the terms of the agreement required the Company to transfer funds to a cash management account.

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of an unsecured promissory note and require monthly or quarterly interest-only payments until maturity. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. Management believes it can come to a mutual agreement with each lender to extend the maturities of the notes for an additional 12-month term.

As of September 30, 2024, there were 211 individual corporate notes outstanding, with an average outstanding principal balance of $0.2 million, interest rates ranging from 8.25% to 12.00%, with weighted average interest rate of 11.41%, and maturity dates ranging from January 2024 to April 2026. During the nine months ended September 30, 2024, there were no conversions of debt into common stock. As of November 13, 2024, an aggregate of $32.4 million of corporate and convertible notes mature within the 12-month period subsequent to when these financial statements were issued.

As of December 31, 2023, there were 222 individual corporate notes outstanding, with an average outstanding principal balance of $0.2 million, interest rates ranging from 8.25% to 12.00%, with a weighted average interest rate of 11.42%, and maturity dates ranging from January 2024 to March 2025.

The Company has issued corporate notes with a conversion feature. The conversion price is $7.57 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of September 30, 2024 and December 31, 2023, the value of the conversion feature was zero.

Future Minimum Payments

The following table summarizes the scheduled principal repayments of our indebtedness as of September 30, 2024 (in thousands):

Year	Amount
October 1, 2024 - December 31, 2024	$10,114
2025	24,020
2026	404
2027	317
2028	330
Thereafter	14,692
Total	$49,877

Deferred Financing Costs

Amortization of deferred financing costs for the Company was immaterial and there were no deferred financing cost write-offs during each of the three and nine months ended September 30, 2024 and 2023.

Notes Payable of the Consolidated Funds

Notes payable of the consolidated funds consisted of the following as of September 30, 2024 and December 31, 2023, respectively (in thousands):

Notes Payable	September 30, 2024		December 31, 2023	Interest Rate (1)	Maturity date (1)
Real Estate Loans
Hampton Inn & Suites Hotel	$—	(3)	$5,939	N/A	N/A
Four Points by Sheraton Hotel (2)	—	(3)	11,000	N/A	N/A
Holiday Inn Ocotillo Hotel	—	(3)	9,250	N/A	N/A
Airport Hotel Portfolio	—	(3)	55,631	N/A	N/A
DoubleTree by Hilton Tucson Convention Center	18,080		18,418	7.71%	August 2027
Hilton Tucson East	—	(3)	11,901	N/A	N/A
DT Mesa Holdco II, LLC	—		3,000	N/A	N/A
Southpointe Fundco, LLC	1,050		1,050	11.99%	March 2025
West Frontier Holdco, LLC	4,776		4,636	6.35%	February 2038
Total Real Estate Loans	23,906		120,825
Revolving line of credit	4,500		4,500	8.75%	October 2024
Member notes	5,600		5,600	10.00%	June 2025
Economic injury disaster and other loans	—		475	N/A	N/A
Total notes payable	34,006		131,400
Deferred financing costs, net	(254)		(1,716)
Total notes payable, net	$33,752		$129,684

(1)	As of September 30, 2024.
(2)	During the year ended December 31, 2023, the hotel ceased operations as the consolidated fund is converting the property into a multi-family residential asset.
(3)	During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which included activity from six hospitality funds, Elliot, which included activity from the Four Points by Sheraton Hotel, and DT Mesa.

Real Estate Loans

The terms of the loan agreements described below include, among other things, certain financial covenants, as defined in the respective loan agreements, including key financial ratios and liquidity requirements. Unless otherwise noted below, the consolidated funds were in compliance with the required financial covenants as of September 30, 2024.

Hampton Inn & Suites Hotel

In July 2015, the previously consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 6.12% in effect through the maturity date in July 2025. The loan is guaranteed by an individual who is an affiliate of the Company. During the nine months ended September 30, 2024, the Company deconsolidated Hampton Inn & Suites Hotel, a consolidated subsidiary of Caliber Hospitality, LP (as discussed in Note 3 – VIEs).

Four Points by Sheraton Hotel

In June 2018, the previously consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. The loan required monthly interest-only payments until maturity. The loan is guaranteed by the Company and matured in September 2023. Per the terms of this agreement, the interest rate on the loan was equal to US Prime Rate plus 2.25%, with a floor rate of 9.65%, until August 31, 2023, at which time, the interest rate increased to 18%. During the nine months ended September 30, 2024, the Company deconsolidated Elliot, which included activity from the Four Points by Sheraton Hotel (as discussed in Note 3 – VIEs).

Holiday Inn Ocotillo Hotel

In July 2018, the previously consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. The loan requires monthly interest-only payments. The interest rate on the loan is equal to 1-month LIBOR plus 6.00%, with a floor rate of 11.00% until maturity in May 2023. In May 2023, the loan agreement was amended and restated with the lender, extending the maturity date to November 2023 and amending the interest rate to SOFR plus 600 basis points, with a floor rate of 11.00%. In November 2023, the loan agreement was amended with the lender, extending the maturity date to February 2024. In February 2024, the loan agreement was amended with the lender, extending the maturity date to May 2024. The loan is guaranteed by the Company. In April, 2024, the Company deconsolidated Holiday Inn Ocotillo Hotel, a consolidated subsidiary of Caliber Hospitality, LP (as discussed in Note 3 – VIEs).

Airport Hotel Portfolio

In September 2018, the previously consolidated fund entered into a portfolio loan agreement which was secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The loan had a variable interest rate equal to one-month LIBOR plus 3.75% and the loan required interest-only payments until maturity. The loan was guaranteed by the Company and individuals who are affiliates of the Company. In January 2023, the consolidated fund paid the loan amount outstanding in full.

In January 2023, the previously consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. Per the terms of the loan agreement, the loan has a variable interest rate equal to SOFR plus 8.75% and matures in January 2025. In connection with the loan, the consolidated fund entered into an interest rate cap agreement, which sets the maximum SOFR rate for the loan at 5.00% through January 2024. The loan requires interest-only payments until maturity. The terms of the loan do not allow the prepayment of the outstanding balance in part prior to the maturity date but can be prepaid in whole subject to certain conditions, terms and fees outlined in the loan agreement. The terms of the loan agreement require an exit fee equal to 1.25% of the original principal amount of the loan and a minimum return equal to 30.0% of the original principal amount of the loan less any interest payments made at the time the loan is repaid in full. The exit fee was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The loan is guaranteed by the Company and individuals who are affiliates of the Company. During the nine months ended September 30, 2024, the Company deconsolidated the Airport Hotel Portfolio, consolidated subsidiaries of Caliber Hospitality, LP (as discussed in Note 3 – VIEs).

DoubleTree by Hilton Tucson Convention Center

In August 2019, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of rents of the DoubleTree by Hilton Tucson Convention Center located in Tucson, Arizona. The loan has a variable interest rate per annum equal to LIBOR plus 2.50%. In connection with the loan, the consolidated fund entered into an interest rate swap agreement, which sets the interest at a fixed rate of 4.22% from September 2022 through August 2027. The loan required interest-only payments until September 2022 and principal and interest payments thereafter until maturity. The terms of the loan allow for the prepayment of the outstanding balance in whole or in part at any time prior to the maturity date. The loan matures in August 2027 and is guaranteed by the Company. In May 2024, the consolidated fund terminated the interest rate swap agreement and received $1.6 million.

Hilton Tucson East

In November 2021, the previously consolidated fund entered into a loan agreement which is secured by the deed of trust and assignment of rents of the Hilton Tucson East hotel located in Tucson, AZ. The loan has a fixed interest rate of 6.25% and matures in November 2025. The loan required interest-only payments until June 1, 2023 and principal and interest payments thereafter until maturity. The loan amount may be prepaid prior to maturity subject to certain conditions and terms and a prepayment fee as outlined in the agreement. During the nine months ended September 30, 2024, the Company deconsolidated the Hilton Tucson East, a consolidated subsidiary of Caliber Hospitality, LP (as discussed in Note 3 – VIEs).

DT Mesa Holdco II, LLC

In November 2019, the consolidated fund entered into a loan agreement which is secured by the deed of trust of a commercial building in Mesa, Arizona. The loan requires interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. In December 2022, the terms of the loan agreement were renegotiated, extending the maturity date of the loan to November 2023 and amending the interest rate to the greater of (i) the federal home loan bank rate plus 2.75%% or (ii) 6.50%. In November 2023, the loan agreement was amended with the lender, extending the maturity date to February 2024. In February 2024, the loan agreement was amended with the lender, extending the maturity date to May 7, 2024 and waiving the minimum liquidity covenant default. In May 2024, the loan agreement was amended with the lender, extending the maturity date to August 4, 2024 and removed the minimum liquidity covenant. In September, 2024, the Company deconsolidated DT Mesa (as discussed in Note 3 – VIEs) when the loan was refinanced with a new lender.

Southpointe Fundco, LLC

In June 2022, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of rents of a residential development property in Phoenix, Arizona. The loan initially had a fixed rate per annum equal to 9.99%. In May 2023, an extension agreement was executed with the lender, extending the maturity date to December 2023. In November 2023, an extension agreement was executed with the lender, extending the maturity date to March 2024 and amending the interest to a fixed rate of 11.99%. In February 2024 and August 2024, extension agreements were executed with the lender, extending the maturity date to September 2024 and then March 2025, respectively. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan is guaranteed by an individual who is an affiliate of the Company.

West Frontier Holdco, LLC

In March 2023, the consolidated fund entered into a construction loan agreement which is secured by a deed of trust and assignment of rents of a multi-family residential property in Payson, Arizona. Upon completion of the construction project, subject to conditions in the agreement, the loan converts to a term loan. The loan requires interest-only payments until March 2025 and principal and interest payments until March 2028, at a fixed interest rate of 6.35%. In April 2028, the loan requires principal and interest payments until maturity in February 2038, at a rate of the five year Treasury Constant Federal Reserve Index plus 2.50%. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan is guaranteed by individuals who are affiliates of the Company.

Revolving Line of Credit

In August 2019, a consolidated fund entered into a revolving line of credit (“LOC”) with a maximum borrowing amount of $4.5 million. The LOC is secured by the consolidated fund’s assets and is guaranteed by the Company. The LOC has a variable interest rate equal to the greater of (i) Wall Street Journal Prime Rate plus 0.25% per annum or (ii) 4.75%, resulting in a rate of 8.75% as of September 30, 2024. The consolidated fund is required to pay a fee of 0.20% of the unused revolving balance. In August 2023, the agreement was amended extending the maturity date of the LOC to October 2024 and removing certain restrictive covenants. The terms of the LOC include certain financial covenants and as of September 30, 2024, the consolidated fund was in compliance with all such covenants. In October 2024, the LOC was terminated, and the consolidated fund entered into a $4.5 million term loan, which is secured by the consolidated fund’s assets and is guaranteed by the Company, and matures in October 2029. The term loan has a variable interest rate equal to the sum of: (i) 3.30% plus (ii) the greater of: (a) 2.00% or (b) the forward-looking term rate based on SOFR for a one month period.

Member Notes

During 2022 and 2023, the consolidated fund, Southpointe Fundco, LLC (“Southpointe”), entered into 10.0% unsecured promissory notes with individual investors. The notes mature in June 2025 and may be extended up to two additional 12-month periods by the fund manager. The notes require quarterly interest-only payments. The terms of the notes allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty.

Economic Injury Disaster Loans

In June 2020, the consolidated funds were granted Economic Injury Disaster Loans, which were secured by the assets of the respective funds and had a fixed interest rate of 3.75 % and matured in June 2050. At September 30, 2024, there was no outstanding principal balance. At December 31, 2023, the outstanding principal balance was $0.5 million. Fixed monthly installment payments began in December 2022 with payments applied first to accrued interest and then the balance, if any, will be applied to principal outstanding. The loans allow for prepayment of principal plus accrued interest prior to maturity. The loan agreements contain certain usual and customary restrictions and covenants relating to, among other things, insurance, and other indebtedness. In addition, the terms of the loans include a cross-default provision whereby the Small Business Administration may, in its discretion, without notice or demand require immediate payment of all amounts outstanding under the loans.

Future Debt Maturities

As of September 30, 2024, the future aggregate principal repayments due on the Company’s notes payable are as follows (in thousands):

Year	Amount
October 1, 2024 - December 31, 2024	$4,618
2025	7,170
2026	557
2027	17,046
2028	64
Thereafter	4,551
Total	$34,006

Deferred Financing Costs

Amortization of deferred financing costs was immaterial during the three months ended September 30, 2024 and $0.3 million during the nine months ended September 30, 2024. Amortization of deferred financing costs was $0.4 million and $1.1 million during the three and nine months ended September 30, 2023, respectively. There were no deferred financing cost write-offs during each of the three and nine months ended September 30, 2024 and 2023.

Note 7 – Related Party Transactions

Related Party Transactions of the Company

Platform Revenues

The table below shows the total revenues earned for providing services under Platform as described in the Revenue Recognition section of Note 2 – Summary of Significant Accounting Policies for the three and nine months ended September 30, 2024 and 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Fund management fees	$2,992	$1,651	$6,902	$4,178
Financing fees	334	50	387	176
Development and construction fees	3,085	424	4,817	1,409
Brokerage fees	119	191	820	483
Total asset management	6,530	2,316	12,926	6,246
Performance allocations	175	36	357	2,474
Total related party Platform revenue	$6,705	$2,352	$13,283	$8,720

As of September 30, 2024 and December 31, 2023, amounts due to the Company from related parties for services performed under the Platform was $10.8 million and $7.8 million, respectively, which is included in due from related parties on the accompanying consolidated balance sheets.

Notes Receivable

The Company entered into unsecured promissory notes with related parties. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty.

The following table summarizes the notes receivable – related parties as of September 30, 2024 and December 31, 2023 (in thousands):

Notes Receivable - Related Parties	September 30, 2024	December 31, 2023	Interest Rate (1)	Maturity Date (1)
Caliber Hospitality LP (2)	$—	$—	12.00%	September 2025
Olathe Behavioral Health	—	25	12.00%	May 2025
DFW Behavioral Health LLC	—	25	14.00%	May 2025
Total Notes Receivable - Related Parties	$—	$50

(1)	As of September 30, 2024.
(2)	During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which included activity from six hospitality funds.

During the three and nine months ended September 30, 2024, the Company earned $0.1 million and $0.2 million amount of interest in connection with the notes, which is included in interest income on the accompanying consolidated statements of operations. During the three and nine months ended September 30, 2023, the Company earned an immaterial amount of interest in connection with the notes, which is included in interest income on the accompanying consolidated statements of operations. Interest that accrues on certain related party notes receivable can be added to the principal outstanding balance, due at the respective loan maturity date and incurs interest at the respective interest rate. There was an immaterial amount of interest due to the Company as of September 30, 2024 and December 31, 2023.

Other

In the normal course of business, the Company has various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2024 and December 31, 2023, other amounts due from related parties was $1.5 million and $1.9 million, respectively, which is included in due from related parties on the accompanying consolidated balance sheets. As of September 30, 2024 and December 31, 2023, other amounts due to related parties from the Company were $0.2 million and $0.3 million, respectively, which are included in due to related parties on the accompanying consolidated balance sheets.

Related Party Transactions of the Consolidated Funds

Notes Receivable

The consolidated funds entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes receivable – related parties consisted of the following as of September 30, 2024 and December 31, 2023 (in thousands):

Notes Receivable - Related Parties	September 30, 2024	December 31, 2023	Interest Rate(1)	Maturity Date(1)
SF Alaska, LP	$16,903	$14,976	12.00%	May 2025
The Ketch, LLC	8,548	7,198	12.00%	May 2026
Circle Lofts, LLC	2,017	1,797	12.00%	May 2026
Elliot & 51st Street, LLC (2)	15,116	—	13.00%	September 2025
Elliot & 51st Street, LLC (2)	1,420	—	12.00%	April 2026
J-25 Development Group, LLC	133	4,804	12.00%	May 2026
Caliber Diversified Opportunity Fund II, LP	12	109	12.00%	September 2025
Ridge II, LLC	1,151	846	12.00%	December 2024
Ironwood, LLC	4,548	2,703	13.00%	September 2025
47th Street Phoenix Fund, LLC	92	—	12.00%	May 2025
Southridge, LLC	—	2,187	13.00%	July 2025
Caliber Hospitality, LP (2)	2,870	—	12.00%	June 2025
Caliber Hospitality, LP (2)	3,900	—	12.00%	September 2026
Blue Spruce, LLC	224	—	13.00%	January 2026
West Ridge, LLC	$1,299	$—	12.00%	March 2026
Total Notes Receivable - Related Parties	$58,233	$34,620

(1)	As of September 30, 2024.
(2)	During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which included activity from six hospitality funds, and Elliot.

During the three and nine months ended September 30, 2024, the consolidated fund earned $1.7 million and $4.3 million, respectively, and during the three and nine months ended September 30, 2023, the consolidated fund earned $0.9 million and $2.7 million, respectively, of interest in connection with the notes, which is included in consolidated funds – other revenues on the accompanying consolidated statements of operations. Interest that accrues on certain related party notes receivable, in which the consolidated fund and respective borrower mutually agreed, is added to the principal outstanding balance, due at the respective loan maturity date and incurs interest at the respective interest rate. Interest due to the Company was $0.1 million as of September 30, 2024, which was included in prepaid and other assets on the accompanying consolidated balance sheets. No interest was due to the Company as of December 31, 2023.

Notes Payable

At December 31, 2023, Caliber Hospitality, LP had aggregate notes payable outstanding of $12.1 million to Caliber Tax Advantage Opportunity Zone Fund, LP and Caliber Tax Advantaged Opportunity Zone Fund II, LLC. During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust. The Company also deconsolidated Elliot during the nine months ended September 30, 2024. Southpointe borrowed and paid back $0.5 million from Elliot during the nine months ended September 30, 2024. See discussion of deconsolidations in Note 3 – VIEs.

During the three months ended September 30, 2024, the consolidated funds did not incur interest expense in connection with the notes payable – related parties. During the nine months ended September 30, 2024, the consolidated funds incurred $0.3 million and during three and nine months ended September 30, 2023, the consolidated funds earned $0.3 million and $0.8 million, respectively, of interest expense in connection with the notes payable – related parties, which is included in consolidated funds – hospitality expenses and consolidated funds – other expenses on the accompanying consolidated statements of operations. As of December 31, 2023, there was $0.1 million of interest expense payable which is included in due to related parties on the accompanying consolidated balance sheets.

Other

In the normal course of business, the consolidated funds have various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the funds on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of September 30, 2024, other amounts due from related parties was $0.1 million and as of December 31, 2023, there were an immaterial amount of other amounts due from related parties, which is included in prepaid and other assets on the accompanying consolidated balance sheets. As of September 30, 2024 and December 31, 2023, there was an immaterial amount of other amounts due to related parties, which is included in due to related parties on the accompanying consolidated balance sheets.

Note 8 – Leases

Lessor - Company

Rental revenue of the Company includes the revenues generated by the rental operations of one commercial office property, which was acquired in January 2023. As of September 30, 2024, the leases have non-cancelable remaining lease terms from 0.4 years to 9.8 years. Certain leases contain options to extend the term of the lease and impose financial penalties, including paying all future payments required under the remaining term of the lease, if the tenant terminates the lease. The leases do not contain any lessee purchase options. As of September 30, 2024, the Company does not have any material related party leases as a lessor. The components of rental revenue for the three and nine months ended September 30, 2024 and 2023, are presented in the table below (in thousands). Variable rental revenue is primarily costs reimbursed related to common area maintenance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Fixed	$436	$436	$1,314	$1,172
Variable	71	7	219	18
Total	$507	$443	$1,533	$1,190

Future minimum lease payments due to the Company under non-cancellable operating leases over the next five years and thereafter as of September 30, 2024, are as follows (in thousands):

Year	Amount
October 1, 2024 - December 31, 2024	$365
2025	1,337
2026	1,207
2027	573
2028	299
Thereafter	1,370
Total	$5,151

Lessor - Consolidated Funds

Rental revenue of the consolidated funds includes the revenues generated primarily by the rental operations of two multi-family residential properties, including Circle Lofts, which was deconsolidated during the year ended December 2023, and two commercial properties, including Northsight Crossing, which was sold in October 2023 and DT Mesa, which was deconsolidated in September 2024. As of September 30, 2024, the leases have non-cancelable remaining lease terms from 0.1 years to 1.0 years. Certain leases contain options to extend the term of the lease and impose financial penalties, including paying all future payments required under the remaining term of the lease, if the tenant terminates the lease. The leases do not contain any lessee purchase options. As of September 30, 2024, the consolidated funds do not have any material related party leases as a lessor. The components of rental revenue for the three and nine months ended September 30, 2024 and 2023 (in thousands) are presented in the table below. Variable rental revenue are primarily costs reimbursed related to common area maintenance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Fixed	$237	$1,030	$870	$3,014
Variable	152	146	423	493
Total	$389	$1,176	$1,293	$3,507

Future minimum lease payments due to the consolidated funds under non-cancellable operating leases over the next five years and thereafter as of September 30, 2024, are as follows (in thousands):

Year	Amount
October 1, 2024 - December 31, 2024	$98
2025	162
2026	—
2027	—
2028	—
Thereafter	—
Total	$260

Note 9 – Other Liabilities

Other Liabilities of the Company

Other liabilities consisted of the following as of September 30, 2024 and December 31, 2023 (in thousands):

	September 30, 2024	December 31, 2023
Below market leases, net	$51	$171
Tenant improvement allowance	21	99
Deposits (1)	154	113
Other	537	37
Total other liabilities	$763	$420

(1)	Includes tenant security deposits.

Other Liabilities of the Consolidated Funds

Other liabilities of the consolidated funds consisted of the following as of September 30, 2024 and December 31, 2023 (in thousands):

	September 30, 2024	December 31, 2023
Advance key money, net	$—	$825
Deposits (1)	223	531
Sales tax payable	112	674
Other	352	370
Total other liabilities	$687	$2,400

(1)	Includes hotel advance deposits and tenant security and pet deposits.

Note 10 – Supplemental Cash Flow Disclosures

Supplemental cash flow information consisted of the following for the nine months ended September 30, 2024 and 2023 (in thousands):

	Nine Months Ended September 30,
	2024	2023
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, none of which was capitalized for the nine months ended September 30, 2024 and 2023, respectively	$3,878	$3,479
Supplemental Disclosure of Cash Flow Information of Consolidated Funds
Cash paid for interest, net of capitalized interest of $2 and $31 for the nine months ended September 30, 2024 and 2023, respectively	5,252	10,493

Supplemental Disclosures of Non-Cash Investing and Financing Activities
Increase in note receivable - related party due to deconsolidation of VIEs	7,531	—
Increase in accounts receivable - related party due to deconsolidation of VIEs	3,519	—
Accounts receivable - related party eliminated in consolidation of VIEs	—	1,853
Increase in investments in unconsolidated entities due to deconsolidation of VIEs	8,843	—
Extinguishment of operating lease right-of-use assets	—	1,059
Extinguishment of operating lease liabilities	—	1,340
Cost of real estate investments included in accounts payable	—	14
Investments in unconsolidated entities included in accrued expenses	44	—
Issuance of common stock in lieu of cash payment for accounts payable	194	—
Supplemental Disclosures of Non-Cash Investing and Financing Activities of Consolidated Funds
Note receivable eliminated in consolidation	—	2,946
Increase in note receivable - related party due to deconsolidation of VIEs	22,746	—
Cost of real estate investments included in accounts payable	41	738
Cost of real estate investments included in due to related parties	—	185
Related party notes payable - non-cash settlement	2,531	—
Consolidation of VIEs
Real estate investments, net	—	86,402
Accounts receivable, net	—	4,348
Due from related parties	—	2
Operating lease - right of use assets	—	8,775
Prepaid and other assets	—	2,042
Notes payable, net	—	80,449
Notes payable - related parties	—	6,589
Accounts payable and accrued expenses	—	8,148
Due to related parties	—	28
Operating lease liabilities	—	12,441
Other liabilities	—	2,158
Noncontrolling interests	—	33,732

Deconsolidation of VIEs
Real estate investments, net	137,571	74,061
Accounts receivable, net	3,071	3,609
Operating lease - right of use assets	10,324	8,775
Prepaid and other assets	9,579	1,634
Due from related parties	3	2
Due to related parties	1,049	28
Notes payable, net	94,261	68,500
Notes payable - related parties	12,055	1,777
Accounts payable and accrued expenses	11,324	7,038
Operating lease liabilities	13,957	12,441
Other liabilities	1,293	1,928
Noncontrolling interests	16,360	21,957

Note 11 – Commitments and Contingencies

Commitments and Contingencies of the Company

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company believes it is in material compliance with current laws and regulations and does not know of any existing environmental condition nor has it been notified by any governmental authority of any non-compliance, liability or other claim, in each case, that could result in a material effect on our financial condition or results of operations.

Caliber Tax Advantaged Opportunity Fund LP

Caliber O-Zone Fund Manager, LLC (the “CTAF Fund Manager”) is a wholly-owned subsidiary of the Company and general partner and manager of Caliber Tax Advantaged Opportunity Fund LP (“CTAF”). In the event of a dissolution, winding-up, or termination, if the aggregate amount received by the CTAF limited partners does not equal or exceed an amount equal to a 6% IRR for the limited partners, the CTAF Fund Manager shall immediately contribute to CTAF funds in order to meet this minimum requirement for payment to the CTAF limited partners. As of September 30, 2024 and December 31, 2023, the Company estimated fair value of CTAF was less than the 6% IRR for the limited partners.

Caliber Tax Advantaged Opportunity Fund II LLC

Caliber O-Zone Fund II Manager, LLC (the “CTAF II Fund Manager”) is a wholly-owned subsidiary of the Company and general partner and manager of Caliber Tax Advantaged Opportunity Zone Fund II LLC (“CTAF II”). In the event of a dissolution, winding-up, or termination, if the aggregate amount received by the CTAF II investor members does not equal or exceed an amount equal to a 6% IRR for the investor members, the CTAF II Fund Manager shall immediately contribute to CTAF II funds in order to meet this minimum requirement for payment to the CTAF II investor members. As of September 30, 2024 and December 31, 2023, the Company estimated fair value of CTAF was less than the 6% IRR for the investor members.

Commitments and Contingencies of the Consolidated Funds

Franchise Agreements

The hospitality funds consolidated during the three and nine months ended September 30, 2024 and 2023, are parties to franchise agreements where the fund is required to pay monthly fees, consisting of royalty, program, and food and beverage fees. At September 30, 2024, the consolidated hospitality fund is a party to a franchise agreement that expires in November 2026. The consolidated funds recognized total franchise fees of $0.2 million and $2.7 million for the three and nine months ended September 30, 2024, respectively, and $0.8 million, and $3.5 million for the three and nine months ended September 30, 2023, respectively.

Note 12 – Net Income (Loss) Per Share

Basic earnings per common share is calculated by dividing net income (loss) attributable to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share; however, it was determined there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common shareholders as Class A and Class B common stock share in the same earnings and profits; thus, having no impact on the calculation.

The Company has calculated the basic and diluted earnings per share during the three and nine months ended September 30, 2024 and 2023 as follows (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Numerator:
Net income (loss) attributable to CaliberCos Inc.	$146	$(3,409)	$(8,389)	$(10,342)
Convertible debt interest	21	15	64	16
Net income (loss) attributable to common shareholders of CaliberCos Inc.	$167	$(3,394)	$(8,325)	$(10,326)
Denominator:
Weighted average shares outstanding - basic	22,128	21,238	21,828	19,688
Dilutive shares - options, net	2,571	—	—	—
Dilutive shares - convertible debt, net	168	—	—	—
Weighted average shares outstanding - diluted	24,867	21,238	21,828	19,688

Basic net income (loss) per share attributable to common shareholders	$0.01	$(0.16)	$(0.38)	$(0.53)
Diluted net income (loss) per share attributable to common shareholders	$0.01	$(0.16)	$(0.38)	$(0.53)

The number of antidilutive shares consisted of the potential exercise of stock options and potential conversion of convertible debt. The following table summarizes these potential exercises and conversions during the three and nine months ended September 30, 2024 and 2023, which have been excluded from the computation of diluted earnings per share attributable to common shareholders (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Additional common shares, if stock options were exercised	—	2,129	2,122	2,133
Additional common shares, if convertible debt were converted	—	175	168	175
	—	2,304	2,290	2,308

Note 13 – Fair Value of Financial Instruments

Fair Value of Financial Instruments of the Company

Fair values of financial instruments held by the Company are estimated using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of debt have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The fair value of the Company’s fixed rate debt were measured with Level 2 inputs. The estimated fair value of the Company’s real estate loan was determined by management based on a discounted future cash-flow model. As of September 30, 2024, the Company’s real estate loan had a carrying value of $16.0 million and a fair value of $9.9 million. As of December 31, 2023, the Company’s real estate loan had a carrying value of $16.2 million and a fair value of $9.5 million.

Fair Value of Financial Instruments of the Consolidated Funds

Fair values of financial instruments held by consolidated funds are estimated using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the consolidated funds’ variable rate debt and advance key money as of September 30, 2024 and December 31, 2023, approximated fair value. The fair value of the consolidated funds’ fixed rate debt were measured with Level 2 inputs. The estimated fair values for the instruments below were determined by management based on a discounted future cash-flow model (in thousands).

	September 30, 2024		December 31, 2023
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value
Hampton Inn & Suites Hotel (1)	$—	$—	$5,939	$4,762
Southpointe Fundco, LLC	1,050	994	1,050	1,050
Tucson East, LLC (1)	—	—	11,901	11,067
West Frontier, LLC	4,776	3,601	4,636	3,795

(1)	During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which included activity from six hospitality funds.

Note 14 – Derivative Instruments

Risk Management Objective of Using Derivatives

The consolidated funds utilize derivative instruments, including interest rate caps and swaps, to reduce interest rate risk associated with its borrowings. Our consolidated funds do not intend to utilize derivatives for purposes other than interest rate risk management.

Derivatives Designated as Hedging Instruments

As of September 30, 2024 and December 31, 2023, the Company did not have any derivatives designated as hedging instruments.

Derivatives Not Designated as Hedging Instruments

The consolidated funds have entered into interest rate caps and swaps. The following table summarizes the consolidated funds non-designated derivatives as of September 30, 2024 and December 31, 2023 (dollar amounts in thousands):

	September 30, 2024		December 31, 2023
Type of Derivative	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
Interest rate swap (1)	—	$—	1	$18,418
Interest rate cap (2)	—	—	1	55,000
Total		$—		$73,418

The following table presents the fair value of the consolidated funds’ non-designated derivatives, as well as their classification on the consolidated balance sheets, as of September 30, 2024 and December 31, 2023 (in thousands):

Type of Derivative	Balance Sheet Location	September 30, 2024	December 31, 2023
Interest rate swap (1)	Consolidated funds - Prepaid and other assets	$—	$1,206
Interest rate cap (2)	Consolidated funds - Prepaid and other assets	—	10
Total		$—	$1,216

The following table presents the gain or loss recognized in consolidated funds - hospitality expenses in the consolidated statements of operations for three and nine months ended September 30, 2024 and 2023 (in thousands):

	Statement of	Three Months Ended September 30,		Nine Months Ended September 30,
Type of Derivative	Operations Location	2024	2023	2024	2023
Interest rate swap (1)	Consolidated funds - hospitality expenses	$—	$148	$346	$130
Interest rate cap (2)	Consolidated funds - hospitality expenses	—	(64)	(35)	(16)
Total		$—	$84	$311	$114

(1)  During the nine months ended September 30, 2024, the interest rate swap was terminated.

(2) During the nine months ended September 30, 2024, the Company deconsolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which included activity from six hospitality funds.

Note 15 – Subsequent Events

Management has evaluated events and transactions that occurred after September 30, 2024 through November 13, 2024, the date these consolidated financial statement were available to be issued. There were no material events or transactions in addition to those matters discussed in Note 6 – Notes Payable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of CaliberCos Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CaliberCos Inc. and subsidiaries (the "Company") as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Tempe, Arizona

April 15, 2024

We have served as the Company's auditor since 2020.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2023	December 31, 2022
Assets
Cash	$940	$1,921
Restricted cash	2,569	23
Real estate investments, net	21,492	2,065
Due from related parties	9,759	9,646
Investments in unconsolidated entities	3,338	3,156
Operating lease - right of use assets	193	1,411
Prepaid and other assets	2,781	5,861
Assets of consolidated funds
Cash	2,865	5,736
Restricted cash	11,266	8,254
Real estate investments, net	185,636	196,177
Accounts receivable, net	1,978	2,228
Notes receivable - related parties	34,620	28,229
Operating lease - right of use assets	10,318	8,769
Prepaid and other assets	11,677	5,358
Total assets	$299,432	$278,834

Liabilities and Stockholders’ Equity
Notes payable	$53,799	$14,653
Notes payable - related parties	—	365
Accounts payable and accrued expenses	8,886	6,374
Buyback obligation	—	12,391
Due to related parties	257	171
Operating lease liabilities	119	1,587
Other liabilities	420	64
Liabilities of consolidated funds
Notes payable, net	129,684	134,256
Notes payable - related parties	12,055	6,973
Accounts payable and accrued expenses	11,736	9,252
Due to related parties	101	68
Operating lease liabilities	13,957	12,461
Other liabilities	2,400	3,030
Total liabilities	233,414	201,645

Commitments and Contingencies
Preferred stock, $0.001 par value; 22,500,000 authorized and no shares issued and outstanding as of December 31, 2023 and 12,500,000 shares authorized and 1,651,302 shares of Series B Preferred Stock issued and outstanding as of December 31, 2022	—	—
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 13,872,671 and 10,790,787 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	14	11
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 7,416,414 shares issued and outstanding as December 31, 2023 and December 31, 2022	7	7
Paid-in capital	39,432	33,108
Less treasury stock, at cost, 277,342 shares repurchased and 3,432,351 forward repurchase shares as of December 31, 2022. As of December 31, 2023, there were 318,957 shares repurchased and no forward repurchase shares	—	(13,626)
Accumulated deficit	(36,830)	(22,709)
Stockholders’ equity (deficit) attributable to CaliberCos Inc.	2,623	(3,209)
Stockholders’ equity attributable to noncontrolling interests	63,395	80,398
Total stockholders’ equity	66,018	77,189
Total liabilities and stockholders’ equity	$299,432	$278,834

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Years Ended December 31,
	2023	2022
Revenues
Asset management revenues	$10,571	$15,344
Performance allocations	3,639	2,543
Consolidated funds – hospitality revenues	68,905	59,564
Consolidated funds – other revenues	7,822	6,505
Total revenues	90,937	83,956

Expenses
Operating costs	21,311	14,609
General and administrative	6,770	6,679
Marketing and advertising	1,052	1,179
Depreciation and amortization	550	58
Consolidated funds – hospitality expenses	80,669	60,667
Consolidated funds – other expenses	9,162	9,213
Total expenses	119,514	92,405

Consolidated funds - gain on sale of real estate investments	4,976	21,530

Other income, net	374	326
Gain on extinguishment of debt	—	1,421
Interest income	350	178
Interest expense	(4,717)	(1,055)
Net (loss) income before income taxes	(27,594)	13,951
Benefit from income taxes	—	—
Net (loss) income	(27,594)	13,951
Net (loss) income attributable to noncontrolling interests	(14,891)	11,931
Net (loss) income attributable to CaliberCos Inc.	$(12,703)	$2,020
Basic net (loss) income per share attributable to common stockholders	$(0.63)	$0.11
Diluted net (loss) income per share attributable to common stockholders	$(0.63)	$0.11
Weighted average common shares outstanding:
Basic	20,087	18,003
Diluted	20,087	19,822

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(AMOUNTS IN THOUSANDS)

	Preferred Stock		Common Stock								Total
			Class A		Class B		Paid in	Treasury	Accumulated	Noncontrolling	Stockholders’
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Stock	Deficit	Interests	Equity
Balances as of December 31, 2021	1,650	—	10,523	10	7,416	7	29,249	(13,626)	(24,729)	58,782	49,693
Issuance of common stock	—	—	492	1	—	—	3,311	—	—	—	3,312
Repurchases of common stock	—	—	(277)	—	—	—	—	—	—	—	—
Equity based compensation expense	—	—	13	—	—	—	548	—	—	—	548
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	26,389	26,389
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(2,085)	(2,085)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(4,364)	(4,364)
Consolidation of VIE	—	—	—	—	—	—	—	—	—	3,864	3,864
Deconsolidation of VIEs	—	—	—	—	—	—	—	—	—	(14,119)	(14,119)
Other	1	—	40	—	—	—	—	—	—	—	—
Net income (loss)	—	—	—	—	—	—	—	—	2,020	11,931	13,951
Balances as of December 31, 2022	1,651	$—	10,791	$11	7,416	$7	$33,108	$(13,626)	$(22,709)	$80,398	$77,189
Issuance of common stock, net of issuance costs	—	—	1,200	1	—	—	2,598	—	—	—	2,599
Repurchases of common stock	—	—	(42)	—	—	—	—	—	—	—	—
Conversions of preferred stock	(1,651)	—	1,651	2	—	—	—	—	—	—	2
Equity based compensation expense	—	—	273	—	—	—	3,726	—	—	—	3,726
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	27,927	27,927
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(10,045)	(10,045)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(10,014)	(10,014)
Consolidation of VIE	—	—	—	—	—	—	—	—	—	(20,805)	(20,805)
Deconsolidation of VIEs	—	—	—	—	—	—	—	—	—	10,825	10,825
Retirement of treasury stock	—	—	—	—	—	—	—	13,626	(1,418)	—	12,208
Net income (loss)	—	—	—	—	—	—	—	—	(12,703)	(14,891)	(27,594)
Balances as of December 31, 2023	—	$—	13,873	$14	7,416	$7	$39,432	$—	$(36,830)	$63,395	$66,018

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(AMOUNTS IN THOUSANDS)

	Preferred Stock		Common Stock								Total
			Class A		Class B		Paid in	Treasury	Accumulated	Noncontrolling	Stockholders’
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Stock	Deficit	Interests	Equity
Balances as of December 31, 2021	1,650	—	10,523	10	7,416	7	29,249	(13,626)	(24,729)	58,782	49,693
Issuance of common stock	—	—	492	1	—	—	3,311	—	—	—	3,312
Repurchases of common stock	—	—	(277)	—	—	—	—	—	—	—	—
Equity based compensation expense	—	—	13	—	—	—	548	—	—	—	548
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	26,389	26,389
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(2,085)	(2,085)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(4,364)	(4,364)
Consolidation of VIE	—	—	—	—	—	—	—	—	—	3,864	3,864
Deconsolidation of VIEs	—	—	—	—	—	—	—	—	—	(14,119)	(14,119)
Other	1	—	40	—	—	—	—	—	—	—	—
Net income (loss)	—	—	—	—	—	—	—	—	2,020	11,931	13,951
Balances as of December 31, 2022	1,651	$—	10,791	$11	7,416	$7	$33,108	$(13,626)	$(22,709)	$80,398	$77,189
Issuance of common stock, net of issuance costs	—	—	1,200	1	—	—	2,598	—	—	—	2,599
Repurchases of common stock	—	—	(42)	—	—	—	—	—	—	—	—
Conversions of preferred stock	(1,651)	—	1,651	2	—	—	—	—	—	—	2
Equity based compensation expense	—	—	273	—	—	—	3,726	—	—	—	3,726
Contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	27,927	27,927
Redemptions of noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(10,045)	(10,045)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	(10,014)	(10,014)
Consolidation of VIE	—	—	—	—	—	—	—	—	—	(20,805)	(20,805)
Deconsolidation of VIEs	—	—	—	—	—	—	—	—	—	10,825	10,825
Retirement of treasury stock	—	—	—	—	—	—	—	13,626	(1,418)	—	12,208
Net income (loss)	—	—	—	—	—	—	—	—	(12,703)	(14,891)	(27,594)
Balances as of December 31, 2023	—	$—	13,873	$14	7,416	$7	$39,432	$—	$(36,830)	$63,395	$66,018

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2023	2022
Cash Flows From Operating Activities
Net (loss) income	$(27,594)	$13,951
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	527	44
Non-cash lease expense and gain on lease extinguishment	(280)	(125)
Non-cash performance allocations	(2,382)	—
Equity-based compensation	3,726	547
Gain on the disposition of real estate	—	(122)
Gain on extinguishment of debt	—	(1,421)
Loss on investments in unconconsolidated entities	1,339	—
Amortization of above-market/below market leases and straight-line rent, net	203	—
Amortization of deferred financing costs	34	—
Changes in operating assets and liabilities:
Due from related parties	(1,897)	(4,028)
Prepaid expenses, right-of-use assets and other assets	3,169	(6,225)
Accounts payable and accrued expenses	931	3,145
Due to related parties	86	(556)
Lease liabilities and other liabilities	94	1,286
Adjustments to reconcile net (loss) income to net cash from operating activities of consolidated funds:
Depreciation	10,358	9,293
Non-cash lease expense	(53)	(106)
Gain on the disposition of real estate	(4,976)	(20,419)
Loss (gain) on extinguishment of debt	238	(3,131)
Loss (gain) on derivative instruments	515	(1,646)
Loss on disposal of furniture, fixtures and equipment	687	—
Impairment	—	144
Amortization of advanced key money	(75)	(75)
Amortization of above-market/below market leases and straight-line rent, net	(409)	40
Amortization of deferred financing costs	1,543	643
Changes in operating assets and liabilities of consolidated funds:
Accounts receivable, net	(375)	(1,012)
Due from related parties	3	190
Prepaid expenses, right-of use assets and other assets	(8,040)	(9,414)
Accounts payable and accrued expenses	1,141	969
Due to related parties	1,503	170
Lease liabilities and other liabilities	1,264	10,429
Net cash used in the Company's operating activities	(18,720)	(7,429)
Cash Flows From Investing Activities
Investments in real estate assets	(250)	(275)
Acquisition of real estate assets	(3,015)	—
Proceeds from the sale of real estate assets	10	239
Investments in unconsolidated entities	(182)	(774)
Funding of notes receivable - related party	(980)	—
Payment received on notes receivable - related party	930	—
Cash Flows From Investing Activities of consolidated funds
Consolidation of VIEs	$12,927	$1,393
Deconsolidation of VIEs	(12,952)	(17,235)
Investments in real estate assets	(13,744)	(13,941)
Acquisition of real estate assets	(6,643)	(23,766)
Proceeds from the sale of real estate assets	26,075	30,734
Funding of notes receivable - related party	(15,963)	(13,052)
Payment received on notes receivable - related party	8,423	4,925
Net cash used in the Company's investing activities	(5,364)	(31,752)

Cash Flows From Financing Activities
Payment of deferred financing costs	(253)	—
Proceeds from notes payable	26,605	10,390
Repayments of notes payable	(3,697)	(1,148)
Proceeds from notes payable - related parties	4,000	—
Repayments of notes payable - related parties	(4,365)	(490)
Proceeds from the issuance of common stock, net of issuance costs	2,599	13
Payments of treasury stock - buyback obligation	(183)	(313)
Cash Flows From Financing Activities of consolidated funds
Payment of deferred financing costs	(2,782)	(510)
Proceeds from notes payable	69,654	35,563
Repayments of notes payable	(79,031)	(28,285)
Proceeds from notes payable - related parties	10,008	15,901
Repayments of notes payable - related parties	(2,802)	(12,478)
Contributions from noncontrolling interest holders	26,096	26,389
Redemptions of noncontrolling interests	(10,045)	(2,085)
Distributions to noncontrolling interest holders	(10,014)	(4,364)
Net cash provided by the Company's financing activities	25,790	38,583

Net Change in Cash and Restricted Cash	1,706	(598)
Cash and Restricted Cash at Beginning of Period	15,934	16,532
Cash and Restricted Cash at End of Period	$17,640	$15,934

Reconciliation of Cash and Restricted Cash
Cash at beginning of period	$7,657	$8,378
Restricted cash at beginning of period	8,277	8,154
Cash and restricted cash at beginning of period	15,934	16,532

Cash at end of period	$3,805	$7,657
Restricted cash at end of period	13,835	8,277
Cash and restricted cash at end of period	17,640	15,934

The accompanying notes are an integral part of these consolidated financial statements.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Liquidity

Organization

CaliberCos Inc., a Delaware corporation, and its wholly-owned subsidiaries (the “Company”) is an alternative asset manager of private syndication and direct investment real estate funds and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. The Company provides various support services to the investments we manage including asset management services, fund set-up services, lending support, construction and development management, and real estate brokerage. As of December 31, 2023, we had operations in Alaska, Arizona, Colorado, and Texas.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party or primary beneficiary for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying consolidated financial statements (“Consolidated Funds”, and collectively with the Company, the “Consolidated Company”, “Caliber”, “we”, “our”, and “us”). For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

Liquidity and Going Concern

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company had individual corporate notes aggregating $36.4 million at December 31, 2023 for which the maturity dates of the majority of these notes are within the 12-month period subsequent to when the financial statements for the year ended December 31, 2023 were issued. Additionally, the Company has incurred operating losses and negative operating cash flows for the year ended December 31, 2023, and anticipates additional future operating losses and negative operating cash flows. The Company does not have sufficient cash on hand to satisfy such obligations. As such, these conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.

In response to these conditions, management plans to i) negotiate extensions of such loans or refinance such debt, ii) obtain new financing, iii) reduce operating costs, iv) collect receivables and return investments from the Consolidated Funds, and/or v) increase capital raise through continued expansion of fundraising channels. The Company has commenced discussions with the various lenders in pursuit of extending or refinancing its loans. As of the date of these financial statements, management was able to extend $12.3 million of corporate notes for an additional 13 months (see Note 6 – Notes Payable). Management’s plans include timely collection on the Company’s outstanding accounts and notes receivable from affiliated entities for which management has influence and control and implementing strategies to reduce costs. As a result, the Company has concluded that management’s plans are probable of being achieved to alleviate substantial doubt about the Company’s ability to continue as a going concern.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies

Accounting Policies of the Company

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include our accounts, our consolidated subsidiaries, and legal entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities

We determine if an entity is a variable interest entity (“VIE”) based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgment. We consolidate any VIEs for which we are the primary beneficiary and we disclose our maximum exposure to loss related to the consolidated VIEs. See Note 3 – VIEs for more detail.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as voting interest entities (“VOEs”). For VOEs, we consolidate an entity if we have a controlling financial interest. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Reclassification

The asset management fees and transaction and advisory fees, previously presented in their own line items for prior periods presented, have been combined into one line item, asset management revenues in the accompanying consolidated statements of operations, to be consistent with the current year presentation. The reclassification does not affect prior period’s total revenues or net income (loss).

Use of Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ significantly from those estimates.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of held in escrow accounts by contractual agreement with lenders as part of financial loan covenant requirements.

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method. The equity method of accounting requires the investment to be initially recorded at cost and subsequently adjusted for the Company’s share of equity in the equity method investment’s earnings and distributions. Our share of the earnings or loss from equity method investments is included in other income (expenses), net on the accompanying consolidated statements of operations.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Consolidating an investment generally would have no impact on our net income or stockholders’ deficit attributable to CaliberCos Inc. in any accounting period, but a different treatment would impact individual income statement and balance sheet line items, as consolidation would effectively “gross up” our statement of operations and balance sheet.

As of December 31, 2023 and December 31, 2022, the carrying amount of our investments in unconsolidated entities was $3.3 million and $3.2 million, respectively. In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. As the manager of the venture, we are entitled to 15.0% – 35.0% of the residual cash flow produced by the venture after the payment of any priority returns. Under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value. For the years ended December 31, 2023 and 2022, the Company had no impairment losses related to its investments in unconsolidated entities.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and Amortization Expense

During the year ended December 31, 2023, the Company acquired its headquarters office building, recording the real estate assets at cost. Building and building improvements are depreciated over the estimated useful life of the respective asset, generally 15 to 40 years. Depreciation expense also includes costs associated with the purchase of furniture and equipment, which are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset, generally three to seven years beginning in the first full month the asset is placed in service. Intangible lease assets are amortized using the straight-line method over the lease term.

For the year ended December 31, 2023, depreciation expense for the Company was $0.5 million. Depreciation expense for the Company was an immaterial amount for the year ended December 31, 2022.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined not to be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we test its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the years ended December 31, 2023 and 2022, the Company had no impairment losses related to its real estate and other long-lived assets.

Concentration of Credit Risk

Substantially all of the Company’s revenues are generated from the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, and Texas. The Company mitigates the associated risk by:

•	diversifying our investments in real estate assets across multiple asset types, including hospitality, commercial, single-family, multi-family, and self-storage properties;

•	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

•	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

•	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist of equity interests held by limited partners in consolidated real estate partnerships. We attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

In accordance with the Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), management applies the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation.

Revenues from contracts with customers includes fixed fee arrangements with related party affiliates to provide certain associated activities which are ancillary to and generally add value to the assets we manage, such as set-up and fund formation services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships, brokerage services, construction and development management services, loan placement and guarantees. The recognition and measurement of revenue is based on the assessment of individual contract terms. For performance obligations satisfied at a point in time, there are no significant judgments made in evaluating when the customer obtains control of the promised service.

For performance obligations satisfied over time, significant judgment is required to determine how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events. Transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Variable consideration is included in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in transaction price are based largely on an assessment of its anticipated performance and all information that is reasonably available to the Company. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The following describes revenue recognition for the fees the Company earns from providing services under its asset management platform:

Fund set-up fees are a one-time fee for the initial formation, administration, and set-up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete and are included in asset management revenues in the accompanying consolidated statements of operations. Fund set-up fees replaced fund formation fees that are earned at a point in time at a fixed rate based on the amount of capital raised into certain managed funds.

Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to the Caliber Hospitality Trust (as defined in Note 3 – VIEs), the Company earns a fund management fee of 0.70% of the Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of the Caliber Hospitality Trust. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guarantying certain loans, representing a performance obligation that the Company satisfies over time. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Development and construction revenues from contracts with customers include fixed fee arrangements with related party affiliates to provide real estate development services as their principal developer, which include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by the funds. Revenues are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, development fee revenue is recognized over time as the performance obligations are satisfied. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transaction, and are included in asset management revenues in the accompanying consolidated statements of operations.

Performance allocations are an arrangement in which we are entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. We typically receive 15.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold. These revenues are included in performance allocations in the accompanying consolidated statements of operations.

Leases

Lessor

At the inception of a new lease arrangement, including new leases that arise from amendments, the Company assesses the terms and conditions to determine the proper lease classification. When the terms of a lease effectively transfer control of the underlying asset, the lease is classified as a sales-type lease. When a lease does not effectively transfer control of the underlying asset to the lessee, but the Company obtains a guarantee for the value of the asset from a third-party, the Company classifies the lease as a direct financing lease. All other leases are classified as operating leases. The Company did not have any sales-type or direct financing leases as of December 31, 2023. For operating leases with minimum scheduled rent increases, the consolidated funds recognize rental revenue on a straight-line basis, including the effect of any free rent periods, over the lease term when collectability of lease payments is probable. Variable lease payments are recognized as rental revenue in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The Company identified two separate lease components as follows: i) land lease component, and ii) single property lease component comprised of building, land improvements and tenant improvements. The Company’s leases also contain provisions for tenants to reimburse the consolidated funds for maintenance and other property operating expenses, which are considered to be non-lease components. The Company elected the practical expedient to combine lease and non-lease components and the non-lease components will be included with the single property lease component as the predominant component.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lessee

To account for leases for which the Company is the lessee, contracts must be analyzed upon inception to determine if the arrangement is, or contains, a lease. A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Lease classification tests and measurement procedures are performed at the lease commencement date.

The lease liability is initially measured as the present value of the lease payments over the lease term, discounted using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the lessee’s incremental borrowing rate is used. The incremental borrowing rate is determined based on the estimated rate of interest that the lessee would pay to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The lease term is the noncancelable period of the lease and includes any renewal and termination options the Company is reasonably certain to exercise. The lease liability balance is amortized using the effective interest method. The lease liability is remeasured when the contract is modified, upon the resolution of a contingency such that variable payments become fixed or if the assessment of exercising an extension, termination or purchase option changes.

The right-of-use (“ROU”) asset balance is initially measured as the lease liability amount, adjusted for any lease payments made prior to the commencement date, initial direct costs, estimated costs to dismantle, remove, or restore the underlying asset and incentives received.

The Company’s impairment assessment for ROU assets is consistent with the impairment analysis for the Company's other long-lived assets and is reviewed quarterly.

Accounts Receivable

Accounts receivable primarily consists of reimbursable expenses from third-party development projects. The Company continually reviews receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, payment history, and the financial condition of the related third-party service providers. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in operating costs on the accompanying consolidated statements of operations. The Company did not record an allowance for doubtful accounts as of December 31, 2023 and 2022.

Earnings Per Share

Basic earnings per share attributable to common stockholders is computed by dividing net income (loss) attributable to the Company by the weighted average number of shares outstanding during each period. The computation of diluted income (loss) per share attributable to common stockholders further assumes the potential dilutive effect of potential common shares, which includes common shares, consisting of (a) stock options and warrants using the treasury stock method, and (b) convertible debt and preferred stock using the if-converted method. To the extent the inclusion of potential common shares is anti-dilutive, the potential common shares are excluded from the computation of diluted income (loss) per share attributable to common stockholders. See Note 13 – Net Income (Loss) Per Share for the calculation of earnings per share.

Related Parties

In the normal course of business, the Company enters into transactions with related parties. Related parties include affiliates of the entity, entities under common control of the Company, significant stockholders and executive management, and other parties that can significantly influence the management and operating policies of the Company.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Any related interest and penalties would be classified as income taxes in the accompanying consolidated statements of operations. See Note 10 – Income Taxes for more detail.

Share-Based Compensation

In July 2017, the Company’s Board of Directors approved the 2017 Incentive Stock Plan (the “2017 Plan”), which was amended and restated in December 2021 to authorize the issuance of up to 10.0 million shares of common stock. The Company estimates the fair value of stock options using the Black-Scholes valuation model, which requires certain assumptions that can materially impact the estimation of fair value and related compensation expense. The assumptions used to estimate fair value include the price of our common stock, the expected volatility of our common stock, the risk-free interest rate, and the expected term of stock option awards. Management elected to recognize forfeitures as they occur pursuant to ASU 2016-09, Compensation — Stock Compensation. As a result, no forfeiture rate was assumed. The fair value of restricted stock units is based on the fair value of the Company’s common stock at the date of grant.

Segments

Historically, the Company’s operations were organized into three reportable segments, fund management, development, and brokerage. During the three months ended December 31, 2023, the Company reevaluated its reportable segments, considering (i) the evolution of the Company after closing its initial public offering and how the Company’s chief operating decision maker (“CODM”), the Company’s Chief Executive Officer, assesses performance and allocates resources, (ii) changes to the budgeting process and in key personnel driven by the Company’s growth initiatives, and (iii) how management reports ongoing company performance to the Board of Directors. With the evolution and growth of the Company, the Company’s CODM assesses performance and resource allocation on an aggregate basis under the Company’s asset management platform, and no longer reviews operating results for development or brokerage activity separately. As such, management concluded that the Company operates through one operating segment.

The Company’s CODM assesses revenue, operating expenses and key operating statistics to evaluate performance and allocate resources on a basis that eliminates the impact of the consolidated investment funds (intercompany eliminations required by U.S. GAAP) and noncontrolling interests. Management concluded that the consolidated investment funds do not meet the requirements in ASC 280, Segment Reporting, of operating segments, as The Company’s CODM does not review the operating results of these investment funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances will be made to these funds. The investment funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting Policies of Consolidated Funds

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our consolidated fund acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. Our consolidated funds allocate the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. Our consolidated funds determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition. Our consolidated funds determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third-party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

Cost Capitalization and Depreciation

Our consolidated funds capitalize costs, including certain indirect costs, incurred in connection with their development and construction activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. Interest, property taxes and insurance are also capitalized during periods in which redevelopment, development and construction projects are in progress. Capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, commence at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. Our consolidated funds cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. Cost of ordinary repairs, maintenance and resident turnover are charged to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our real estate assets are as follows:

Building and building improvements	15 – 40 years
Furniture, fixtures, and equipment	3 – 7 years

For the years ended December 31, 2023 and 2022, depreciation expense was $10.4 million and $9.3 million, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted net future cash flows resulting from the use of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, our consolidated funds recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the years ended December 31, 2023 and 2022, our consolidated funds did not record an impairment loss related to its real estate and other long-lived assets.

Cash

Cash includes cash in bank accounts. The consolidated funds deposit cash with several high-quality financial institutions. These deposits are guaranteed by the FDIC up to an insurance limit of $250,000. At times, cash balances may exceed FDIC limits. Although the consolidated funds bear risk on amounts in excess of those insured by the FDIC, they have not experienced and do not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the consolidated funds are funded from the reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the consolidated funds for payment of property taxes, insurance, and interest.

Advance Key Money

Our consolidated funds have entered into certain arrangements in which hotel franchisors or their affiliates have provided the consolidated funds with financing as part of a franchise arrangement. The consolidated funds have been advanced funds upon entering into a franchise agreement and are not required to repay the funds as long as the franchise agreement is not terminated prior to its scheduled maturity. The potential amount of funds that would be required to be repaid decreases with the passage of time. The consolidated funds record a liability equal to the initial amount of funds received, which is amortized over the term of the franchise agreement and recorded as a reduction of franchise fee expense, which is included in consolidated funds - hospitality expenses in the accompanying consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining long-term debt and are capitalized and amortized over the term of the related debt obligation using the straight-line method. Capitalized deferred financing costs, net of accumulated amortization, are offset against and included in notes payable, net in the accompanying consolidated balance sheets.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Fund Revenues

In accordance with ASC 606, our consolidated funds apply the five-step framework in determining the timing and amount of revenue to recognize. This framework requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when or as the entity satisfies a performance obligation. Our consolidated funds’ revenues primarily consist of hospitality revenues, rental income and interest income.

Consolidated funds – hospitality revenue

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

Our consolidated funds have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, the consolidated funds are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. The consolidated funds generally satisfy the performance obligations over time and recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and the services have been rendered.

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the consolidated funds received in exchange for those services, which is generally when payment is tendered at the time of sale.

The consolidated funds receive deposits for events and rooms. Such deposits are deferred and included in other liabilities on the accompanying consolidated balance sheets. The deposits are credited to consolidated funds – hospitality revenue when the specific event takes place.

Consolidated funds – other revenue

Consolidated funds – other revenue includes rental revenue of $4.0 million and $3.6 million for the years ended December 31, 2023 and 2022, respectively. Rental revenue includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) and commercial properties of our consolidated funds.

Upon adoption of ASC 842, Leases (“ASC 842”), effective January 1, 2022, at the inception of a new lease arrangement, including new leases that arise from amendments, the Company assesses the terms and conditions to determine the proper lease classification. When the terms of a lease effectively transfer control of the underlying asset, the lease is classified as a sales-type lease. When a lease does not effectively transfer control of the underlying asset to the lessee, but the Company obtains a guarantee for the value of the asset from a third-party, the Company classifies the lease as a direct financing lease. All other leases are classified as operating leases. The consolidated funds did not have any sales-type or direct financing leases as of December 31, 2023. For operating leases with minimum scheduled rent increases, the consolidated funds recognize rental revenue on a straight-line basis, including the effect of any free rent periods, over the lease term when collectability of lease payments is probable. Variable lease payments are recognized as rental revenue in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company identified two separate lease components as follows: i) land lease component, and ii) single property lease component comprised of building, land improvements and tenant improvements. The Company’s leases also contain provisions for tenants to reimburse the consolidated funds for maintenance and other property operating expenses, which are considered to be non-lease components. The Company elected the practical expedient to combine lease and non-lease components and the non-lease components will be included with the single property lease component as the predominant component.

In addition, consolidated funds - other revenue includes interest income of $3.7 million and $2.9 million for the years ended December 31, 2023 and 2022, respectively, which is generated by a consolidated fund’s lending activity. Interest income is recognized on the accrual basis of accounting in accordance with the lending agreements over the term of the respective loan agreement.

Consolidated Fund Expenses

Consolidated fund expenses consist primarily of costs, expenses and fees that are incurred by, or arise out of the operation and activities of or otherwise related to, our consolidated funds, including, without limitation, operating costs, depreciation and amortization, interest expense on debt held by our consolidated funds, gain on extinguishment of debt, gain on derivative instruments, insurance expenses, professional fees and other costs associated with administering and supporting those funds.

Accounts Receivable

Accounts receivable primarily consists of amounts due from guests or groups for hotel rooms and services provided by the hotel properties. Accounts receivable also include due, but unpaid, rental payments. Our consolidated funds continually review receivables and determine collectability by taking into consideration the history of past write-offs, collections, current credit conditions, tenant payment history, the financial condition of the tenants, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, our consolidated funds will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in consolidated funds – hospitality expenses and consolidated funds – other expenses on the accompanying consolidated statements of operations. Our consolidated funds had no allowance for doubtful accounts as of December 31, 2023 and 2022.

Derivative Instruments

The consolidated funds record all derivative instruments on the consolidated balance sheets at fair value. The accounting for changes in the fair value of the derivative and the effect on the financial statements depends on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. If the consolidated fund elects not to apply hedge accounting treatment, any changes in the fair value of the derivative instruments is recognized immediately in consolidated funds - hospitality expenses in the consolidated statements of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in fair value of the derivative is recorded in other comprehensive income (loss).

Fair Value of Financial Instruments

The fair value of financial instruments is disclosed in accordance with ASC 825, Financial Instruments. The fair value of our financial instruments is estimated using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

Fair value measurements and disclosures consist of a three level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

•	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data)

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses and subsequent amendments (collectively, “Topic 326”), effective January 1, 2023. Topic 326 was intended to improve financial reporting by requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income and required that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that was deducted from the amortized cost basis. The amendments in Topic 326 required the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminated the “incurred loss” methodology under current U.S. GAAP. Loans and receivables between entities under common control are not within the scope of this guidance. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and also simplifies the diluted earnings per share calculation in certain areas. The amendments in ASU 2020-06 are effective for the Company for reporting periods beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted beginning after December 15, 2020. We are currently evaluating the impact of ASU 2020-06, but do not believe the adoption of this standard will have a material impact on our consolidated financial statements.

In November 2023, FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which serves to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses on both an annual and interim basis. The guidance does not change the definition of a segment, the method for determining segments, or the criteria for aggregating operating segments into reportable segments and is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of the adoption of ASU 2023-07 on our consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740, Income Taxes). ASU 2023-09, which serves to enhance income tax disclosures by requiring a tabular rate reconciliation and additional information on income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of the adoption of ASU 2023-09 on our consolidated financial statements.

Note 3 – VIEs

During the year ended December 31, 2023, the Company deconsolidated five hospitality funds which were contributed to the Caliber Hospitality, LP, whose sole general partner is Caliber Hospitality Trust, Inc. (the “Caliber Hospitality Trust”). In addition, the Company deconsolidated two VIEs, one that sold its investment in a commercial property and the Company was no longer determined to be the primary beneficiary upon repayment of the loan secured by the property, and one that was developing a multi-family property and the Company was no longer determined to be the primary beneficiary upon refinancing the loan agreement. During the year ended December 31, 2022, the Company deconsolidated two VIEs, one that sold its investment in a multi-family residential property, repaid the loan secured by the property and therefore the Company was no longer determined to be the primary beneficiary and one that was developing a multi-family property and the Company was no longer determined to be the primary beneficiary upon refinancing the loan agreement. We aggregate and report the results of operations of these VIEs in consolidated fund revenues and consolidated fund expenses within the accompanying consolidated statements of operations through the date of deconsolidation.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company consolidated Caliber Hospitality, LP and the Caliber Hospitality Trust, which include activity from five previously consolidated hospitality funds and one previously unconsolidated fund during the year ended December 31, 2023 because the Company was determined to be the primary beneficiary as it has the power to direct the activities and the obligation to absorb their losses through its guarantee of the indebtedness secured by the hospitality assets, which is significant to Caliber Hospitality Trust and Caliber Hospitality, LP. In addition, the Company consolidated West Frontier Holdco, LLC (“West Frontier”) as the Company was determined to be the primary beneficiary as we have the power to direct the activities of West Frontier and the obligation to absorb their losses through its guarantee of their indebtedness which is significant to the fund. The consolidation of the Caliber Hospitality Trust and West Frontier consisted of the following, excluding intercompany eliminations at the time of consolidation (in thousands):

Assets
Real estate investments, net	$87,897
Cash	3,667
Restricted cash	9,260
Accounts receivable, net	4,348
Notes receivable - related parties	10,411
Due from related parties	40
Investments in unconsolidated entities	84,076
Operating lease - right of use assets	8,775
Prepaid and other assets	5,953
Total assets	$214,427

Liabilities
Notes payable, net	$80,278
Notes payable - related parties	34,786
Accounts payable and accrued expenses	7,858
Due to related parties	10,302
Operating lease liabilities	12,441
Other liabilities	2,158
Total liabilities	147,823

Stockholders’ equity	66,604
Total liabilities and stockholders’ equity	$214,427

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2022, the Company consolidated Northsight Crossing AZ, LLC (“Northsight”) and Southpointe Fundco, LLC (“Southpointe”) because the Company was determined to be the primary beneficiary as we have the power to direct the activities of Northsight and Southpointe and the obligation to absorb their losses through its guarantee of their indebtedness which is significant to the fund. The consolidation of Northsight and Southpointe consisted of the following (in thousands) at the time of consolidation:

Assets
Real estate investments, net	$23,611
Cash	233
Restricted cash	1,325
Prepaid and other assets	748
Total assets	$25,917

Liabilities
Notes payable, net	$15,824
Notes payable - related parties	5,301
Accounts payable and accrued expenses	109
Due to related parties	7
Other liabilities	688
Total liabilities	21,929

Stockholders’ equity	3,988
Total liabilities and stockholders’ equity	$25,917

Management has determined that the equity holders in our consolidated entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIEs and the liabilities of the individual consolidated VIEs are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. When the VIE is consolidated, we reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated funds on a gross basis, and the interests in the VIEs are included in non-controlling interest in the consolidated financial statements. The Company has provided financial support to certain consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Real Estate Investments

Real Estate Investments of the Company

Asset Acquisitions

During the year ended December 31, 2023, the Company acquired its headquarters office building for an aggregate purchase price of $19.5 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP. There were no asset acquisitions by the Company during the year ended December 31, 2022.

The allocation of the purchase price among the assets acquired at their relative fair value as of the acquisition date, consisted of the following for the year ended December 31, 2023 (in thousands):

Year Ended December 31, 2023
Real estate investments, at cost
Land and land improvements	$9,131
Building and building improvements	9,332
Furniture, fixtures and equipment	959
Intangible lease assets	398
Intangible lease liabilities	(348)
Total purchase price of assets acquired	$19,472

Real Estate Investments of the Consolidated Funds

Asset Acquisitions by Consolidated Funds

During the year ended December 31, 2023, the consolidated funds acquired one multi-family residential property for an aggregate purchase price of $6.6 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP. During the year ended December 31, 2022, the consolidated funds acquired one commercial building and one property with vacant land for an aggregate purchase price of $23.8 million with the acquisition being accounted for as an asset acquisition under U.S. GAAP.

The allocation of the purchase price among the assets acquired at their relative fair value as of the acquisition date, consisted of the following for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022
Real estate investments, at cost
Land and land improvements	$599	$13,185
Building and building improvements	3,938	10,458
Furniture, fixtures and equipment	2,106	—
Tenant improvements	—	123
Total purchase price of assets acquired	$6,643	$23,766

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dispositions by Consolidated Funds

During the year ended December 31, 2023, the consolidated funds sold its investment in one commercial property located in Scottsdale, Arizona, with a cost basis of $21.7 million, resulting in a gain of $5.0 million, which is included in consolidated funds - gain on sale of real estate assets on the accompanying consolidated statements of operations. During the year ended December 31, 2022, the consolidated funds sold its investment in one multi-family apartment building located in Phoenix, Arizona, with a cost basis of $9.1 million, resulting in a gain of $21.5 million, which is included in consolidated funds - gain on sale of real estate assets on the accompanying consolidated statements of operations.

Note 5 – Prepaid and Other Assets

Prepaid and Other Assets of the Company

Prepaid and other assets consisted of the following as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023	December 31, 2022
Pursuit costs (1)	$1,081	$4,495
Prepaid expenses	981	704
Accounts receivable, net	205	62
Deposits	63	46
Other assets	451	554
Total prepaid and other assets	$2,781	$5,861

(1)	Pursuit costs represent expenses incurred related to new fund formation, primarily for professional, legal, consulting, accounting and tax services. As the funds raise equity investments and operating cash flow, as applicable, these costs are reimbursed by the respective funds to the Company. The Company assesses collectability and expenses any amounts in which collectability is not reasonably assured.

Prepaid and Other Assets of the Consolidated Funds

Prepaid and other assets of the consolidated funds consisted of the following as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023	December 31, 2022
Prepaid expenses	$1,735	$1,511
Derivative assets	1,216	1,646
Pursuit costs (1)	1,102	549
Deposits	669	742
Deferred franchise fees, net	278	372
Intangibles, net	184	361
Inventory	142	138
Other assets (2)	6,351	39
Total prepaid and other assets	$11,677	$5,358

(1)	Pursuit costs represent expenses incurred related to new fund formation and potential hospitality asset acquisitions, primarily for professional, legal, consulting, accounting and tax services. As the funds raise equity investments and operating cash flow, as applicable, these costs are reimbursed by the respective funds to the consolidated fund. Management assesses collectability and expenses any amounts in which collectability is not reasonably assured.
(2)	Other assets as of December 31, 2023, primarily represents incremental costs, including professional, legal, consulting, accounting and tax services, directly attributable to Caliber Hospitality Trust that are deferred and will be charged against the gross proceeds of the offering.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Notes Payable

Notes Payable of the Company

Notes payable consisted of the following as of December 31, 2023 and 2022 (in thousands):

Notes Payable	December 31, 2023	December 31, 2022	Interest Rate (1)	Maturity Date (1)
Corporate notes	$36,442	$13,279	10.00% - 12.00%	January 2024 - March 2025
Convertible corporate notes	1,324	1,374	8.25%	April 2024
Real estate and other loans	16,252	—	4.30% - 9.07%	August 2024 - November 2029
Total notes payable	54,018	14,653
Deferred financing costs, net	(219)	—
Total notes payable, net	$53,799	$14,653

(1)  As of December 31, 2023.

Real Estate Loans

The terms of the loan agreements described below include, among other things, certain financial covenants, as defined in the respective loan agreements, including key financial ratios and liquidity requirements.

Gateway II HoldCo, LLC

On January 31, 2023, Caliber assumed a loan which is secured by the Company’s headquarters office building (see Note 4 – Real Estate Investments). The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 4.30% in effect through the maturity date in November 2029. The terms of the loan do not allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date. The terms of the loan agreement include covenant clauses, which require certain key financial ratios and liquidity be met. As of December 31, 2023, the debt service coverage ratio required by the loan agreement was not satisfied, which per the terms of the agreement required the Company to transfer funds to a cash management account.

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of a promissory note and require monthly or quarterly interest-only payments until maturity. Certain corporate notes are secured by the otherwise unencumbered assets of the Company. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. Management believes it can come to a mutual agreement with each lender to extend the maturities of the notes for an additional 12-month term.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2023, there were 222 individual corporate notes outstanding, with an average outstanding principal balance of $0.2 million, interest rates ranging from 8.25% to 12.00%, with weighted average interest rate of 11.42%, and maturity dates ranging from January 2024 to March 2025. During the year ended December 31, 2023, there were no conversions of debt into common stock. In April 2024, the Company entered into a loan extension agreement with certain corporate note holders to extend the respective maturity dates of multiple individual corporate notes, aggregating $12.3 million, for an additional 13 months months, resulting in maturity dates of these corporate notes ranging from May 2025 to April 2026.

As of December 31, 2022, there were 124 individual corporate notes outstanding, with an average outstanding principal balance of $0.1 million, interest rates ranging from 8.25% to 12.00%, with a weighted average interest rate of 10.19%, and maturity dates ranging from April 2023 to June 2024.

The Company has issued corporate notes with a conversion feature. The conversion price is $7.57 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of December 31, 2023 and 2022, the value of the conversion feature was zero.

Payroll Protection Program Loans

In January 2021, management was granted a Payroll Protection Program loan totaling $1.4 million and in August 2022, the loan and related interest was forgiven.

Future Minimum Payments

The following table summarizes the scheduled principal repayments of our indebtedness as of December 31, 2023 (in thousands):

Year	Amount
2024	$37,984
2025	391
2026	304
2027	317
2028	330
Thereafter	14,692
Total	$54,018

Deferred Financing Costs

Amortization of deferred financing costs for the Company was an immaterial amount and there were no deferred financing cost write-offs during the year ended December 31, 2023. There were no deferred financing costs or related amortization as of or during the year ended December 31, 2022.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes Payable of the Consolidated Funds

Notes payable of the consolidated funds consisted of the following as of December 31, 2023 and 2022, respectively (in thousands):

Notes Payable	December 31, 2023		December 31, 2022	Interest Rate (1)	Maturity date (1)
Real Estate Loans
Hampton Inn & Suites Hotel	$5,939		$6,136	6.12%	July 2025
Four Points by Sheraton Hotel (2)	11,000		11,000	18.00%	September 2023
Holiday Inn Ocotillo Hotel	9,250		9,250	11.34%	February 2024
Airport Hotel Portfolio	55,631		56,470	13.75%	January 2025
DoubleTree by Hilton Tucson Convention Center	18,418		18,856	4.22%	August 2027
Hilton Tucson East	11,901	(3)	—	6.25%	November 2025
DT Mesa Holdco II, LLC	3,000		3,000	7.34%	February 2024
Circle Lofts, LLC	—	(4)	4,889	N/A	N/A
Northsight Crossings AZ, LLC	—	(5)	14,320	N/A	N/A
Southpointe Fundco, LLC	1,050		1,050	11.99%	March 2024
West Frontier Holdco, LLC	4,636	(6)	—	6.35%	February 2038
Total Real Estate Loans	120,825		124,971
Revolving line of credit	4,500		4,500	8.75%	October 2024
Member notes	5,600		5,025	10.00%	June 2025
Economic injury disaster and other loans	475		450	3.75% - 12.05%	March 2024 - June 2050
Total notes payable	131,400		134,946
Deferred financing costs, net	(1,716)		(690)
Total notes payable, net	$129,684		$134,256

(1)	As of December 31, 2023.

(2)	During the year ended December 31, 2023, the hotel ceased operations as the Company is converting the property into a multi-family residential assets.

(3)	In March 2023, the asset was contributed to Caliber Hospitality, LP and the fund was consolidated because the Company was determined to be the primary beneficiary as we have the power to direct the activities and the obligation to absorb their losses through its guarantee of the indebtedness secured by the hospitality assets, which is significant to Caliber Hospitality, LP and the Caliber Hospitality Trust.

(4)	During the year ended December 31, 2023, the Company deconsolidated Circle Lofts, LLC, as the Company was no longer determined to be the primary beneficiary of the fund upon refinancing the loan agreement.

(5)	In October 2023, Northsight Crossings AZ, LLC sold its investment in the commercial property and paid its existing property loan in full. As a result, the Company determined it was no longer the primary beneficiary of the fund and therefore the fund was deconsolidated.

(6)	In March 2023, the fund was consolidated as the Company was determined to be the primary beneficiary as we have the power to direct the activities of West Frontier and the obligation to absorb their losses through its guarantee of their indebtedness which is significant to the fund.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Loans

The terms of the loan agreements described below include, among other things, certain financial covenants, as defined in the respective loan agreements, including key financial ratios and liquidity requirements. Unless otherwise noted below, the consolidated funds were in compliance with the required financial covenants as of December 31, 2023.

Hampton Inn & Suites Hotel

In July 2015, the consolidated fund entered into a loan agreement which is secured by a leasehold deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 6.12% in effect through the maturity date in July 2025. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date. The loan is guaranteed by an individual who is an affiliate of the Company. The terms of the loan agreement include covenant clauses, which require certain key financial ratios and liquidity be met. As of December 31, 2023, liquidity required by the loan agreement was not satisfied. However, compliance was reestablished in January 2024 and the lender has not declared an event of default as of April 15, 2024.

Four Points by Sheraton Hotel

In June 2018, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. The loan requires monthly interest-only payments until maturity. The loan is guaranteed by the Company and matured in September 2023. Per the terms of this agreement, the interest rate on the loan is equal to US Prime Rate plus 2.25%, with a floor rate of 9.65%, until August 31, 2023, at which time, the interest rate increased to 18% until the loan is paid in full or replaced with construction financing from the lender. The lender has not called the loan as of April 15, 2024 and the consolidated fund is current on monthly interest payments. The Company is negotiating a construction loan and expects to repay the loan upon execution of the construction loan.

Holiday Inn Ocotillo Hotel

In July 2018, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. The loan requires monthly interest-only payments. The interest rate on the loan is equal to 1-month LIBOR plus 6.00%, with a floor rate of 11.00% until maturity in May 2023. In May 2023, the loan agreement was amended and restated with the lender, extending the maturity date to November 2023 and amending the interest rate to SOFR plus 600 basis points, with a floor rate of 11.00%. In November 2023, the loan agreement was amended with the lender, extending the maturity date to February 1, 2024 The loan is guaranteed by the Company. In February 2024, the loan agreement was amended with the lender, extending the maturity date to May 2024.

Airport Hotel Portfolio

In September 2018, the consolidated fund entered into a portfolio loan agreement which was secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The loan had a variable interest rate equal to one-month LIBOR plus 3.75% and the loan required interest-only payments until maturity. The loan was guaranteed by the Company and individuals who are affiliates of the Company. In January 2023, the consolidated fund paid the loan amount outstanding in full.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2023, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. Per the terms of the loan agreement, the loan has a variable interest rate equal to SOFR plus 8.75% and matures in January 2025. In connection with the loan, the consolidated fund entered into an interest rate cap agreement, which sets the maximum SOFR rate for the loan at 5.00% through January 2024. The loan requires interest-only payments until maturity. The terms of the loan do not allow the prepayment of the outstanding balance in part prior to the maturity date but can be prepaid in whole subject to certain conditions, terms and fees outlined in the loan agreement. The terms of the loan agreement require an exit fee equal to 1.25% of the original principal amount of the loan and a minimum return equal to 30.0% of the original principal amount of the loan less any interest payments made at the time the loan is repaid in full. The exit fee was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The loan is guaranteed by the Company and individuals who are affiliates of the Company.

DoubleTree by Hilton Tucson Convention Center

In August 2019, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of rents of the DoubleTree by Hilton Tucson Convention Center located in Tucson, Arizona. The loan has a variable interest rate per annum equal to LIBOR plus 2.50%. In connection with the loan, the consolidated fund entered into an interest rate swap agreement, which sets the interest at a fixed rate of 4.22% from September 2022 through August 2027. The loan required interest-only payments until September 2022 and principal and interest payments thereafter until maturity. The terms of the loan allow for the prepayment of the outstanding balance in whole or in part at any time prior to the maturity date. The loan matures in August 2027 and is guaranteed by the Company.

Hilton Tucson East

In November 2021, the consolidated fund entered into a loan agreement which is secured by the deed of trust and assignment of rents of the Hilton Tucson East hotel located in Tucson, AZ. The loan has a fixed interest rate of 6.25% and matures in November 2025. The loan required interest-only payments until June 1, 2023 and principal and interest payments thereafter until maturity. The loan amount may be prepaid prior to maturity subject to certain conditions and terms and a prepayment fee as outlined in the agreement. The terms of the loan agreement include covenant clauses, which require certain key financial ratios and liquidity be met. As of December 31, 2023, the debt service coverage ratio required by the loan agreement was not satisfied. However, the lender has not declared an event of default as of April 15, 2024.

DT Mesa Holdco II, LLC

In November 2019, the consolidated fund entered into a loan agreement which is secured by the deed of trust of three commercial building in Mesa, Arizona. The loan requires interest-only payments until maturity and the terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. In December 2022, the terms of the loan agreement were renegotiated, extending the maturity date of the loan to November 2023 and amending the interest rate to the greater of (i) the federal home loan bank rate plus 2.75%% or (ii) 6.50%. In November 2023, the loan agreement was amended with the lender, extending the maturity date to February 2024. The loan is guaranteed by the Company. In February 2024, the loan agreement was amended with the lender, extending the maturity date to May 2024 and waiving the minimum liquidity covenant default.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Circle Lofts, LLC

In July 2020, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of rents of a multi-family property located in Scottsdale, Arizona. The loan bore interest at a fixed annual rate of 5.25% until August 1, 2023. On August 1, 2023, and each six months thereafter until the maturity date in August 2050, the interest rate was adjusted to a rate which is equal to the sum of the six-month LIBOR plus 3.75%. The loan required interest-only payments until July 2021 and principal and interest payments thereafter until maturity. The loan was guaranteed by individuals who are affiliates of the Company. In October 2023, the consolidated fund paid the loan amount outstanding in full.

In October 2023, the consolidated fund entered into a $6.3 million loan agreement which is secured by a deed of trust and assignment of leases and rents of a multi-family property located in Scottsdale, Arizona. Per the terms of the loan agreement, the loan has a fixed interest rate of 7.42% and requires interest-only payments until maturity in November 2028. The terms of the loan allow the prepayment of the outstanding balance prior to the maturity date, subject to certain conditions, terms and fees outlined in the loan agreement. The loan is not guaranteed by the Company or any individuals who are affiliates of the Company, therefore, the Company deconsolidated Circle Lofts, LLC as the Company was no longer determined to be the primary beneficiary upon refinancing the loan agreement.

Northsight Crossings AZ, LLC

In January 2022, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of rents of a commercial property in Scottsdale, Arizona. The loan bore interest at an annual rate of 3.75% for the first five years, thereafter, the interest rate would adjust annually to a rate which is equal to the sum of the published prime rate as defined by the agreement and a margin of 0.5% with a floor of 3.75%. The maturity date of the loan was February 2029. The loan was guaranteed by the Company. In October 2023, the consolidated fund sold its investment in the commercial property and paid its existing property loan in full.

Southpointe Fundco, LLC

In June 2022, the consolidated fund entered into a loan agreement which is secured by a deed of trust and assignment of rents of a residential development property in Phoenix, Arizona. The loan has a fixed rate per annum equal to 9.99%. In May 2023, an extension agreement was executed with the lender, extending the maturity date to December 2023. In November 2023, an extension agreement was executed with the lender, extending the maturity date to March 2024 and amending the interest to a fixed rate of 11.99%. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan is guaranteed by an individual who is an affiliate of the Company. In February 2024, an extension agreement was executed with the lender, extending the maturity date to September 2024.

West Frontier Holdco, LLC

In March 2023, the consolidated fund entered into a construction loan agreement which is secured by a deed of trust and assignment of rents of a multi-family residential property in Payson, Arizona. Upon completion of the construction project, subject to conditions in the agreement, the loan converts to a term loan. The loan requires interest-only payments until March 2025 and principal and interest payments until March 2028, at a fixed interest rate of 6.35%. In April 2028, the loan requires principal and interest payments until maturity in February 2038, at a rate of the five year Treasury Constant Federal Reserve Index plus 2.50%. The terms of the loan allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan is guaranteed by individuals who are affiliates of the Company.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revolving Line of Credit

In August 2019, a consolidated fund entered into a revolving line of credit (“LOC”) with a maximum borrowing amount of $4.5 million. The LOC is secured by the consolidated fund’s assets and is guaranteed by the Company. The LOC has a variable interest rate equal to the greater of (i) Wall Street Journal Prime Rate plus 0.25% per annum or (ii) 4.75%, resulting in a rate of 8.75% as of December 31, 2023. The Company is required to pay a fee of 0.20% of the unused revolving balance. In August 2023, the agreement was amended extending the maturity date of the LOC to October 2024 and removing certain restrictive covenants. The terms of the LOC include certain financial covenants and as of December 31, 2023, the consolidated fund was in compliance with all such covenants.

Member Notes

During 2022 and the year ended December 31, 2023, the consolidated fund, Southpointe Fundco, LLC, entered into 10.0% unsecured promissory notes with individual investors. The notes mature in June 2025 and may be extended up to two additional 12-month periods by the fund manager. The notes require quarterly interest-only payments. The terms of the notes allow the prepayment of the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty.

Economic Injury Disaster Loans

In June 2020, the consolidated funds were granted Economic Injury Disaster Loans, which are secured by the assets of the respective funds and have a fixed interest rate of 3.75% and mature in June 2050. At each of December 31, 2023 and December 31, 2022, the outstanding principal balance was $0.5 million. Fixed monthly installment payments began in December 2022 with payments applied first to accrued interest and then the balance, if any, will be applied to principal outstanding. The loans allow for prepayment of principal plus accrued interest prior to maturity. The loan agreements contain certain usual and customary restrictions and covenants relating to, among other things, insurance, and other indebtedness. In addition, the terms of the loans include a cross-default provision whereby the Small Business Administration may, in its discretion, without notice or demand require immediate payment of all amounts outstanding under the loans.

Future Debt Maturities

As of December 31, 2023, the future aggregate principal repayments due on the Company’s notes payable are as follows (in thousands):

Year	Amount
2024	$29,698
2025	79,174
2026	555
2027	17,051
2028	72
Thereafter	4,850
Total	$131,400

Deferred Financing Costs

Amortization of deferred financing costs was $1.5 million and $0.7 million during the years ended December 31, 2023 and 2022, respectively. There was $0.4 million and $0.1 million of deferred financing cost write-offs during the years ended December 31, 2023 and 2022, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Related Party Transactions

Related Party Transactions of the Company

Revenues

The table below shows the consolidated revenues earned for providing services under the Company’s asset management platform as described in the Revenue Recognition section of Note 2 – Summary of Significant Accounting Policies for the years ended December 31, 2023 and 2022.

	Years Ended December 31,
	2023	2022
Fund set-up fees	$370	$5,897
Fund management fees	5,115	4,497
Financing fees	221	721
Development and construction fees	4,025	2,444
Brokerage fees	840	1,785
Total asset management	10,571	15,344
Performance allocations	3,639	2,543
Total related party revenue	$14,210	$17,887

As of December 31, 2023 and 2022, amounts due to the Company from related parties for services performed under the Company’s asset management platform was $7.8 million, which is included in due from related parties on the accompanying consolidated balance sheets.

Other

In the normal course of business, the Company has various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2023 and 2022, other amounts due from related parties was $1.9 million, which is included in due from related parties on the accompanying consolidated balance sheets. As of December 31, 2023 and 2022, other amounts due to related parties from the Company were $0.3 million and $0.2 million, respectively, which are included in due to related parties on the accompanying consolidated balance sheets.

Notes Receivable

The Company entered into unsecured promissory notes with related parties. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty.

The following table summarizes the notes payable – related parties as of December 31, 2023 and 2022 (in thousands):

Notes Receivable - Related Parties	December 31, 2023	December 31, 2022	Interest Rate (1)	Maturity Date (1)
Olathe Behavioral Health	$25	$—	12.00%	May 2025
DFW Behavioral Health LLC	25	—	14.00%	May 2025
Total Notes Receivable - Related Parties	$50	$—

(1)	As of December 31, 2023.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2023, the Company earned an immaterial amount of interest in connection with the notes, which is included in interest income on the accompanying consolidated statements of operations. Interest that accrues on certain related party notes receivable can be added to the principal outstanding balance, due at the respective loan maturity date and incurs interest at the respective interest rate. There was an immaterial amount of interest due to the Company as of December 31, 2023.

Notes Payable

The Company entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty.

The following table summarizes the notes payable – related parties as of December 31, 2023 and 2022 (in thousands):

Notes Payable - Related Parties	December 31, 2023	December 31, 2022	Interest Rate (1)	Maturity Date (1)
Caliber Residential Advantage Fund, LP	$—	$365	7.50%	May 2024
Caliber Tax Advantaged Opportunity Fund II, LLC (2)	—	—	12.00%	January 2024
Total Notes Payable - Related Parties	$—	$365

(1)	As of December 31, 2023.
(2)	The Company entered into a $4.0 million unsecured promissory note with a related party and subsequently repaid the note during the year ended December 31, 2023.

During each of the years ended December 31, 2023 and 2022, the Company incurred an immaterial amount of interest expense in connection with the notes payable – related parties, which is included in interest expense on the accompanying consolidated statements of operations. There was no interest payable due to related parties as of December 31, 2023 and 2022.

Related Party Transactions of the Consolidated Funds

Notes Receivable

The consolidated funds entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes receivable – related parties consisted of the following as of December 31, 2023 and 2022 (in thousands):

Notes Receivable - Related Parties		December 31, 2023	December 31, 2022	Interest Rate(1)	Maturity Date(1)
SF Alaska, LP		$14,976	$11,671	12.00%	May 2025
The Ketch, LLC		7,198	5,152	12.00%	May 2024
Caliber Hospitality LP (Tucson East)	(2)	—	3,780	12.00%	May 2024
J-25 Development Group, LLC		4,804	3,794	12.00%	May 2024
Caliber Diversified Opportunity Fund II, LP		109	449	12.00%	March 2024
Encore, LLC		—	1,014	12.00%	December 2024
Ridge II, LLC		846	845	12.00%	December 2024
Southridge, LLC		2,187	—	13.00%	July 2025
Ironwood, LLC		2,703	1,524	13.00%	September 2025
Circle Lofts, LLC	(3)	1,797	—	12.00%	May 2024
Total Notes Receivable - Related Parties		$34,620	$28,229

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	As of December 31, 2023.
(2)	In March 2023, the asset was contributed to Caliber Hospitality, LP and the fund was consolidated because the Company was determined to be the primary beneficiary as we have the power to direct the activities and the obligation to absorb their losses through its guarantee of the indebtedness secured by the hospitality assets, which is significant to Caliber Hospitality, LP and the Caliber Hospitality Trust.
(3)	During the year ended December 31, 2023, the Company deconsolidated Circle Lofts, LLC, as the Company was no longer determined to be the primary beneficiary of the fund upon refinancing the loan agreement.

During the years ended December 31, 2023 and 2022, the consolidated fund earned $3.7 million and $2.9 million, respectively, of interest in connection with the notes, which is included in consolidated funds – other revenues on the accompanying consolidated statements of operations. Interest that accrues on certain related party notes receivable, in which the consolidated fund and respective borrower mutually agreed, is added to the principal outstanding balance, due at the respective loan maturity date and incurs interest at the respective interest rate. No interest was due to the Company as of December 31, 2023 and 2022.

Notes Payable

The consolidated funds entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes payable – related parties consisted of the following as of December 31, 2023 and 2022 (in thousands):

Notes Payable - Related Parties	December 31, 2023	December 31, 2022	Interest Rate(1)	Maturity Date(1)
Roosevelt III HOLDCO, LLC	$—	$2,748	12.00%	March 2024
CDIF, LLC	—	1,725	12.00%	May 2024
Caliber Tax Advantaged Opportunity Zone Fund, LP	8,012	2,500	12.00%	June 2025
Caliber Tax Advantaged Opportunity Zone Fund II, LP	4,043	—	12.00%	October 2024
Total Notes Payable - Related Parties	$12,055	$6,973

 (1)  As of December 31, 2023.

During the years ended December 31, 2023 and 2022, the consolidated funds incurred $1.2 million and $0.9 million, respectively, of interest expense in connection with the notes payable – related parties, which is included in consolidated funds – hospitality expenses and consolidated funds – other expenses on the accompanying consolidated statements of operations. As of December 31, 2023 and 2022, there was $0.1 million of interest expense payable which is included in due to related parties on the accompanying consolidated balance sheets. Management expects to extend these notes at maturity.

Other

In the normal course of business, the consolidated funds have various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the funds on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2023 and 2022, there were an immaterial amount of other amounts due from related parties. As of December 31, 2023 there was an immaterial amount of other amounts due to related parties and as of December 31, 2022, there were no other amounts due to related parties.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Leases

Lessee - Company

As of December 31, 2023, the Company is the lessee under one corporate office lease which meets the criteria of an operating lease. The operating lease has a remaining lease term of 3.8 years and a 9.4% discount rate as of December 31, 2023. As the Company’s lease does not specifically state an implicit rate, the Company uses a discount rate indicative of synthetic credit rate based on a market-specific analysis, and applied based on the lease term as of the lease commencement date or upon a remeasurement event when calculating the present value of the remaining lease payments. Therefore, the incremental borrowing rate used reflects the cost to borrow on a securitized basis. The remaining lease term does not reflect all renewal options available to the Company, only those renewal options that the Company has assessed as reasonably certain of being exercised. The operating lease agreement does not contain any material residual value guarantees or material restrictive covenants. As of December 31, 2023, the Company does not have any material operating or financing leases with related parties or that have not yet commenced, or any sale-leaseback arrangements. During the year ended December 31, 2023, there was $0.1 million of fixed lease expense and an immaterial amount of variable lease expense, which is included in operating costs on the accompanying consolidated statements of operations. During the year ended December 31, 2022, there was $0.5 million of fixed lease expense and an immaterial amount of variable lease expense, which is included in operating costs on the accompanying consolidated statements of operations. Variable lease expense are primarily costs related to common area maintenance. During the years ended December 31, 2023 and 2022, there was $0.1 million and $0.6 million, respectively, of cash paid for amounts included in the measurement of operating lease liabilities. There were no lease liabilities arising from obtaining right-of-use assets or lease modifications during the year ended December 31, 2023. During the year ended December 31, 2022, there was $0.3 million of lease liabilities arising from obtaining right-of-use assets or modifying the lease agreements.

The following represents maturities of operating lease liabilities as of December 31, 2023 (in thousands):

Year	Amount
2024	$35
2025	37
2026	38
2027	32
2028	—
Thereafter	—
Total lease payments	142
Less: interest	(23)
Total	$119

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Lessee - Consolidated Funds

As of December 31, 2023, the consolidated funds are the lessee under two ground lease arrangements that meet the criteria of an operating lease. The operating leases have a weighted average remaining lease term of 55.7 years and a 9.6% weighted average discount rate as of December 31, 2023. As the consolidated funds leases do not specifically state an implicit rate, the consolidated funds use discount rates indicative of synthetic credit rate based on a market-specific analysis, and applied based on the lease term as of the lease commencement date or upon a remeasurement event when calculating the present value of the remaining lease payments. Therefore, the incremental borrowing rate used reflects the cost to borrow on a securitized basis. The remaining lease term does not reflect all renewal options available to the consolidated funds, only those renewal options that the consolidated funds has assessed as reasonably certain of being exercised. The operating lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of December 31, 2023, the consolidated funds do not have any material operating or financing leases with related parties or that have not yet commenced, or any sale-leaseback arrangements. During the year ended December 31, 2023, there was $1.4 million and $0.1 million of fixed and variable lease expense, respectively, which is included in consolidated funds – hospitality expenses on the accompanying consolidated statements of operations. During the year ended December 31, 2022, the there was $1.1 million of fixed lease expense and an immaterial amount of variable lease expense, which is included in operating costs on the accompanying consolidated statements of operations. Variable lease expense are primarily costs related to common area maintenance. During the years ended December 31, 2023 and 2022, there was $1.3 million and $1.2 million, respectively, of cash paid for amounts included in the measurement of operating lease liabilities. During the year ended December 31, 2023 there was $1.5 million of lease liabilities arising from lease modifications. There were no lease liabilities arising from obtaining right-of-use assets or lease modifications during the year ended December 31, 2022.

The following represents maturities of operating lease liabilities as of December 31, 2023 (in thousands):

Year	Amount
2024	$1,336
2025	1,336
2026	1,336
2027	1,336
2028	1,336
Thereafter	68,849
Total lease payments	75,529
Less: interest	(61,572)
Total	$13,957

Lessor - Company

Rental revenue of the Company includes the revenues generated by the rental operations of one commercial office property, which was acquired in January 2023. As of December 31, 2023, the leases have non-cancelable remaining lease terms from 1.2 years to 3.4 years. Certain leases contain options to extend the term of the lease and impose financial penalties, including paying all future payments required under the remaining term of the lease, if the tenant terminates the lease. The leases do not contain any lessee purchase options. As of December 31, 2023, the Company does not have any material related party leases as a lessor. During the year ended December 31, 2023, there was $1.6 million and an immaterial amount of fixed and variable rental revenue, respectively, which is included in other income, net on the accompanying consolidated statements of operations. The Company had no rental revenue for the year ended December 31, 2022. Variable rental revenue are primarily costs reimbursed related to common area maintenance.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments due to the Company under non-cancellable operating leases over the next five years and thereafter as of December 31, 2023 are as follows (in thousands):

Year	Amount
2024	$1,359
2025	977
2026	679
2027	206
2028	—
Thereafter	—
Total	$3,221

Lessor - Consolidated Funds

Rental revenue of the consolidated funds includes the revenues generated primarily by the rental operations of three multi-family residential properties, including Circle Lofts which was deconsolidated during the year ended December 31, 2023 and GC Square Apartments which was sold in March 2022, and two commercial properties, including Northsight Crossing which was sold in October 2023. As of December 31, 2023, the leases have non-cancelable remaining lease terms from 0.1 years to 9.7 years. Certain leases contain options to extend the term of the lease and impose financial penalties, including paying all future payments required under the remaining term of the lease, if the tenant terminates the lease. The leases do not contain any lessee purchase options. As of December 31, 2023, the consolidated funds do not have any material related party leases as a lessor. The components of rental revenue for the years ended December 31, 2023 and 2022 (in thousands) are presented in the table below. Variable rental revenue are primarily costs reimbursed related to common area maintenance.

	Years Ended December 31,
	2023	2022
Fixed	$3,520	$3,066
Variable	525	531
Total	$4,045	$3,597

Future minimum lease payments due to the consolidated funds under non-cancellable operating leases over the next five years and thereafter as of December 31, 2023 are as follows (in thousands):

Year	Amount
2024	$1,025
2025	679
2026	690
2027	569
2028	584
Thereafter	2,888
Total	$6,435

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Other Liabilities

Other Liabilities of the Company

Other liabilities consisted of the following as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023	December 31, 2022
Below market leases, net	$171	$—
Tenant improvement allowance	99	—
Deposits (1)	113	23
Other	37	41
Total other liabilities	$420	$64

(1)  Includes tenant security deposits.

Other Liabilities of the Consolidated Funds

Other liabilities of the consolidated funds consisted of the following as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023	December 31, 2022
Advance key money, net	$825	$900
Deposits (1)	531	710
Sales tax payable	674	566
Below market leases, net	—	461
Other	370	393
Total other liabilities	$2,400	$3,030

(1)  Includes hotel advance deposits and tenant security and pet deposits.

Note 10 – Income Taxes

The following table shows the components of the income tax provision (benefit) from total operations for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022
Current income tax provision (benefit)
Federal	$—	$—
State	—	—
Total	—	—

Deferred income tax provision (benefit)
Federal	(2,887)	159
State	(451)	(25)
Total	(3,338)	134

Adjustment to valuation allowance	3,338	(134)
Total income tax provision (benefit)	$—	$—

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the U.S. federal statutory tax rate to the effective income tax rate for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
U.S. federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	3.6%	1.6%
Income passed through to noncontrolling interest, federal tax	(11.3)%	(18.0)%
Income passed through to noncontrolling interest, state tax	(2.0)%	(1.4)%
Permanent differences, VIEs	(0.8)%	0.5%
Prior period return-to-provision adjustments	1.9%	(0.8)%
Nondeductible expenses	(0.3)%	(2.0)%
Change in valuation allowance	(12.1)%	(0.9)%
Effective income tax rate	0.0%	0.0%

The following table summarizes the components of the Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating loss carryforwards	$13,632	$13,638
Sec 362 basis Step-up	439	438
Deferred compensation	1,780	1,490
Fixed assets	—	121
Employee stock based compensation	820	—
Allowance for doubtful accounts	—	—
Other	1,769	673
Total deferred tax assets	18,440	16,360
Deferred tax liabilities:
Passthrough income/loss from partnerships	(9,399)	(11,103)
Fixed assets	(447)	—
Other	(1,622)	(1,623)
Total deferred tax liabilities	(11,468)	(12,726)
Valuation allowance	(6,972)	(3,634)
Net deferred tax assets	$—	$—

As of December 31, 2023, the Company had approximately $55.4 million and $53.5 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. As of December 31, 2022, the Company had approximately $55.1 million each of federal and state NOL available to offset future taxable income. The federal NOLs arising in 2017 and prior, if not utilized, begin expiring in the year 2035. Federal NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely but are subject to an 80% of taxable income limitation. The Arizona state NOLs arising in 2015, if not utilized, begin expiring in the year 2035. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control of ownership.

In assessing the need for a valuation allowance against its net deferred tax assets, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considered cumulative tax losses as a significant piece of negative evidence and established a full valuation allowance of $7.0 million and $3.6 million against the Company’s net deferred tax assets as of December 31, 2023 and 2022, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The changes to the Company’s valuation allowance during the years ended December 31, 2023 and 2022 were as follows (in thousands):

	Years Ended December 31,
	2023	2022
Valuation allowance at the beginning of the year	$3,634	$3,768
Changes in valuation allowance recorded during the year	3,338	(134)
Valuation allowance at the end of the year	$6,972	$3,634

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S., Alaska, Arizona, California, Colorado, Florida, Illinois, Minnesota, Missouri, New York, Oregon, South Carolina, Texas, and Utah. The Company is currently not under income tax examination in any tax jurisdiction.

Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different from what was reported on the tax returns. We are currently open to audit under the statute of limitations by the United States Internal Revenue Service as well as state taxing authorities for the past four years (three years in some states). However, due to NOL carryforwards not being utilized, all periods are open to potential examinations. Any penalties and interest related to unrecognized tax benefits would be classified as income tax expense in the accompanying consolidated statements of operations.

We apply U.S. GAAP related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We do not believe that there are any positions taken by the Company which would require recognition or disclosure in these financial statements for the years ended December 31, 2023 and 2022.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Supplemental Cash Flow Disclosures

Supplemental cash flow information consisted of the following for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, none of which was capitalized for the years ended December 31, 2023 and 2022, respectively	$4,875	$1,444
Supplemental Disclosure of Cash Flow Information of Consolidated Funds
Cash paid for interest, net of capitalized interest of $33 and $18 for the years ended December 31, 2023 and 2022, respectively	14,731	9,582

Supplemental Disclosures of Non-Cash Investing and Financing Activities
Real estate investments moved from held for sale	—	1,703
Accounts receivable - related party eliminated in consolidation of VIEs	1,853	—
Assumption of note payable	16,457	—
Extinguishment of operating lease right-of-use assets	1,059	—
Extinguishment of operating lease liabilities	1,340	—
Cost of real estate investments included in accounts payable	242	—
Investments in unconsolidated entities included in accrued expenses	1,339	—
Issuance of common stock in connection with legal settlement	—	3,200
Issuance of common stock in lieu of cash payment for accounts payable	—	100
Establishment of operating right-of-use assets	—	1,765
Establishment of finance right-of-use assets	—	55
Establishment of operating lease liabilities	—	2,067
Establishment of finance lease liabilities	—	55
Supplemental Disclosures of Non-Cash Investing and Financing Activities of Consolidated Funds
Real estate investments moved to held for sale	—	21,282
Real estate investments moved from held for sale	—	21,761
Note receivable eliminated in consolidation	2,946	—
Cost of real estate investments included in accounts payable	382	268
Cost of real estate investments included in due to related parties	10	299
Contributions from noncontrolling interests in connection with settlement of notes payable - related party	1,831	—
Establishment of operating right-of-use assets or increase from lease modifications	1,516	8,742
Establishment of operating lease liabilities or increase from lease modifications	1,516	12,540
Consolidation of VIEs
Real estate investments, net	86,402	—
Accounts receivable, net	4,348	—
Due from related parties	2	—
Operating lease - right of use assets	8,775	—
Prepaid and other assets	2,042	568
Notes payable, net	80,449	—
Notes payable - related parties	6,589	—
Accounts payable and accrued expenses	8,148	130
Due to related parties	28	—
Operating lease liabilities	12,441	—
Other liabilities	2,158	688
Noncontrolling interests	33,732	1,972
Deconsolidation of VIEs
Real estate investments, net	85,239	15,905
Accounts receivable, net	4,973	2
Operating lease - right of use assets	8,775	—
Prepaid and other assets	1,658	53
Due from related parties	2	—
Due to related parties	1,218	791
Notes payable, net	74,643	16,953
Notes payable - related parties	6,882	1,615
Accounts payable and accrued expenses	7,139	298
Operating lease liabilities	12,441	—
Other liabilities	1,980	4
Noncontrolling interests	23,777	2,882

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Commitments and Contingencies

Commitments and Contingencies of the Company

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company believes it is in material compliance with current laws and regulations and do not know of any existing environmental condition and has not been notified by any governmental authority of any non-compliance, liability or other claim, in each case, that could result in a material effect on our financial condition or results of operations.

Caliber Tax Advantaged Opportunity Fund LP

Caliber O-Zone Fund Manager, LLC (the “CTAF Fund Manager”) is a wholly-owned subsidiary of the Company and general partner and manager of Caliber Tax Advantaged Opportunity Fund LP (“CTAF”). In the event of a dissolution, winding-up, or termination, if the aggregate amount received by the CTAF limited partners does not equal or exceed an amount equal to a 6% IRR for the limited partners, the CTAF Fund Manager shall immediately contribute to CTAF funds in order to meet this minimum requirement for payment to the CTAF limited partners. As of December 31, 2023 and 2022, the Company estimated the fair value of CTAF was less than the 6% IRR for the limited partners.

Caliber Tax Advantaged Opportunity Fund II LLC

Caliber O-Zone Fund II Manager, LLC (the “CTAF II Fund Manager”) is a wholly-owned subsidiary of the Company and general partner and manager of Caliber Tax Advantaged Opportunity Zone Fund II LLC (“CTAF II”). In the event of a dissolution, winding-up, or termination, if the aggregate amount received by the CTAF II investor members does not equal or exceed an amount equal to a 6% IRR for the investor members, the CTAF II Fund Manager shall immediately contribute to CTAF II funds in order to meet this minimum requirement for payment to the CTAF II investor members. As of December 31, 2023 and 2022, the Company estimated the fair value of CTAF II was less than the 6% IRR for the investor members.

Buyback Program

In September 2018, the Company agreed to repurchase 3,709,693 shares (“Buyback Program”) owned by one of its non-participating founders for $4.54 per share of common stock in exchange for an amendment to such non-participating founder’s shareholder voting rights and other Company protections. Due to the length of time of the liability, the Company recorded a liability of $13.6 million and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. As of December 31, 2022, remaining number of shares to be repurchased was 3,432,351 and the balance of the liability was $12.4 million, which is included in buyback obligation on the accompanying consolidated balance sheets. During the year ended December 31, 2023, the Company repurchased 41,615 shares of Class A common stock pursuant to the Buyback Program and on May 19, 2023, the Company’s Class A common stock began trading on the NASDAQ Capital Market, at which point the buyback obligation was relieved and no further amounts were due under the Buyback Program.

Commitments and Contingencies of the Consolidated Funds

Franchise Agreements and Advance Key Money

The consolidated hospitality funds are parties to various franchise agreements where, pursuant to the respective agreements, the respective fund is required to pay monthly fees, generally consisting of royalty, service contribution, technology, program and/or marketing fees. The franchise agreements expire on various dates from June 2025 through August 2033. The consolidated funds recognized total franchise fees of $5.0 million and $3.8 million for the years ended December 31, 2023 and 2022, respectively.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a part of one franchise agreement, the consolidated funds received an advance of $1.5 million (“Advance Key Money”) for the consolidated funds to retain the franchisor on the hotel property for 20 years. The consolidated funds are not required to repay any part of the Advance Key Money unless the franchise agreement is cancelled before the termination date of August 2033.

Note 13 – Net Income (Loss) Per Share

Basic earnings per common share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share, however, it was determined that there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common stockholders as Class A and Class B common stock share in the same earnings and profits, thus, having no impact on the calculation.

The Company has calculated the basic and diluted earnings per share during the years ended December 31, 2023 and 2022 as follows (in thousands, except per share data):

	Years Ended December 31,
	2023	2022
Numerator:
Net (loss) income attributable to CaliberCos Inc.	$(12,703)	$2,020
Convertible debt interest	88	90
Net (loss) income attributable to common shareholders of CaliberCos Inc.	$(12,615)	$2,110
Denominator:
Weighted average shares outstanding - basic	20,087	18,003
Dilutive shares - options, net	—	1,637
Dilutive shares - convertible debt, net	—	182
Weighted average shares outstanding - diluted	20,087	19,822

Basic net (loss) income per share attributable to common shareholders	$(0.63)	$0.11
Diluted net (loss) income per share attributable to common shareholders	$(0.63)	$0.11

The number of antidilutive shares consisted of the potential exercise of stock options and potential conversion of convertible debt. The following table summarizes these potential exercises and conversions during the years ended December 31, 2023 and 2022, which have been excluded from the computation of diluted earnings per share attributable to common shareholders (in thousands):

	Years Ended December 31,
	2023	2022
Additional common shares, if stock options were exercised	2,267	—
Additional common shares, if convertible debt were converted	175	—
	2,442	—	(1)

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) There were no antidilutive shares for the year ended December 31, 2022.

Note 14 – Fair Value of Financial Instruments

Fair Value of Financial Instruments of the Company

Fair values of financial instruments held by the Company are estimated using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of debt have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The fair value of the Company’s fixed rate debt were measured with Level 2 inputs. The estimated fair value of the Company’s real estate loan was determined by management based on a discounted future cash-flow model. As of December 31, 2023 the Company’s real estate loan had a carrying value of $16.2 million and a fair value of $9.5 million.

Fair Value of Financial Instruments of the Consolidated Funds

Fair values of financial instruments held by consolidated funds are estimated using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the consolidated funds could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the consolidated funds’ variable rate debt and advance key money as of December 31, 2023 and December 31, 2022 approximated fair value. The fair value of the consolidated funds’ fixed rate debt were measured with Level 2 inputs. The estimated fair values for the instruments below were determined by management based on a discounted future cash-flow model (in thousands).

	December 31, 2023		December 31, 2022
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value
Hampton Inn & Suites Hotel	$5,939	$4,762	$6,136	$4,594
Northsight Crossing AZ, LLC (1)	—	—	14,319	9,302
Southpointe Fundco, LLC	1,050	1,050	1,050	1,004
Circle Lofts, LLC (2)	—	—	4,889	1,915
Tucson East, LLC	11,901	11,067	—	—
West Frontier, LLC	4,636	3,795	—	—

(1) In October 2023, Northsight Crossings AZ, LLC sold its investment in the commercial property and paid its existing property loan in full. As a result, the Company determined it was no longer the primary beneficiary of the fund and therefore the fund was deconsolidated.

(2) During the year ended December 31, 2023, the Company deconsolidated Circle Lofts, LLC, as the Company was no longer determined to be the primary beneficiary of the fund upon refinancing the loan agreement.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Derivative Instruments

Risk Management Objective of Using Derivatives

The consolidated funds utilize derivative instruments, including interest rate caps and swaps, to reduce interest rate risk associated with its borrowings. Our consolidated funds do not intend to utilize derivatives for purposes other than interest rate risk management.

Derivatives Designated as Hedging Instruments

As of December 31, 2023 and 2022, the Company did not have any derivatives designated as hedging instruments.

Derivatives Not Designated as Hedging Instruments

The consolidated funds have entered into interest rate caps and swaps. The following table summarizes the consolidated funds non-designated derivatives as of December 31, 2023 and 2022 (dollar amounts in thousands):

	December 31, 2023		December 31, 2022
Type of Derivative	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
Interest rate swap	1	$18,418	1	$18,856
Interest rate cap	1	55,000	—	—
Total		$73,418		$18,856

The following table presents the fair value of the consolidated funds’ non-designated derivatives, as well as their classification in the consolidated balance sheets, as of December 31, 2023 and 2022 (in thousands):

Type of Derivative	Balance Sheet Location	December 31, 2023	December 31, 2022
Interest rate swap	Consolidated funds - Prepaid and other assets	$1,206	$1,646
Interest rate cap	Consolidated funds - Prepaid and other assets	10	—
Total		$1,216	$1,646

The following table presents the gain or loss recognized in consolidated funds – hospitality expenses in the consolidated statements of operations for years ended December 31, 2023 and 2022 (in thousands):

		Years Ended December 31,
Type of Derivative	Statement of Operations Location	2023	2022
Interest rate swap	Consolidated funds - hospitality expenses	$(440)	$—
Interest rate cap	Consolidated funds - hospitality expenses	(75)	—
Total		$(515)	$—

Note 16 – Stockholders’ Equity and Share-Based Payments

In May 2023, the Company filed a third amended and restated certificate of incorporation. The Company is authorized to issue 137,500,000 shares consisting of: (a) 115,000,000 shares of common stock consisting of (i) 100,000,000 shares of Class A common stock with a par value of $0.001 per share, (ii) 15,000,000 shares of Class B common stock with a par value of $0.001 per share; and (b) 22,500,000 shares of preferred stock with a par value of $0.001 per share.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Class B common stock is identical in all respects to Class A common stock, except it is entitled to 10 votes per share and is convertible at any time on a one-for-one basis into shares of Class A common stock. All other rights, privileges, and rank will be shared equally and be identical in all respects as to all matters.

Common Stock

The holders of common stock shall be entitled to receive dividends when, as, and if declared by the board of directors. The holders of common stock shall at all times vote together as one class on all matters. Class A common stock shall be entitled to one vote for each share of common stock and Class B common stock shall be entitled to 10 votes for each share of common stock. No holder of shares of common stock shall have the right to cumulate votes. In the event of liquidation, subject to the prior rights of holders of preferred stock to share ratably in the Company’s assets, the holders of common stock and holders of any shares of preferred stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of shares of preferred stock. The holders of Class A common stock shall not have any conversion, redemption, or other preemptive rights. The holders of Class B common stock are entitled to a conversion upon notice or an automatic conversion upon transfer at which time the Class B Common stockholder will be entitled to one fully paid and nonassessable share of Class A common stock. In addition, Class B common stock shall not have any redemption or other preemptive rights.

2017 Incentive Stock Plan

The Company may award stock options to employees under the Amended and Restated 2017 Incentive Stock Plan (“2017 Plan”). The 2017 Plan allows the Company to: (i) grant stock awards, (ii) grant stock options, and (iii) offer restricted stock purchases to directors, executives and selected employees, consultants, and advisors. Options will vest if the recipient maintains constant employment through the end of the requisite service period. The following inputs and assumptions were used to calculate the weighted average fair values of the options granted for the years ended December 31, 2023 and 2022:

	December 31,
	2023	2022
Expected term (in years)	6.13	6.13
Volatility	36% - 40%	30% - 40%
Dividend Yield	0.00%	0.00%
Risk-free rate	4.42% - 4.61%	0.97% - 4.10%
Grant date fair value	$0.38	$2.79

Compensation expense is recognized on a straight-line basis over the service period. During the years ended December 31, 2023 and 2022, the Company recognized $3.7 million and $0.5 million, respectively, in compensation expense, related to the 2017 Plan. As of December 31, 2023 and 2022, there was $0.6 million and $1.0 million, respectively, of unrecognized compensation expense related to the 2017 Plan stock options.

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables detail the activity of the 2017 Plan during the year ended December 31, 2023 and 2022:

Stock Options

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding December 31, 2021	2,053,931	$4.51	3.43	$3,166
Granted - Employee	126,631	7.56	—	—
Granted - Nonemployee	14,863	9.25	—	—
Exercised	(1,784)	6.73	—	—
Forfeited	(153,105)	6.73	—	—
Expired	(37,448)	6.71	—	—
Outstanding December 31, 2022	2,003,088	4.58	5.15	2,098
Granted - Employee	330,967	2.47	—	—
Forfeited	(25,046)	6.40	—	—
Expired	(23,408)	6.47	—	—
Outstanding December 31, 2023	2,285,601	$4.23	4.89	$535

Restricted Stock Units

	Restricted Stock Units	Weighted Average Fair Value
Unvested restricted stock units at December 31, 2021	286,971	$6.73
Granted - Employee	109,984	6.73
Unvested restricted stock units at December 31, 2022	396,955	6.73
Granted - Employee	2,282,086	1.36
Vested	(272,197)	6.57
Forfeited	(20,058)	1.49
Unvested restricted stock units at December 31, 2023	2,386,786	$1.66

The restricted stock units are subject to forfeiture if the participant does not meet certain conditions such as continued employment and/or the attainment of the specified performance target over the specified service period. The performance target related to the outstanding restricted stock units is the completion of an initial public offering or exchange listing. As of December 31, 2023, there was $3.4 million of unrecognized compensation expense related to the restricted stock units. The restricted stock units have a remaining term of 3.0 years as of December 31, 2023.

Note 17 – Preferred Stock

The Company is authorized to issue up to 22,500,000 shares of preferred stock pursuant to its third amended and restated certificate of incorporation. As of December 31, 2023, no shares of preferred stock were issued and outstanding.

Note 18 – Subsequent Events

Management has evaluated events and transactions that occurred after December 31, 2023 through April 15, 2024, the date these consolidated financial statement were available to be issued. In addition to those matters discussed in Note 6 – Notes Payable, the following is a summary of the significant events and transactions that took place during this period:

•	On March 7, 2024, a subsidiary of Caliber Hospitality Trust closed on the first of nine hotels as part of the contribution agreement with L.T.D. Hospitality Group LLC (“L.T.D”) for $28.6 million and entered into a $14.1 million loan securing the property. As part of the settlement, Caliber Hospitality, LP issued $9.6 million of Caliber Hospitality, LP operating partnership units to LTD.
•	The Company’s board of directors approved the issuance of $25.0 million to $35.0 million of corporate notes to pay off maturing notes.

PART III – EXHIBITS

1.1	Form of Managing Broker Dealer Agreement

2.1	Third Amended and Restated Certificate of Incorporation of CaliberCos Inc. (incorporated by reference to Exhibit 3.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on May 19, 2023

2.2	Amended and Restated Bylaws of CaliberCos Inc. (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s Form 8-K filed with the SEC on May 19, 2023)

2.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on December 3, 2024)

2.4	Certificate of Designation of Preferences, Rights and Limitations of Series AA Cumulative Redeemable Preferred Stock

3.1	Form of Class A common stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on October 28, 2022 (File No. 333-267657))

3.2	Amended and Restated Stockholders’ Agreement dated March 22, 2023, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on March 22, 2023 (File No. 333-267657))

3.3	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)

3.4	Form of Senior Indenture (incorporated by reference to Exhibit 4.6 of CaliberCos Inc.’s Registration Statement on Form S-3 (File No. 333-280243), filed with the SEC on June 14, 2024)

3.5	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.7 of CaliberCos Inc.’s Registration Statement on Form S-3 (File No. 333-280243), filed with the SEC on June 14, 2024)

4.1	Form of Subscription Agreement

6.1+	CaliberCos Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 of CaliberCos Inc.’s Form S-8 (File No. 333-272078), filed with the SEC on May 19, 2023)

6.2	Loan Agreement, dated as of January 20, 2023, among 47th Street Phoenix Airport LLC, CHPH Holding, LLC, and 44th and McDowell Holding, LLC, as Borrower and Trimont Real Estate Advisors, LLC, as Agent for BP Holdings SIGMA LLC, as Lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

6.3	Guaranty of Recourse Obligations dated January 20, 2023, by John C. Loeffler, II, Jennifer Schrader,CDIF, LLC, Caliber Diversified Opportunity Fund II, LP, and CaliberCos Inc. for the benefit of BP Holdings Sigma, LLC (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

6.4	Loan Agreement dated as of October 17, 2019 between Pollock Gateway II DE LLC, as borrower and Barclays Capital Real Estate Inc., as lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

6.5	Assumption Agreement dated January 25, 2023 by and among Pollock Gateway II DE LLC, original borrower, Gateway II Holdco, LLC, new borrower, Guila Pollock and Vita Piazza, trustees of The James and Guila Pollock Trust dated June 27, 2006, original guarantor, CaliberCos Inc., new guarantor, and Wells Fargo Bank, National Association, as Trustee for the benefit of the registered holders of BBCMS Mortgage Trust 2019-C5, Commercial Mortgage Pass Through Certificates, Series 2019-C5, lender (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q (File No. 001-04321), filed with the SEC on June 23, 2023)

6.6+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jennifer Schrader (incorporated by reference to Exhibit 6.5 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

6.7+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and John C. Loeffler II (incorporated by reference to Exhibit 6.6 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

6.8+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Roy Bade (incorporated by reference to Exhibit 6.7 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

6.9+	Executive Employment Agreement dated January 1, 2019 by and among CaliberCos Inc. and Jade Leung (incorporated by reference to Exhibit 6.8 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on August 19, 2019)

6.10	Form of Indemnification Agreement between CaliberCos Inc. and its directors and officers (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 23, 2022 (File No. 333-267657))

6.11	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware (incorporated by reference to Exhibit 8.1 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on January 3, 2020)

6.12	Caliber/ Encore Opportunistic Growth Fund Limited Liability Company Agreement dated May 1, 2022 by and between CaliberCos Inc. and Encore Caliber Holdings, LLC (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))

6.13	Form of Managing Dealer Agreement by and among CaliberCos Inc., Skyway Capital Markets, LLC and Issuer (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))

6.14	Sponsor Consulting Agreement dated December 1, 2022 by and among CaliberCos Inc. and Skyway Capital Markets, LLC (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on April 12, 2023 (File No. 333-267657))

6.15	Contribution Agreement dated June 30, 2023 (Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 024-11016), filed with the SEC on July 7, 2023)

6.16+	Employment Agreement dated May 25, 2023 by and between Caliber Services, LLC and Ignacio Martinez (Incorporated by reference to the Company’s Current Report on Form 8-K (File No. 024-11016), filed with the SEC on April 5, 2024)

6.17+	CaliberCos Inc. 2024 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement (Schedule 14A) filed with the Commission on May 16, 2024)

6.18+	CaliberCos Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement (Schedule 14A) filed with the Commission on May 16, 2024)

10.1	Power of Attorney (contained on signature page hereto).

11.1	Consent of Deloitte & Touche LLP

12.1*	Opinion of Manatt, Phelps and Phillips, LLP as to the legality of the securities being qualified

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on December 5, 2024.

CaliberCos Inc.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes John C. Loeffler, II, as his or her true and lawful attorneys-in-fact, proxies, and agents, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, proxies, and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies, and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Offering Circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John C. Loeffler, II	Chairman and Chief Executive Officer (Principal Executive officer)	December 5, 2024
John C. Loeffler, II
/s/ Jade Leung	Chief Financial Officer (Principal Financial and Accounting Officer)	December 5, 2024
Jade Leung

/s/ Jennifer Schrader	President, Chief Operating Officer and Vice-Chairperson	December 5, 2024
Jennifer Schrader

/s/ William J. Gerber	Director	December 5, 2024
William J. Gerber

/s/ Michael Trzupek	Director	December 5, 2024
Michael Trzupek

/s/ Dan Hansen	Director	December 5, 2024
Dan Hansen

/s/ Lawrence Taylor	Director	December 5, 2024
Lawrence Taylor